File No. 333-______

As filed with the Securities and Exchange Commission on July 14, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ORGANICELL REGENERATIVE MEDICINE, INC.

(Exact name of registrant as specified in its charter)

Nevada	2836	47-4180540
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4045 Sheridan Avenue, Suite 239

Miami Beach, Florida 33140

(888) 963-7881

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Albert Mitrani

Chief Executive Officer

4045 Sheridan Avenue, Suite 239

Miami Beach, Florida 33140

(888) 963-7881

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Dale S. Bergman, Esq.

Gutiérrez Bergman Boulris, PLLC

901 Ponce De Leon Blvd., Suite 303

Coral Gables, Florida 33134

(305) 358-5100

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share	73,358,039	$0.15	$11,003,709	$1,200.50

(1)	Represents shares of common stock held by the selling shareholders named in this registration statement, which shares are being registered for resale by the selling shareholders. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered..

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the price of $0.15, which was the average of the high and low prices for the Company’s common stock on July 12, 2021, as reported by OTC Markets Group, Inc.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 14, 2021

PROSPECTUS

ORGANICELL REGENERATIVE MEDICINE, INC.

73,358,039 Shares of Common Stock

This prospectus relates to the proposed resale from time to time of up to an aggregate of 73,358,039 shares of common stock of Organicell Regenerative Medicine, Inc. (the “Company,” “Organicell,” “we” or “us”) by the selling shareholders named in this prospectus in amounts, at prices and on terms that will be determined at the time of the offering. We will not receive any of the proceeds from the sale of our common stock offered by the selling shareholders. The shares being sold were acquired by the selling shareholders from the Company in various transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The selling shareholders named in this prospectus, and any of their pledgees, donees, transferees or other successors-in-interest, may offer and sell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of common stock. The selling shareholders will sell the shares of common stock in accordance with the “Plan of Distribution” set forth in this prospectus.

The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of shares of common stock. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock.

Our common stock is currently quoted on the OTCPink tier of the over-the-counter market operated by OTC Markets Group, Inc. under the symbol “BPSR.” On July 13, 2021. the closing price for our common stock was $0.145, as reported by OTC Markets Group, Inc.

The purchase of the shares of common stock offered through this prospectus involves a high degree of risk.  See the section of this prospectus entitled “Risk Factors” beginning at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ____ __, 2021

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s registration rules for a delayed or continuous offering and sale of securities.  Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling shareholders named herein may distribute the shares of common stock covered by this prospectus.  This prospectus also covers any shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions.  A prospectus supplement may add, update or change information contained in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” and information within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information includes assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of our products by the market, and management’s plans and objectives. In addition, certain statements included in this and our future filings with the Securities and Exchange Commission (the “SEC”), in press releases, and in oral and written statements made by us or with our approval, which are not statements of historical fact, are forward-looking statements. Words such as “may,” “could,” “should,” “would,” “believe,” “expect,” “expectation,” “anticipate,” “estimate,” “intend,” “seeks,” “plan,” “project,” “continue,” “predict,” “will,” “should” and other words or expressions of similar meaning are intended by us to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are found at various places throughout this prospectus. These statements are based on our current expectations about future events or results and information that is currently available to us, involve assumptions, risks, and uncertainties, and speak only as of the date on which such statements are made.

Forward-looking statements include, but are not limited to, the following:

■	Our products’ advantages;

■	Expectations regarding our future growth;

■	Expectations regarding available cash resources to fund current operations and future growth;

■	Our ability to comply with regulations governing the production and sale of our products;

■	Our ability to receive regulatory approvals;

■	Market opportunities for our services and products;

■	Our ability to compete effectively;

■	Our ability to respond to market forces; and

■	Our ability to protect our intellectual property.

Actual results and outcomes may differ materially from those expressed or implied in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in “Risk Factors.” Except as expressly required by the federal securities laws, we undertake no obligation to update or to publicly announce changes to any of the forward-looking statements contained herein to reflect future events, developments, changed circumstances, or for any other reason.

ii

PROSPECTUS SUMMARY

This summary provides an overview of all material information contained in this prospectus.  It does not contain all the information you should consider before making a decision to purchase the shares our selling shareholders are offering.  You should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements and all other information that is incorporated by reference in this prospectus.

Unless the context otherwise requires, references in this prospectus to the “Company,” “Organicell,” “we,” “our” and “us” refer to Organicell Regenerative Medicine, Inc. and its subsidiaries.

Business Overview

We are a clinical-stage biopharmaceutical company principally focusing on the development of innovative biological therapeutics for the treatment of degenerative diseases and to provide other related services. Our proprietary products are derived from perinatal sources and manufactured to retain the naturally occurring microRNAs, without the addition or combination of any other substance or diluent (“RAAM Products”). Our RAAM Products and related services are principally used in the health care industry administered through doctors and clinics (“Providers”).

Since May 2019, Organicell has operated a placental tissue bank processing laboratory in Miami, Florida for the purpose of performing research and development and the manufacturing and processing of the anti-aging and cellular therapy derived products that we sell and distribute to our to its customers.

The Company’s leading product, Zofin™ (also known as OrganicellTM Flow), is an acellular, biologic therapeutic derived from perinatal sources and is manufactured to retain naturally occurring microRNAs, without the addition or combination of any other substance or diluent. This product contains over 300 growth factors, cytokines, chemokines, and 102 unique microRNAs as well as other exosomes/nanoparticles derived from perinatal tissues. Zofin™ is currently being tested in an U.S. Food and Drug Administration (“FDA”) authorized phase I/II randomized, double blinded, placebo trial to evaluate the safety and potential efficacy of intravenous infusion of Zofin™ for the treatment of moderate to severe SARS related to COVID-19 infection.

To date, the Company has obtained certain Investigation New Drug (“IND”), and emergency IND (“eIND”) approvals from the FDA, including applicable Institutional Review Board (“IRB”) approvals which authorized the Company to commence clinical trials or treatments in connection with the use of Zofin™ and related treatment protocols. The Company is pursuing efforts to complete ongoing clinical studies as well as obtaining approval to commence additional studies for other specific indications it has identified that the use of its products will provide more favorable and desired health related benefits for patients seeking alternative treatment options than are currently available.

New FDA guidance which was announced in November 2017 and which became effective in May 2021 (postponed from November 2020 due to the COVID -19 pandemic) require that the sale of products that fall under Section 351 of the Public Health Services Act pertaining to marketing traditional biologics and human cells, tissues and cellular and tissue based products (“HCT/Ps”) can only be sold pursuant to an approved biologics license application (“BLA”).

We have not obtained any opinion or ruling regarding the Company’s operations and whether the processing, sales and distribution of the products we currently produce would be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s.  However, we do not believe that our products fall within these guidelines and intend to vigorously defend against any adverse interpretation by the FDA on the classification of our products that may be deemed as falling under this defined regulation, if any.  Notwithstanding the foregoing, we are undertaking efforts on an ongoing basis to mitigate any potential risks associated with an adverse ruling by the FDA and the subsequent limitations on our ability to continue to generate revenues from the sale of our products in the United States until the Company obtains the required licenses.  The efforts include continuing with clinical trials, expanding sales internationally and developing new product offerings and/or designations of products that would not fall under these regulations.

The Company recently formed Livin’ Again Inc., a wholly owned subsidiary, for the purpose of among other things, providing independent education, advertising and marketing services, to Providers that provide medical and other healthcare, anti-aging and regenerative services. including FDA-approved IV vitamin and mineral liquid infusions. The Company intends to initially market such services by coordinating turnkey opportunities for Providers to provide IV Drip Therapies at select properties and locations.

Recent Developments

In March 2021, Organicell entered into a Material Cooperative Research and Development Agreement with the Centers for Disease Control and Prevention (the “CDC”) to determine the anti-inflammatory and anti-infective effectiveness of Zofin™ in experimental models of influenza infection. Pursuant to the agreement, Organicell will supply the CDC with Zofin™ and using well established in vitro and in vivo experimental models of influenza infection, the CDC will test the anti-infective and anti-inflammatory properties of Zofin™. All the proposed experiments will be performed in the appropriate biosafety levels and approved protocols at the Immunology and Pathogenesis Branch / Influenza Division of the CDC.

In April 2021, the Company entered into a similar agreement with Oklahoma State University to evaluate ZofinTM for the treatment of respiratory diseases caused by virus infections of pandemic potential and the FDA approved an Investigational New Drug (“IND”) application for Zofin™, in the treatment of knee osteoarthritis.

In April 2021, we announced that an initial trial of ten COVID -19 patients in India conducted by CWI India, our Indian partner, generated positive results. The trial had been conducted by CWI India, our Indian partner with whom we had entered a product testing and distribution agreement in February 2021, to collaborate on a study or studies to evaluate the effects of Zofin™ on moderate to severe COVID-19 patients in India. The ten patients in the initial trial were treated at hospitals in Bangalore, Kozhikode and Chennai, and all ten patients recovered from their symptoms and were discharged from the hospital. Based on the initial results of this trial, CWI India is conducting an expanded trial of sixty-five patients with moderate to severe COVID-19, who are being treated at these hospitals. We anticipate such trial to be completed by the end of October 2021. If the results of the expanded trial are similarly positive, Organicell and CWI India intend to file with the ICMR (Indian Council for Medical Research) for Emergency Use Approval to use Zofin™ in India as a therapeutic for treating COVID-19.

In May 2021, the Company announced that its ZofinTM therapy has been approved by Pakistani regulators to be used for a treatment of a named COVID-19 patient hospitalized at the Pakistan Institute of Medical Sciences on compassionate grounds. In addition to this compassionate grounds authorization, Organicell received further authorization from Pakistani regulators to begin a broader trial of ZofinTM with up to 60 additional patients suffering from moderate to severe COVID-19. The Company has already shared data with Pakistani regulatory authorities in the country in support of this effort and hopes to come to receive authorization to commence this trial in the near future. In addition, in May 2021, Organicell also entered into a one-year exclusive distribution agreement with Apex Services Pakistan to import and distribute ZofinTM to hospitals and clinics in the country, subject to the issuance of all necessary approvals and licenses by the Drug Regulatory Authority of Pakistan.

In June 2021, Organicell announced the results of its expanded access (EA) intermediate size patient population trial (NCT04657406) for treatment of COVID-19 patients with Zofin™, which EA trial had been authorized by the FDA in September 2020. The results of the EA trial indicated that treatment of participants with Zofin™:

●	met endpoints for safety and efficacy in patients with mild to moderate COVID-19;

●	mitigated mild and moderate symptoms;

●	improved pulmonary opacities detected in chest X-rays; and

●	improved inflammatory biomarkers.

The trial was conducted at United Memorial Medical Center in Houston, Texas. The administration of ZofinTM in the trial was well tolerated in all enrolled subjects, with no adverse events. Chest X-ray data demonstrated that 75% of subjects had bilateral opacities caused by COVID-19 infection at day 0 (baseline), prior to treatment with ZofinTM and thirty (30) days after ZofinTM treatment, chest X-ray data showed 83% of treated subjects had normal lung imaging, indicating complete recovery. Organicell intends to submit results of the trial for scientific peer review and publication, as well as to the FDA for approval of an amendment to the Company’s previously approved IND (NCT04384445) to perform a placebo-controlled Phase II clinical trial to confirm safety and efficacy in a randomized fashion.

On June 17, 2021, Organicell received a subpoena dated June 14, 2021, from the Atlanta Regional Office of the SEC requiring the production of certain documents and communications in connection with the treatment and results of various COVID-19 patients, as discussed in the Company’s Current Reports on Form 8-K filed with the SEC during the period from May 27, 2020 through May 11, 2021. The Company intends to fully cooperate with the SEC’s investigation and believes that it will be able to provide all of the information requested by the SEC. The Company can make no assurances as to the time or resources that will need to be devoted to this investigation or its final outcome, or the impact, if any, of this investigation or any proceedings on the Company’s current business, financial condition, results of operations, cash flows, or the Company’s future operations.

COVID-19 impact on Economy and Business Environment

The current outbreak of the novel coronavirus (“COVID-19”) and resulting impact to the United States economic environment began to take hold during March 2020. The adverse public health developments and economic effects of the COVID-19 outbreak in the United States, have adversely affected the demand for our products and services by our customers and from patients of our customers as a result of quarantines, facility closures and social distancing measures put into effect in connection with the COVID-19 outbreak and which currently still continue to have a negative impact to our business and the economy. These restrictions have adversely affected the Company’s sales, results of operations and financial condition. In response to the COVID-19 outbreak, the Company (a) has accelerated its research and development activities; (b) is seeking to raise additional debt and/or equity financing to support working capital requirements; and (c) continues to take steps to stabilize and increase revenues from the sale of its products.

There is no assurance as to when the adverse impact to the United States and worldwide economies resulting from the COVID-19 outbreak will be eliminated, if at all, and whether any new or recurring pandemic outbreaks will occur again in the future causing a similar or worse devastating impact to the United States and worldwide economies or our business.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

Corporate Information

The Company was incorporated in the state of Nevada on August 9, 2011 under the name “Bespoke Tricycles Inc.,” changed its name to “Biotech Products Services and Research, Inc.” effective November 4, 2015,and assumed its current name of “Organicell Regenerative Medicine, Inc.”, by amendment to its Articles of Incorporation on June 20, 2018.

Our executive offices are located at 4045 Sheridan Avenue, Suite 239, Miami Beach, FL 33140 and our telephone number is (888) 963-7881. Our corporate website is www.organicell.com. Information appearing on our website is not part of this prospectus.

Selling Shareholders

The shares being sold were acquired by the selling shareholders from the Company in various transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Regulation D thereunder, between March 2019 and May 2021. None of the selling shareholders has ever been an executive officer or director of the Company or has had a material relationship with us at any time within the past three (3) years.

The Offering

This prospectus relates to the resale from time to time by the selling shareholders named in this prospectus of 73,358,039 shares of our common stock, par value $0.001 per share. No shares are being offered for sale by the Company.

Common stock offered by selling shareholders:	73,358,039 shares of common stock

Common stock outstanding as of the date of this prospectus:	1,102,436,005 shares of common stock(1)

Terms of the Offering:	The selling shareholders will determine when and how they will sell the shares of common stock offered in this prospectus.

Use of Proceeds:	We will not receive any proceeds from the sale of common stock offered by the selling shareholders under this prospectus.

Risk Factors:	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. These risks include, among others

•	Our history of losses, limited cash on hand and substantial doubt as to our ability to continue as a going concern;

•	Our limited operating history in our current business;

•	Our need for and the availability of additional capital;

•	The effects of the COVID-19 pandemic on our business, operations and financial condition;

•	Our dependence on our executive officers and key employees;

•	Our ability to compete effectively;

•	Our need for a steady supply of raw materials;

•	Potential obsolescence of our products;

•	Our ability to secure and protect our intellectual property;

•	Our need to comply with FDA and other significant government regulation;

•	The limited trading market for our common stock; and

•	The classification of our common stock as a “penny stock.”

(1)	Does not include (a) 50,000,000 shares of our common stock reserved for issuance upon the exercise of awards granted or which may be granted under our 2020 Stock Incentive Plan (the “Incentive Plan”); (b) 4,513,912 shares of our common stock reserved for issuance upon the exercise of awards granted or which may be granted under our Board Stock Compensation Plan (the “Board Plan”); (c) 582,500,000 shares of our common stock reserved for issuance upon the exercise of awards granted or which may be granted under our Management and Consultants Stock Performance Plan (“MCPP Plan”); and (d) 9,500,000 shares reserved for issuance upon the exercise of outstanding warrants.

SUMMARY FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Consolidated Financial Statements and Notes thereto, included elsewhere in this prospectus.

	For the Six Months Ended		For the Years Ended
	April 30,		October 31,
Statement of Operations	2021	2020	2020	2019
	(Unaudited)
Revenues	$2,563,516	$1,305,178	$3,055,776	$1,702,271
Cost of revenues	304,492	97,278	398,606	300,837
General and
administrative expenses	12,657,788	3,52,843	15,095,111	3,177,924
Other income (expense)	9,264	(60,741)	133,886	(38,191)
Income Tax Benefit/Provision	-	-	-	-
Net loss attributable to the non-controlling interest	-	-	-	978
Net loss	$(10,389,500)	$(2,159,404)	$(12,582,967)	$(1,737,321)

	As of April 30,	As of October 31,
Balance Sheet Data	2021	2020	2019
	(Unaudited)
Cash	$195,915	$590,797	$132,557
Total assets	$1,308,167	$1,334,172	$649,073
Total liabilities	$3,826,620	$2,725,988	$2,211,622
Total Stockholders’ deficit	$(2,518,453)	$(1,391,816)	$(1,562,549)

RISK FACTORS

The shares of our common stock being offered for resale by the selling shareholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment. You should carefully consider the risks described below and the other information in this process before investing in our common stock.

Risks Related to the Company’s Business

We have incurred significant losses, have limited cash on hand and there is substantial doubt as to our ability to continue as a going concern.

The Company incurred net losses of $12,437,941 and $1,776,490 for the years ended October 31, 2020 and October 31, 2019, respectively and $8,165,361 and $688,785 for the six months ended April 30, 2021 and April 30, 2020, respectively. In addition, the Company had accumulated deficits of $32,257,689 and $28,868,189 at January 31, 2021 and October 31, 2020, respectively and negative working capital positions of $2,978,179 and $1,693,741 at April 30, 2021 and October 31, 2020, respectively. In their report for the fiscal year ended October 31, 2020, our auditors have expressed that there is substantial doubt as to our ability to continue as a going concern. We have incurred operating losses since our formation and expect to incur substantial losses and negative operating cash flows for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures for the next several years and anticipate that our expenses will increase substantially in the foreseeable future. We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.

We have a limited operating history in our current business upon which investors can evaluate our future prospects.

Our current business operations, including our laboratory and processing facility only began operations in May 2019. Therefore, we have limited operating history upon which an evaluation of our current business plan or performance and prospects can be made. The business and prospects of the Company must be considered in the light of the potential problems, delays, uncertainties and complications encountered in connection with a newly established business. The risks include, but are not limited to, the possibility that we will not be able to develop or identify functional and scalable products and services, or that although functional and scalable, our products and services will not be economical to market; that our competitors hold proprietary rights that preclude us from marketing such products; that our competitors market a superior or equivalent product; that we are not able to upgrade and enhance our technologies and products to accommodate new features and expanded service offerings; or the failure to receive necessary regulatory clearances for our products. To successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products. There are no assurances that the Company can successfully address these challenges. If it is unsuccessful, the Company and its business, financial condition and operating results could be materially and adversely affected.

Given the limited operating history, management has little basis on which to forecast future demand for our products from our existing customer base, much less new customers. The current and future expense levels of the Company are based largely on estimates of planned operations and future revenues rather than experience. It is difficult to accurately forecast future revenues because the business of the Company is new, and its market has not been developed. If the forecasts for the Company prove incorrect, the business, operating results and financial condition of the Company will be materially and adversely affected. Moreover, the Company may be unable to adjust its spending in a timely manner to compensate for any unanticipated reduction in revenue. As a result, any significant reduction in revenues would immediately and adversely affect the business, financial condition and operating results of the Company.

The ongoing COVID-19 outbreak and economic crisis has caused a significant disruption to the overall economy and there is no certainty as to when or how the situation will evolve, including whether or not the virus will be controlled and/or the state of our economy and business environment upon emerging from the crisis.

The current outbreak of the novel coronavirus (“COVID-19”) and resulting impact to the United States economic environment began to take hold during March 2020. The adverse public health developments and economic effects of the COVID-19 outbreak in the United States, have adversely affected the demand for our products and services by our customers and from patients of our customers as a result of quarantines, facility closures and social distancing measures put into effect in connection with the COVID-19 outbreak and which currently still continue to have a negative impact to our business and the economy. These restrictions have adversely affected the Company’s sales, results of operations and financial condition. In response to the COVID-19 outbreak, the Company (a) has accelerated its research and development activities, particularly in regards to potential health benefits of the Company’s products in addressing various health concerns associated with COVID-19; and (b) is seeking to raise additional debt and/or equity financing to support working capital requirements until sale for its products to providers resumes to levels pre COVID-19.

There is no assurance as to when the adverse impact to the United States and worldwide economies resulting from the COVID-19 outbreak will be eliminated, if at all, and whether any new or recurring pandemic outbreaks will occur again in the future causing similar or worse devastating impact to the United States and worldwide economies and our business.

There is no assurance that the COVID-19 crisis will be fully resolved or if resolved, that the overall economy will resume in a manner that allows the Company to resume operations as planned. We may not be able to generate revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.

We recently received a subpoena from the Atlanta Regional Office of the SEC and while we are complying with the subpoena, there can be no assurances as to the final outcome of the SEC’s investigation, or the impact, if any of this investigation or any proceedings on the Company’s current business, financial condition, results of operations, cash flows, or the Company’s future operations.

On June 17, 2021, Organicell received a subpoena dated June 14, 2021, from the Atlanta Regional Office of the SEC requiring the production of certain documents and communications in connection with the treatment and results of various COVID-19 patients, as discussed in the Company’s Current Reports on Form 8-K filed with the SEC during the period from May 27, 2020 through May 11, 2021. The Company intends to fully cooperate with the SEC’s investigation and believes that it will be able to provide all of the information requested by the SEC. The Company can make no assurances as to the time or resources that will need to be devoted to this investigation or its final outcome, or the impact, if any, of this investigation or any proceedings on the Company’s current business, financial condition, results of operations, cash flows, or the Company’s future operations.

We depend upon our officers and key personnel, the loss of which could seriously harm our business.

Our operating performance is substantially dependent on the continued services of our executive officers and key employees, in particular, Albert Mitrani, our Chief Executive Officer and President; and Ian T. Bothwell, our Chief Financial Officer. The unexpected loss of the services of any of them could have a material adverse effect on our business, operations, financial condition and operating results, as well as the value of our common stock.

We may not be able to compete successfully with current and future competitors.

We have many potential competitors in the regenerative medicine industry. We will compete, in our current and proposed businesses, with other established companies, most of which have far greater marketing and financial resources and experience than we do. We cannot guarantee that we will be able to penetrate our intended markets and be able to compete profitably, if at all. In addition to established competitors, there are moderate obstacles for competitors to enter this market, but they are not insurmountable if they have the financial resources and intellectual team. Effective competition could result in price reductions, reduced margins or have other negative implications, any of which could adversely affect our business and chances for success. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including, but not limited to, larger staffs, greater name recognition, larger and established customer bases and substantially greater financial, marketing, technical and other resources. To be competitive, we must respond promptly and effectively to industry dynamics, evolving standards and competitors’ innovations by continuing to enhance our services and sales and marketing channels. Any pricing pressures, reduced margins or loss of market share resulting from increased competition, or our failure to compete effectively, could fatally damage our business and chances for success.

We currently rely on non-exclusive supply arrangements with birth tissue recovery companies for obtaining the raw material used in manufacturing the products we sell.

If our current supply arrangements with birth tissue recovery companies or third party manufacturers or distributors of products from third party manufacturers are disrupted for any reason, we may not be able to provide products to our customers, or if other supply arrangements can be made, the products and terms may not be as favorable, and that will adversely impact our operations and profitability.

If we do not continually update our products and/or services, they may become obsolete and we may not be able to compete with other companies.

We cannot assure you that we will be able to keep pace with technological advances, or that our current suppliers will be able to keep pace with technological advances and as such, our products and/or services may become obsolete. We cannot assure you that competitors will not develop related or similar services and offer them before we do, or do so more successfully, or that they will not develop services and products more effective than any that we and/or our suppliers have or are intending to develop. In addition, although we may be able to identify new suppliers that can provide more effective services and products to be more competitive, we may not be able to arrange satisfactory arrangements in a timely manner, if at all. If that happens, our business, prospects, results of operations and financial condition will be materially adversely affected.

We enter into supply arrangements for the raw materials and/or products we sell, which make us vulnerable to the ability of such suppliers to remain current and innovative in their product offerings, to timely process and supply the products we desire to purchase, and to remain compliant with the current and changing regulatory environment. If our raw material and/or product suppliers are not successful in managing these responsibilities, it will have an adverse effect on our operations and profitability.

Our current birth tissue supply arrangements for manufacturing the products we sell and our third-party supply arrangements for the supply of products we sell provide for the supply and pricing for those products. There can be no assurance that our suppliers will continue to produce the products that we currently purchase under our existing arrangements, that our suppliers will be able to comply with the required FDA regulations for the manufacturing of such products, that our suppliers will continue to develop technology associated with their manufactured products to remain competitive with other companies, or that our suppliers will remain a going concern in the future. If any of our suppliers were to cause a disruption in our ability to obtain products as desired and expected and/or we are not provided advance notice of such potential disruption, we may not be able to timely identify and replace our current suppliers, if at all, and as a result, we may not be able to provide products to our customers, which will have an adverse impact to our operations.

In the event of default under our outstanding indebtedness, or we are unable to pay other obligations and accounts payable when due, our creditors may file a creditors petition or force us into involuntary bankruptcy which may have an adverse impact on our business.

The Company had a negative working capital positions of $2,978,179 and $1,693,741 at April 30, 2021 and October 31, 2020, respectively. In addition, the COVID-19 outbreak during March 2020 and the resulting adverse public health developments and economic effects to the United States business environments have adversely affected the demand for our products and services by our customers and from patients of our customers as a result of quarantines, facility closures and social distancing measures put into effect in connection with the COVID-19 outbreak and which currently still continue to have a negative impact to our business and the economy. The Company’s efforts to establish a stabilized source of sufficient revenues to cover operating costs has yet to be achieved and ultimately may prove to be unsuccessful unless additional sources of working capital through operations or debt and/or equity financings are realized. The Company has not repaid its outstanding indebtedness on the required due dates and the loans remain still outstanding. Management anticipates that the Company will remain dependent, for the near future, on additional investment capital to fund ongoing operating expenses. The Company does not have significant fixed and/or intangible assets to pledge for the purpose of borrowing additional capital. In addition, the Company relies on short term supply agreements to obtain the supply of raw materials used in manufacturing the products it currently sells and distributes to its customers. The Company’s current market capitalization and common stock liquidity will hinder its ability to raise equity proceeds to implement its business plan and could adversely affect the value of our securities, including the common stock.

We may be required to borrow funds in the future.

If the Company incurs indebtedness, a portion of its cash flow will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair the Company’s operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of the Company’s stockholders. A judgment creditor would have the right to foreclose on any of the Company’s assets resulting in a material adverse effect on the Company’s business, operating results or financial condition.

Currently the Company has limited assets which could be used as collateral in obtaining future borrowings. Because of the Company’s inability to provide lenders with collateral and a limited history of successful operations, the Company may not be successful in its efforts to obtain additional funds though borrowings and as a result may not be able to fund required costs of operations.

Our growth depends on external sources of capital, which may not be available on favorable terms or at all.

Our access to capital will depend upon a number of factors over which we have little or no control, including general market conditions, government regulations and the market’s perception of our current and potential future earnings. If general economic instability or downturn leads to an inability to borrow at attractive rates or at all, our ability to obtain capital to finance working capital requirements could be negatively impacted.

If we are unable to obtain capital on terms and conditions that we find acceptable, we likely will have to scale back our business operations. In addition, our ability to refinance all or any debt we may incur in the future, on acceptable terms or at all, is subject to all of the above factors, and will also be affected by our future financial position, results of operations and cash flows, which additional factors are also subject to significant uncertainties, and therefore we may be unable to refinance any debt we may incur in the future, as it matures, on acceptable terms or at all. All of these events would have a material adverse effect on our business, financial condition, liquidity and results of operations.

Failure to establish or enhance our brand recognition could have a material adverse effect on our business and results of operations.

We believe we will need to expend significant time, effort and resources to enhance the recognition of our brands. We believe developing our brand will be important to our sales and marketing efforts. If we fail to establish or enhance the recognition of our brands, it could have a material adverse effect on our ability to sell our products and adversely affect our business and results of operations. If we fail to develop a positive public image and reputation, our business with our existing customers could decline and we may fail to develop additional business, which could adversely affect our results of operations.

Defects in the products we sell or failures in quality control related to our distribution of products could impair our ability to sell our products or could result in product liability claims, litigation and other significant events involving substantial costs.

Detection of any significant defects in our products that we sell or failure in our quality control procedures or the quality control procedures of our suppliers may result in, among other things, delay in time-to-market, loss of sales and market acceptance of our products, diversion of development resources, injury to our reputation and restrictions imposed by governmental agencies. The costs we may incur in correcting any product defects may be substantial and we may not be able to identify adequate remedies, if required. Additionally, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail and/or our suppliers, would be time consuming and costly to defend, and if we and/or our product suppliers do not prevail, could result in the imposition of a damages award. We presently maintain product liability insurance and we are named insured on our suppliers’ insurance policy; however, it may not be adequate to cover any claims.

Our ability to become profitable and continue as a going concern will be dependent on our ability to attract, employ and retain highly skilled individuals to serve our clients.

The nature of our business requires that we employ skilled persons to perform highly skilled and specialized tasks for our Company. Our failure to retain such personnel could have a material adverse effect on our ability to offer services to clientele and could potentially have a negative effect on our business. There is no guarantee that skilled persons will be available and willing to work for us in the future, nor is there any guarantee that we could afford to retain them if they are available at a future time.

We may not be able to manage our growth effectively.

We must continually implement and improve our products and/or services, operations, operating procedures and quality controls on a timely basis, as well as expand, train, motivate and manage our work force in order to accommodate anticipated growth and compete effectively in our market segment. Successful implementation of our strategy also requires that we establish and manage a competent, dedicated work force and employ additional key employees in corporate management, product development, client service and sales. We can give no assurance that our personnel, systems, procedures and controls will be adequate to support our existing and future operations. If we fail to implement and improve these operations, there could be a material, adverse effect on our business, operating results and financial condition.

If we make any acquisitions or enter into a merger or similar transaction, our business may be negatively impacted.

We have no present plans for any specific acquisition. However, in the event that we make acquisitions in the future, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions, mergers and other similar transactions are accompanied by a number of inherent risks, including, without limitation, the following:

●	the difficulty of integrating acquired products, services or operations;

●	the potential disruption of the ongoing businesses and distraction of our Management and the management of acquired companies;

●	the difficulty of incorporating acquired rights or products into our existing business;

●	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

●	difficulties in maintaining uniform standards, controls, procedures and policies;

●	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

●	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

●	the effect of any government regulations which relate to the business acquired; and

●	potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

There might be unanticipated obstacles to the execution of our business plan.

The Company’s business plans may change significantly. The Company’s potential business endeavours are capital intensive. Management believes that the Company’s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Company’s principals and advisors. Management reserves the right to make significant modifications to the Company’s stated strategies depending on future events.

We may engage in transactions that present conflicts of interest.

The Company’s officers and directors may enter into agreements with the Company from time to time which may not be equivalent to similar transactions entered into with an independent third party. A conflict of interest arises whenever a person has an interest on both sides of a transaction. While we believe that it will take prudent steps to ensure that all transactions between the Company and any officer or director is fair, reasonable, and no more than the amount it would otherwise pay to a third party in an “arms-length” transaction, there can be no assurance that any transaction will meet these requirements in every instance.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control.

We are subject to the following factors, among others, that may negatively affect our operating results:

●	The announcement or introduction of new products by our competitors;

●	Failure of Government and private health plans to adequately and timely reimburse the users of our products;

●	Our ability to upgrade and develop our systems and infrastructure to accommodate growth;

●	Our ability to attract and retain key personnel in a timely and cost-effective manner;

●	The amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure;

●	Regulation by Federal, State or Local Governments; and

●	General economic conditions (including fallout from current and future pandemics) as well as economic conditions specific to the healthcare industry.

We have based our current and future expense levels largely on our investment plans and estimates of future events, although certain of our expense levels are, to a large extent, fixed. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenue relative to our planned expenditures would have an immediate adverse effect on our business, results of operations and financial condition.  Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions that could have a material and adverse effect on our business, results of operations and financial condition.  Due to the foregoing factors, our revenue and operating results are and will remain difficult to forecast.

We are in a highly competitive and evolving field and face competition from well-established tissue processors and medical device manufacturers, as well as new market entrants.

Our business is in a very competitive and evolving field. Competition from other tissue processors, medical device companies and from research and academic institutions is intense, expected to increase, subject to rapid change, and could be significantly affected by new product introductions. The presence of this competition in our market may lead to pricing pressure, which would make it more difficult to sell our products at a price that will make us profitable or prevent us from selling our products at all. Our success will depend on our ability and/or the ability of our suppliers to perfect and protect their intellectual property rights related to their technologies as well as to develop new technologies and new applications for our technologies. Our failure to compete effectively would have a material and adverse effect on our business, results of operations and financial condition.

Rapid technological change could cause our products to become obsolete.

The technologies underlying the products we sell and intend to sell are subject to rapid and profound technological change. Competition intensifies as technical advances in each field are made and become more widely known. We can give no assurance that our suppliers will be able to develop services, products, or processes with significant advantages over the competing products, services, and processes. Any such occurrence could have a material and adverse effect on our business, results of operations and financial condition.

Our products are dependent on the availability of sufficient quantities of tissue from human donors, and any disruption in supply could adversely affect our business.

The success of the human tissue products we sell depends upon, among other factors, the availability of sufficient quantities of tissue from human donors.  The availability of donated tissue could be adversely impacted by regulatory changes, public opinion of the donor process as well as our and our suppliers’ reputations in the industry.  Any disruption in the supply of donated human tissue could restrict our growth and could have a material adverse impact on our business and financial condition.  We cannot be sure that the supply of human tissue will continue to be available at current levels or will be sufficient to meet our future needs.

The products we offer are derived from human tissue and therefore have the potential for disease transmission.

The utilization of human tissue creates the potential for transmission of communicable disease, including, but not limited to, HIV, viral hepatitis, syphilis and other viral, fungal or bacterial pathogens.  Our suppliers are required to comply with federal and state regulations intended to prevent communicable disease transmission.

Although we believe that our suppliers maintain strict quality controls over the procurement and processing of the human tissue used to make the products we sell, there is no assurance that these quality controls are or will continue to be adequate.  In addition, negative publicity concerning disease transmission from other companies improperly processed donated tissue could have a negative impact on the demand for our products.

In order to grow revenues from certain of our products, we must expand our relationships with distributors and independent sales representatives.

We derive significant revenues through our relationships with distributors and independent sales representatives. If such relationships were terminated for any reason, it could materially and adversely affect our ability to generate revenues and profits.  We intend to obtain the assistance of additional distributors and independent sales representatives to continue our sales growth with respect to certain of our products.  We may not be able to find additional distributors and independent sales representatives who will agree to market and/or distribute those products on commercially reasonable terms, if at all. In addition, adding new distributors and independent sales representatives require additional administrative and accounting efforts for which the Company may not have sufficient resources to manage effectively.  If we are unable to establish new distribution and independent sales representative relationships or renew current distribution and sales agency agreements on commercially acceptable terms or manage the growth effectively, our business, financial condition and results of operations could be materially and adversely affected.

We continue to invest significant capital in expanding our internal sales force, and there can be no assurance that these efforts will continue to result in significant increases in sales.

We are engaged in a major initiative to build and further expand our internal sales and marketing capabilities which has contributed to our increased sales.  As a result, we continue to invest in a direct sales force for certain of our products to allow us to reach new customers.  These expenses impact our operating results, and there can be no assurance that we will continue to be successful in significantly expanding the sales of our products.

Our revenues may need to depend on adequate reimbursement from public and private insurers and health systems.

Currently, a significant number of public and private insurers and health systems currently do not provide reimbursement for our products. Our success and extent of our growth depends on the extent to which reimbursement for the costs of our products and related treatments will be available from third party payers, such as public and private insurers and health systems.  Government and other third-party payers attempt to contain healthcare costs by limiting both coverage and the level of reimbursement of new products.  Therefore, significant uncertainty usually exists as to the reimbursement status of new healthcare products.   If we are not successful in obtaining adequate reimbursement for our products from these third-party payers, the market's acceptance of our products could be adversely affected.  Inadequate reimbursement levels also likely would create downward price pressure on our products.  Even if we do succeed in obtaining widespread reimbursement for our products, future changes in reimbursement policies could have a negative impact on our business, financial condition and results of operations.

To be commercially successful, we must convince physicians that our products are compliant with regulations, safe and effective alternatives to existing treatments and that our products should be used in their procedures.

We believe physicians will only adopt our products if they determine, based on experience, clinical data and published peer reviewed journal articles, that the use of our products in a particular procedure is a favorable alternative to conventional methods.  Physicians may be slow to change their medical treatment practices for the following reasons, among others:

●	Their lack of experience with prior procedures in the field using our products;

●	Lack of evidence supporting additional patient benefits and our products over conventional methods;

●	Perceived liability risks generally associated with the use of new products and procedures;

●	Perceived exposure from regulatory agencies that monitor the use of our products;

●	Limited availability of reimbursement from third party payers; and

●	The time that must be dedicated to training.

In addition, we believe recommendations for and support of our products by influential physicians are essential for market acceptance and adoption.  If we do not receive this support or if we are unable to demonstrate favorable long-term clinical data, physicians and hospitals may not use our products, which would significantly reduce our ability to achieve expected revenue and would prevent us from sustaining profitability.

We will need to expand our organization and managing growth may be more difficult than expected.

Managing our growth may be more difficult than we expect.  We anticipate that a period of significant expansion will be required to penetrate and service the market for our existing and anticipated future products and to continue to develop new products.  This expansion will place a significant strain on management, operational and financial resources.  To manage the expected growth of our operations and personnel, we must both modify our existing operational and financial systems, procedures and controls and implement new systems, procedures and controls.  We must also expand our finance, administrative, and operations staff.  Management may be unable to hire, train, retain, motivate and manage necessary personnel or to identify, manage and exploit existing and potential strategic relationships and market opportunities.

We may be unable to obtain or maintain adequate product liability insurance.

Our business exposes us to the risk of product liability claims that are inherent in the manufacturing, processing and marketing of human tissue products.  We may be subject to such claims if the products we sell cause, or appear to have caused, an injury.  Claims may be made by patients, healthcare providers or others selling our products.  We currently maintain product liability insurance that contain limits of coverage for the insured. Defending a lawsuit, regardless of merit, could be costly, divert management attention and result in adverse publicity, which could result in the withdrawal of, or reduced acceptance of, our products in the market. There can be no assurance that adequate insurance will be available in the event of a lawsuit, if at all. A product liability claim could result in significant costs and significant harm to our business.

We may implement a product recall or voluntary market withdrawal, which could significantly increase our costs, damage our reputation and disrupt our business.

The manufacturing, marketing and processing of the tissue products we sell or intend to sell involve an inherent risk that they do not meet applicable quality standards and requirements.  In that event, there may be recall or market withdrawal required by a regulatory authority.  A recall or market withdrawal of one of our products would be costly and would divert management resources.  A recall or withdrawal of one of the products we sell, or a similar product processed, also could impair sales of our products as a result of confusion concerning the scope of the recall or withdrawal, or as a result of the damage to our reputation for quality and safety.

Significant disruptions of information technology systems or breaches of information security could adversely affect our business.

We rely to a large extent upon sophisticated information technology systems to operate our business. In the ordinary course of business, we collect, store and transmit large amounts of confidential information (including, but not limited to, personal information and intellectual property). We also have outsourced significant elements of our operations to third parties, including significant elements of our information technology infrastructure and, as a result, we are managing many independent vendor relationships with third parties who may or could have access to our confidential information. The size and complexity of our information technology and information security systems, and those of our third-party vendors with whom we contract (and the large amounts of confidential information that is present on them), make such systems potentially vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees or vendors, or from malicious attacks by third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives (including, but not limited to, industrial espionage and market manipulation) and expertise. While we have invested significantly in the protection of data and information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches. Although we may obtain cyber-insurance coverage that may cover certain events described above, this insurance is subject to deductibles and coverage limitations and we may not be able to maintain this insurance. Also, it is possible that claims could exceed the limits of our coverage.  Any interruption or breach in our systems could adversely affect our business operations and/or result in the loss of critical or sensitive confidential information or intellectual property, and could result in financial, legal, business and reputational harm to us or allow third parties to gain material, inside information that they use to trade in our securities.

New lines of business or new products and services may subject us to additional risks.

From time to time, we may implement or may acquire new lines of business or offer new products and services within existing lines of business. There are risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed or are evolving. In developing and marketing new lines of business and new products and services, we may invest significant time and resources. External factors, such as regulatory compliance obligations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Intellectual Property

If we are unable to adequately protect our intellectual property, our ability to compete in the market will be harmed.

Our commercial success will depend in part on patents and other intellectual property protection. We have applied for and obtained a provisional patent, plan to file for additional patents with respect to our products and intend to defend our patents and other intellectual property against third party challenges. However, there can be no assurance that any patents applied for will be issued, that scope of protection afforded by any patents issued will be as broad as claimed or if challenged, patents may be found to be invalid or unenforceable. Moreover, there can be no assurance that we will have the financial resources to protect our intellectual property

There can be no assurances of protection for proprietary rights or reliance on trade secrets.

In certain cases, the Company may rely on trade secrets to protect intellectual property, proprietary technology and processes, which the Company has acquired, developed or may develop in the future. There can be no assurances that secrecy obligations will be honored or that others will not independently develop similar or superior products or technology. The protection of intellectual property and/or proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. The Company, in common with other firms, may also be subject to claims by other parties with regard to the use of intellectual property, technology information and data, which may be deemed proprietary to others.

Our suppliers’ ability to protect their intellectual property and proprietary technology through patents and other means is uncertain and may be inadequate, which could have a material and adverse effect on us.

We depend significantly on our suppliers’ ability to protect their proprietary rights to the technologies used in the products we purchase from them and resell.   Traditional legal means afford only limited protection and may not adequately protect their rights or permit them to gain or keep any competitive advantage.  To the extent that they are unable to protect their intellectual property against infringement by others or by claims of infringement by such suppliers, our business could be materially adversely affected.

We may be subject to damages resulting from claims that we, our employees, or our independent contractors have wrongfully used or disclosed alleged trade secrets of others.

Some of our employees were previously employed at other medical device or tissue companies. We may also hire additional employees who are currently employed at other medical device or tissue companies, including our competitors. Additionally, consultants or other independent agents with which we may contract may be or have been in a contractual arrangement with one or more of our competitors.  Although no claims against us are currently pending, we may be subject to claims that these employees or independent contractors have used or disclosed any party's trade secrets or other proprietary information. Litigation may be necessary to defend against these claims.  Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.  If we fail to defend such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel.  A loss of key personnel or their work product could hamper or prevent our ability to market existing or new products, which could severely harm our business.

Risks Related to Regulatory Approval of Our Products and Other Government Regulation

Our business is subject to continuing regulatory compliance by the FDA and other authorities, which is costly and our failure to comply could result in negative effects on our business.

The FDA has specific regulations governing our tissue-based products, or HCT/Ps. The FDA has broad post-market and regulatory and enforcement powers.  The FDA's regulation of HCT/Ps includes requirements for registration and listing of products, donor screening and testing, processing and distribution (“Current Good Tissue Practices”), labeling, record keeping and adverse-reaction reporting, and inspection and enforcement.

Biologics and medical devices are subject to even more stringent regulation by the FDA. Even if pre-market clearance or approval is obtained, the approval or clearance may place substantial restrictions on the indications for which the product may be marketed or to whom it may be marketed, may require warnings to accompany the product or impose additional restrictions on the sale and/or use of the product.  In addition, regulatory approval is subject to continuing compliance with regulatory standards, including the FDA's quality system regulations.

If we fail to comply with the FDA regulations regarding our tissue products or medical devices, the FDA could take enforcement action, including, without limitation, any of the following sanctions and the manufacture of our products or processing of our tissue could be delayed or terminated:

●	Untitled letters, warning letters, fines, injunctions, and civil penalties;

●	Recall or seizure of our products;

●	Operating restrictions, partial suspension or total shutdown of production;

●	Refusing our requests for clearance or approval of new products;

●	Withdrawing or suspending current applications for approval or approvals already granted;

●	Refusal to grant export approval for our products; and

●	Criminal prosecution.

It is likely that the FDA's regulation of HCT/Ps will continue to evolve in the future.  Complying with any such new regulatory requirements may entail significant time delays and expense, which could have a material adverse effect on our business. The AATB has issued operating standards for tissue banking.  Compliance with these standards is a requirement in order to become an accredited tissue bank. In addition, some states have their own tissue banking regulations.

In November 2017, the FDA released four guidance documents (two final, two draft) in an effort to implement a “comprehensive policy framework” for existing laws and regulations governing regenerative medicine products, including HCT/Ps.  These guidance documents build upon the previous regulatory framework for these products, which was completed in 2005.  The comprehensive regenerative medicine policy framework intends to spur innovation, efficient access to potentially transformative products, while ensuring safety and efficacy.

The framework builds upon the FDA’s existing risk-based regulatory approach to more clearly describe what products are regulated as drugs, devices, and/or biological products. Further, two of the guidance documents propose an efficient, science-based process for helping to ensure the safety and effectiveness of these therapies, while supporting development in this area. The suite of guidance documents also defines a risk-based framework for how the FDA intends to focus its enforcement actions against those products that raise potential significant safety concerns. This modern framework is intended to balance the agency’s commitment to safety with mechanisms to drive further advances in regenerative medicine so innovators can bring new, effective therapies to patients as quickly and safely as possible. The policy also delivers on important provisions of the Act.

The FDA guidance with regard to 351 HCT/Ps requiring premarket approval became effective in May 2021 (extended from November 2020 due to the COVID-19 pandemic). The guidance states that, in order to “give manufacturers time to determine if they need to submit an IND or marketing application in light of this guidance,” the FDA intends to exercise enforcement discretion (i.e., the agency may permit marketing without an approved marketing application) if the HCT/P “is intended for autologous use and its use does not raise reported safety concerns or potential significant safety concerns.”  As of the date of this prospectus, we are not aware of whether any further extension of effectiveness and enforcement of these regulations is or will be issued by the FDA.

We have not obtained any opinion or ruling regarding the Company’s operations and whether the processing, sales and distribution of the products we currently produce would be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s. However, we do not believe that our products fall within these guidelines and intend to vigorously defend against any adverse interpretation by the FDA on the classification of our products that may be deemed as falling under this defined regulation, if any. However, if our products are deemed by the FDA to fall within the new guidelines and we are unable to successfully challenge any such determination, our business, results of operations and financial condition may be significantly harmed.

In addition, procurement of certain human organs and tissue for transplantation is subject to the restrictions of the National Organ Transplant Act (“NOTA”), which prohibits the transfer of certain human organs, including skin and related tissue for valuable consideration, but permits the reasonable payment associated with the removal, transportation, implantation, processing, preservation, quality control and storage of human tissue and skin.  We reimburse tissue banks, hospitals and physicians for their services associated with the recovery, storage and transportation of donated human tissue.  Although we have independent third party appraisals that confirm that reasonableness of the service fees we pay, if we were to be found to have violated NOTA's prohibition on the sale or transfer of human tissue for valuable consideration, we would potentially be subject to criminal enforcement sanctions, which could materially and adversely affect our results of operations.

Finally, as discussed above, we and other manufacturers of skin substitutes are required to provide ASP information to CMS on a quarterly basis. The Medicare payment rates are updated quarterly based on this ASP information. If a manufacturer is found to have made a misrepresentation in the reporting of ASP, such manufacturer is subject to civil monetary penalties of up to $10,000 for each misrepresentation for each day in which the misrepresentation was applied.

To the extent our products do not qualify for regulation as human cells, tissues and cellular and tissue-based products under Section 361 of the Public Health Service Act, this could result in removal of the applicable products from the market, would make the introduction of new tissue products more expensive and significantly delay the expansion of our tissue product offerings and subject us to additional post-market regulatory requirements.

The products we offer are derived from human tissue.  The FDA has specific regulations governing human cells, tissues and cellular and tissue-based products, or HCT/Ps. An HCT/P is a product containing or consisting of human cells or tissue intended for transplantation into a human patient.  HCT/Ps that meet the criteria for regulation solely under Section 361 of the Public Health Service Act (so-called “361 HCT/Ps”) are not subject to any premarket clearance or approval requirements and are subject to less stringent post-market regulatory requirements.

If a product is deemed not to be a 361 HCT/P, FDA regulations will require premarket clearance or approval requirements that will involve significant time and cost investments by the Company. Further, there can be no assurance that the FDA will not, at some future point, change its position on current or future products' 361 HCT/P status, and any regulatory reclassification could have adverse consequences for us and make it more difficult or expensive for us to conduct our business by requiring premarket clearance or approval and compliance with additional post-market regulatory requirements with respect to those products. Moreover, increased regulatory scrutiny within the industry in which we operate, such as the new FDA regulations which are to become effective in May 2021, could lead to increased regulation of HCT/Ps, including 361 HCT/Ps.  We also cannot assure you that the FDA will not impose more stringent definitions with respect to products that qualify as 361 HCT/Ps.

If the FDA does allow the Company to continue to market those products that fall under the new regulations without a biologics license either prior to or after finalization of the draft guidance documents, it may impose conditions, such as labeling restrictions and compliance with cGMP. Although the Company is preparing for these requirements in connection with its pursuit of a BLA for certain of its products, compliance with these conditions would require significant additional time and cost investments by the Company. It is also possible that the FDA will not allow the Company to market any form of its products without a biologics license even prior to finalization of the draft guidance documents and could even require the Company to recall its products, which would likely result in significant harm to our business, results of operations and financial condition.

The FDA has recently announced that it intends to begin enforcement of regulations to manufacturers of certain biologics tissue products, including the products that we may purchase through supply agreements with those identified manufacturers. If the FDA were to take enforcement action against those suppliers, it would have a material adverse impact to our operations.

In November 2017, the FDA issued guidance documents to clarify the FDA’s interpretation of the risk-based criteria manufacturers used to determine which manufactured tissue products are subject to the FDA’s premarket review and in order to be lawfully marketed in the United States, require an FDA-approved BLA.

The FDA guidance with regard to allowing manufacturers for certain products that are subject to the FDA’s premarket review under the existing regulations but are not currently meeting these requirements became effective in May 2021.

We have not obtained any opinion or ruling regarding the Company’s operations and whether the processing, sales and distribution of the products we currently produce would be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s. However, we do not believe that our products fall within these guidelines and intend to vigorously defend against any adverse interpretation by the FDA on the classification of our products that may be deemed as falling under this defined regulation, if any. However, if our products are deemed by the FDA to fall within the new guidelines and we are unable to successfully challenge any such determination, our business, results of operations and financial condition may be significantly harmed.

There is no assurance that the FDA will not take enforcement action against us or our suppliers in connection with the products we manufacture and/or purchase from suppliers and sell to our customers. Furthermore, our supply agreements provide that we comply with all FDA requirements for in the use of the products we purchase from our suppliers, including the way we market the products to our customers, including our representatives and sub-distributors, and any activities that we take that might be inconsistent with the “manufacturers objective intent”, including potential significant safety concerns on how the products are being administered as well as the diseases and conditions for which they are being used. If the FDA were to take any adverse action against ourselves and/or our suppliers and/or representatives and distributors and/or it is determined that any of our activities are the basis for FDA enforcement, it will have a significant adverse effect on our operations.

Our ability to commence and complete clinical studies and other research and development objectives that are required by the FDA, will require that we are properly funded to assure that we can commence and proceed with the required research activities promptly and that the results are favorable.

The Company is pursuing efforts to commence and complete clinical studies as well as obtaining approval to commence additional studies for other specific indications it has identified that the use of its products will provide more favorable and desired health related benefits for patients seeking alternative treatment options than are currently available. The ability of the Company to succeed in these efforts is subject to among other things, the Company having timely and sufficient available working capital to fund the substantial costs of completing clinical trials, and ultimately the approval from the FDA.

We and our sales representatives, whether employees or independent contractors, must comply with various federal and state anti-kickback, self-referral, false claims and similar laws, any breach of which could cause a material adverse effect on our business, financial condition and results of operations.

Our relationships with physicians, hospitals and other healthcare providers are subject to scrutiny under various federal anti-kickback, self-referral, false claims and similar laws, often referred to collectively as healthcare fraud and abuse laws.  Healthcare fraud and abuse laws are complex, and even minor, inadvertent violations can give rise to claims that the relevant law has been violated.  Possible sanctions for violation of these fraud and abuse laws include monetary fines, civil and criminal penalties, exclusion from federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs, workers' compensation programs and TRICARE (the healthcare system administered by or on behalf of the U.S. Department of Defense for uniformed services beneficiaries, including active duty and their dependents, retirees and their dependents), and forfeiture of amounts collected in violation of such prohibitions.  Certain states have similar fraud and abuse laws, imposing substantial penalties for violations.  Any Government investigation or a finding of a violation of these laws would likely result in a material adverse effect on the market price of our common stock, as well as our business, financial condition and results of operations.

Anti-kickback laws and regulations prohibit any knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for the referral of an individual or the ordering or recommending of the use of a product or service for which payment may be made by Medicare, Medicaid or other Government-sponsored healthcare programs.  We will enter into consulting agreements, speaker agreements, research agreements and product development agreements with physicians, including some who may order our products or make decisions to use them.  In addition, some of these physicians own our stock, which they purchased in arm's length transactions on terms identical to those offered to non-physicians or received stock awards from us as consideration for services performed by them.  While these transactions were structured with the intention of complying with all applicable laws, including state anti-referral laws and other applicable anti-kickback laws, it is possible that regulatory or enforcement agencies or courts may in the future view these transactions as prohibited arrangements that must be restructured or for which we would be subject to other significant civil or criminal penalties.  As discussed above, we have incorporated the Adverted code principles into our relationships with healthcare professionals under our consulting agreements, and our policies regarding payment of travel and lodging expenses, research and educational grant procedures and sponsorship of third-party conferences.  In addition, we have conducted training sessions on these principles. However, there can be no assurance that regulatory or enforcement authorities will view these arrangements as being in compliance with applicable laws or that one or more of our employees or agents will not disregard the rules we have established. Because our strategy relies on the involvement of physicians who consult with us on the design of our products, perform clinical research on our behalf or educate the market about the efficacy and uses of our products, we could be materially impacted if regulatory or enforcement agencies or courts interpret our financial relationships with physicians who refer or order our products to be in violation of applicable laws and determine that we would be unable to achieve compliance with such applicable laws.  This could harm our reputation and the reputations of the physicians we engage to provide services on our behalf.  In addition, the cost of noncompliance with these laws could be substantial since we could be subject to monetary fines and civil or criminal penalties, and we could also be excluded from federally funded healthcare programs, including Medicare and Medicaid, for non-compliance.

The Federal False Claims Act (“FCA”) imposes civil liability on any person or entity that submits, or causes the submission of, a false or fraudulent claim to the U.S. Government. Damages under the FCA can be significant and consist of the imposition of fines and penalties.  The FCA also allows a private individual or entity with knowledge of past or present fraud against the Federal Government to sue on behalf of the Government to recover the civil penalties and treble damages.  The U.S. Department of Justice (“DOJ”) on behalf of the Government has previously alleged that the marketing and promotional practices of pharmaceutical and medical device manufacturers, including the off-label promotion of products or the payment of prohibited kickbacks to doctors, violated the FCA, resulting in the submission of improper claims to federal and state healthcare entitlement programs such as Medicaid.  In certain cases, manufacturers have entered into criminal and civil settlements with the federal government under which they entered into plea agreements, paid substantial monetary amounts and entered into corporate integrity agreements that require, among other things, substantial reporting and remedial actions going forward.

The scope and enforcement of all of these laws is uncertain and subject to rapid change, especially in light of the lack of applicable precedent and regulations.  There can be no assurance that federal or state regulatory or enforcement authorities will not investigate or challenge our current or future activities under these laws.  Any investigation or challenge could have a material adverse effect on our business, financial condition and results of operations.  Any state or federal regulatory or enforcement review of us, regardless of the outcome, would be costly and time consuming.  Additionally, we cannot predict the impact of any changes in these laws, whether these changes are retroactive or will have effect on a going-forward basis only.

We face significant uncertainty in the industry due to Government healthcare reform.

There have been and continue to be proposals by the Federal Government, State Governments, regulators and third-party payers to control healthcare costs, and generally, to reform the healthcare system in the United States.  There are many programs and requirements for which the details have not yet been fully established or the consequences are not fully understood.  These proposals may affect aspects of our business.  We also cannot predict what further reform proposals, if any, will be adopted, when they will be adopted, or what impact they may have on us.

Risks Related to our Status as a Public Company

We are subject to the periodic reporting requirements of the Exchange Act that requires us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

We are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm has to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel has to review and assist in the preparation of such reports. The incurrence of such costs is an expense to our operations, may increase as the Company grows and therefore have a negative effect on our ability to meet our overhead requirements and earn a profit. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if an active trading market for our common stock ever develops or is sustained, could drop significantly.

Our internal controls are inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Rule 13a-15(f) under the Exchange Act, internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

●	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

●	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and

●	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Our Chief Executive Officer and Chief Financial Officer noted the following material weaknesses that have caused management to conclude that, as of April 30. 2021, our disclosure controls and procedures, and our internal control over financial reporting, were not effective at the reasonable assurance level in that:

•	Due to our small number of employees and resources, we have limited segregation of duties, as a result of which there is insufficient independent review of duties performed.

•	Due to our small number of employees and resources, we have limited segregation of duties, as a result of which do not have the ability to implement internal controls over the granting of access to our IT environment

•	As a result of the limited number of accounting personnel, we rely on inexperienced staff and outside consultants for the preparation of our financial reports, including tax preparation, which could require adjustments and lead to overlooking items requiring disclosure.

•	The Company’s board of directors at April 30, 2021 did not have a majority of independent directors, with a majority of the members of the board being employees. The board does not have an audit committee or an independent audit committee financial expert nor did it have either one at April 30, 2021. While not being legally obligated to have an audit committee or independent audit committee financial expert, it is the management’s view that to have an audit committee, comprised of independent board members, and an independent audit committee financial expert, is an important entity-level control over the Company’s financial statements.

•	The Company did not file its Annual Report on Form 10-K for the fiscal year ended October 31, 2019 or the three quarterly reports on Form 10-Q for the fiscal quarters January 31, 2019, April 30, 2019 and July 31, 2019 by their required due dates. In addition, the Company did not file its quarterly reports on Form 10-Q for the fiscal quarters ended January 31, 2020, April 30, 2020 and July 31, 2020 within the appropriate filing deadlines. The Company has historically been delinquent in its filings with the SEC under the Exchange Act. This delinquency is due to the Company’s limited financial and personnel resources. These delays limit the Company’s ability to timely analyze and identify potential operational and disclosure transactions within management and to comply with financial reporting regulations.

We have taken and are continuing to take additional steps to remedy these material weaknesses. However, have incurred and expect to incur additional expenses and diversion of management’s time in order to do so, which may adversely affect our business, results of operations and financial condition. Further effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Risks Relating to Ownership of Our Common Stock

Our articles of incorporation allow for our board to create a new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors has the authority to issue up to 10,000,000 shares of our preferred stock terms of which may be determined by the Board without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders. Although we have no present intention to issue any additional shares of preferred stock or to create any additional series of preferred stock, we may issue such shares in the future.

You may experience dilution of your ownership interests because of the future issuance of additional shares of common stock.

In the future, we may issue additional authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our shareholders. We may also issue additional shares of our securities that are convertible into or exercisable for common stock, as the case may be, in connection with hiring or retaining employees, future acquisitions, future sales of its securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of common stock may create downward pressure on the value of our securities. There can be no assurance that we will not be required to issue additional shares of common stock, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which our shares may be valued or are trading in a public market.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of their shares of our common stock, or shares of our common stock underlying any outstanding securities held by them, in the public market under Rule 144 or upon registration of such shares pursuant to an effective registration statement, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

There can be no assurances that an active trading market may develop for our common stock, or if developed, be maintained.

The average trading volume in our stock has been historically low, with little or no trading at all on some days. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, our common stock. Accordingly, investors must assume they may have to bear the economic risk of an investment in our common stock for an indefinite period of time. There can be no assurance that a more active market for the common stock will develop, or if one should develop, there is no assurance that it will be maintained. This severely limits the liquidity of our common stock and would likely have a material adverse effect on the market price of our common stock and on our ability to raise additional capital.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in the stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and

●	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and

●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth:

●	the basis on which the broker or dealer made the suitability determination; and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of common stock and cause a decline in the market value of stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit a shareholder’s ability to buy and sell our common stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our common stock and have an adverse effect on the market for shares of our common stock.

The price of our common stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

●	actual or anticipated variations in our operating results;

●	announcements of developments by us or our competitors;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

●	adoption of new accounting standards affecting our Company’s industry;

●	additions or departures of key personnel;

●	sales of our common stock or other securities in the open market; and

●	other events or factors, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against the company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

We must obtain approval from FINRA if we wish to reduce our authorized shares of common stock and/or to effectuate a reverse split of the issued and outstanding shares of the common stock, of which the impact to the trading price of our common stock and/or the liquidity for trading our common stock may be adverse to current stockholders and may not result in desired benefits to the Company.

As of the date of this prospectus, the Company currently has 2,500,000,000 authorized shares of common stock, of which 1,102,436,005 shares issued and outstanding. The Company expects that it will continue to issue common stock in the future in connection with debt and/or equity financings, transactions with third parties, performance incentives and as compensation to its employees and consultants. The Company believes that a reverse split would bring value to the issued and outstanding shares of the Company by limiting dilution of operating results by an excessive number of shares overhanging the market.

The Company’s ability to effectuate a reverse split will require approval from FINRA. FINRA has previously informed the Company that it will not approve and process announcements for company-related actions such as a reverse split if the Company is delinquent in its Exchange Act reports with the SEC and until a Notification Form is submitted.

If completed, and the reverse split does not bring value to the current shareholders and/or our ability to attract prospective investors, including possible adverse impact to the trading price of our common stock and/or the liquidity for trading our common stock, it would likely have a material adverse effect on the market price of our common stock and on our ability to raise additional capital.

If securities analysts do not initiate coverage or continue to cover our common stock or publish unfavorable research or reports about our business, this may have a negative impact on the market price of our common stock.

The trading market for the common stock will depend on the research and reports that securities analysts publish about our business and the Company. We do not have any control over these analysts. There is no guarantee that securities analysts will cover the common stock. If securities analysts do not cover the common stock, the lack of research coverage may adversely affect its market price. If we are covered by securities analysts, and our stock is the subject of an unfavorable report, our stock price and trading volume would likely decline. If one or more of these analysts ceases to cover the Company or fails to publish regular reports on the Company, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Approximately 52.11% of the outstanding shares of common stock is currently owned and/or controlled by members of our board of directors and executive management. Accordingly, members of our board of directors and executive management currently have significant ability to influence the election of our directors and the outcome of matters submitted to our stockholders.

As of the date of this prospectus, 1,102,436,005 shares of our common stock are issued and outstanding, of which 574,528,264 shares of our common stock (approximately 52.11% of the outstanding shares of our common stock) are beneficially owned and/or controlled by members of our board of directors and executive officers, Albert Mitrani, Ian T. Bothwell, Dr. Maria Mitrani, Dr. George Shapiro, Michael Carbonara and Dr. Allen Meglin. In addition, our executive officers may receive additional stock grants in the future based on the achievement of certain performance milestones and from the conversion of unpaid compensation into common stock, which if fully issued would provide our Board and executive officers with additional shares of the common stock outstanding. As a result, the foregoing persons have the ability to significantly influence the outcome of issues submitted to our stockholders. Although our directors and executive officers have a fiduciary obligation to the Company’s shareholders, their interests may not always coincide with our interests or the interests of other shareholders. As a consequence, it may be difficult for the other stockholders to remove our management. The ownership of our directors and executive officers could also deter unsolicited takeovers, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices.

We have agreed to indemnify our officers and directors against lawsuits to the fullest extent of the law.

Organicell is a Nevada corporation. Nevada law permits the indemnification of officers and directors against expenses incurred in successfully defending against a claim. Nevada law also authorizes Nevada corporations to indemnify their officers and directors against expenses and liabilities incurred because of their being or having been an officer or director. Our organizational documents provide for this indemnification to the fullest extent permitted by law.

We currently do not maintain any directors and officers insurance coverage. The commercial insurance policies we do have in place contain policy limits and exclusions for certain coverages and losses. In the event that we are found liable for damage or other losses, and such amounts are not covered under our existing insurance policies, we would incur substantial and protracted losses in paying any such claims or judgments. Although we intend to acquire coverage immediately upon resources becoming available, there is no guarantee that we can secure such coverage or that any insurance coverage would protect us from any damages or loss claims filed against it.

We do not anticipate dividends to be paid on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on the common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

The “market overhang” from options, warrants and convertible securities could adversely impact the market price of our shares.

The “market overhang” from options, warrants and convertible securities could adversely impact the market price of our shares as a result of the dilution which would result if such securities were exercised for or converted into shares.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.  We have agreed to bear the expenses (other than any underwriting discounts or commissions or broker’s commissions) in connection with the registration of the common stock being offered hereby by the selling shareholders.

SELLING SHAREHOLDERS

This prospectus covers the resale from time to time by the selling shareholders identified in the table below of up to 73,358,039 shares held by them, which shares were acquired by the selling shareholders from the Company in various transactions exempt from the registration requirements of the Securities.

We are registering the shares to permit the selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest to, from time to time, sell any or all of the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions when and as they deem appropriate in the manner described in “Plan of Distribution.” As of the date of this Prospectus, there are 1,102,436,005 shares of our common stock issued and outstanding.

The following table sets forth, as of the date of this Prospectus, the name of each selling shareholder, the number and percentage of shares of our common stock beneficially owned by each selling shareholder prior to the offering for resale of the shares under this Prospectus, the number of shares of our common stock beneficially owned by each selling shareholder that may be offered from time to time under this Prospectus, and the number and percentage of shares of our common stock beneficially owned by the selling shareholder after the offering of the shares (assuming all of the offered shares are sold by the selling shareholder.

There are no agreements between the Company and any selling shareholder pursuant to which the shares subject to this registration statement were issued.   None of the selling shareholders has ever been an executive officer or director of the Company or has had a material relationship with us at any time within the past three (3) years.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within sixty (60) days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Name of Selling Shareholder	Total Shares Owned by Selling Shareholder	Total Shares to be Registered Pursuant to this Offering	Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Shareholder After Offering
Adam Rosoff	10,596,154	10,596,154
Aisha Khan	1,000,000	1,000,000
Andrea Vaughan	750,000	750,000
Arlen Widmer	40,000	40,000
Billy Ledbetter	500,000	500,000
Bradley Unsicker	250,000	250,000
Chris Williams	200,000	200,000
Connor Quintanilla	500,000	500,000
Damon Whitfield	10,400,000	10,400,000
Dan Pepock	65,697	65,697
Daniel Crane	250,000	250,000
Dean May	500,000	500,000
Deborah Gutierrez	320,000	320,000
Dennis Courtney	2,750,000	2,750,000
Donald Kipnis	166,666	166,666
Gary S Engelson	150,000	150,000
George Edward Carter & Charlotte Louise Carter Family Trust	192,308	192,308
Gretchen Leary	4,545,455	4,545,455
Harvey Birdman(1)	1,875,000	1,875,000
James Yaeger	416,667	416,667
Jason Mehl	744,167	606,667
Jeff G. Frey	192,308	192,308
John Kent Ellington	154,000	154,000
John M. DeAngelis	384,615	384,615
John Odom	150,000	150,000
John Peters	333,333	333,333
Jonathan Marshall	1,000,000	1,000,000
Julian Gershon	4,000,000	4,000,000
Kris Wusterhausen	334,000	334,000
Kristin E. Pigman	192,308	192,308
Lawrence Weidel & Adam Weidel JT Ten	4,385,000	3,135,000
Luigi Giordani	4,545,455	4,545,455
Marianne LaBarbera	250,000	250,000
Marion Lansburgh	250,000	250,000
Matthew Burnsworth	370,000	370,000
Patricia Hicks	125,000	125,000
Paul Thompson	450,000	450,000
Raymond Ishman	150,000	150,000
Richard Daly	2,500,000	2,500,000
Robert Frey	192,308	192,308
Robert Graf	334,000	334,000
Rolf Wallin	166,667	166,667
Steven Jerry Glauser	1,666,666	1,666,666
Sue Payne	100,000	100,000
Superior Surgical LLC(7)	192,308	192,308
Susan Gershon McDonald	4,333,333	4,333,333
Timothy Rea	333,333	333,333
Tracy Yourke	2,611,291	2,611,291
Troy Openshaw	200,000	200,000
Tysadco Partners LLC	6,250,000	6,250,000
Xiumin Xu	1,000,000	1,000,000

\*	Less than 1%.

(1)	Represents 4,545,455 shares held of record by Harvey’s Grandkids, LLC and 8,333,333 shares held of record by Makahit, LLC, of which Mr. Birdman is the beneficial owner.

PLAN OF DISTRIBUTION

The selling shareholders named in this Prospectus, and any of their pledgees, donees, transferees, assignees and successors-in-interest, may from time to time, offer and sell any or all of the shares of common stock through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of common stock.

The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of shares of common stock. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock.

Our common stock is currently quoted on the OTCPink tier of the over-the-counter market operated by OTC Markets Group, Inc. under the symbol “BPRS.” On July 13, 2021 the closing price for our common stock was $0.145, as reported by OTC Markets Group, Inc.

The selling shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that this registration statement is declared effective by the SEC;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the distribution of common stock by any selling shareholder to its partners, members or shareholders;

●	any other method permitted pursuant to applicable law; and

●	a combination of any such methods of sale.

Broker-dealers engaged by the selling shareholders may arrange for broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, as subsequently further supplemented or amended, if required.

Upon a selling shareholder’s notification to us that any material arrangement has been entered into with a broker-dealer for the sale of such shareholder’s common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act disclosing (a) the name of each such selling shareholder and of the participating broker-dealer(s); (b) the number of shares involved; (c) the price at which such shares of common stock were sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and (f) other facts material to the transaction.

If a selling shareholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this registration statement. We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock.

BUSINESS

Business Overview

We are a clinical-stage biopharmaceutical company principally focusing on the development of innovative biological therapeutics for the treatment of degenerative diseases and to provide other related services. Our proprietary products are derived from perinatal sources and manufactured to retain the naturally occurring microRNAs, without the addition or combination of any other substance or diluent (“RAAM Products”). Our RAAM Products and related services are principally used in the health care industry administered through doctors and clinics (“Providers”).

Since May 2019, Organicell has operated a placental tissue bank processing laboratory in Miami, Florida for the purpose of performing research and development and the manufacturing and processing of the anti-aging and cellular therapy derived products that we sell and distribute to our to its customers.

The Company’s leading product, Zofin™ (also known as OrganicellTM Flow), is an acellular, biologic therapeutic derived from perinatal sources and is manufactured to retain naturally occurring microRNAs, without the addition or combination of any other substance or diluent. This product contains over 300 growth factors, cytokines, chemokines, and 102 unique microRNAs as well as other exosomes/nanoparticles derived from perinatal tissues. Zofin™ is currently being tested in an U.S. Food and Drug Administration (“FDA”) authorized phase I/II randomized, double blinded, placebo trial to evaluate the safety and potential efficacy of intravenous infusion of Zofin™ for the treatment of moderate to severe SARS related to COVID-19 infection.

To date, the Company has obtained certain Investigation New Drug (“IND”), and emergency IND (“eIND”) approvals from the FDA, including applicable Institutional Review Board (“IRB”) approvals which authorized the Company to commence clinical trials or treatments in connection with the use of Zofin™ and related treatment protocols. The Company is pursuing efforts to complete ongoing clinical studies as well as obtaining approval to commence additional studies for other specific indications it has identified that the use of its products will provide more favorable and desired health related benefits for patients seeking alternative treatment options than are currently available.

New FDA regulations which were announced in November 2017 and which became effective in May 2021 (postponed from November 2020 due to the COVID -19 pandemic), require that the sale of products that fall under Section 351 of the Public Health Services Act pertaining to marketing traditional biologics and human cells, tissues and cellular and tissue based products (“HCT/Ps”) can only be sold pursuant to an approved biologics license application (“BLA”).

We have not obtained any opinion or ruling regarding the Company’s operations and whether the processing, sales and distribution of the products we currently produce would be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s.  However, we do not believe that our products fall within these guidelines and intend to vigorously defend against any adverse interpretation by the FDA on the classification of our products that may be deemed as falling under this defined regulation, if any.  Notwithstanding the foregoing, we are undertaking efforts on an ongoing basis to mitigate any potential risks associated with an adverse ruling by the FDA and the subsequent limitations on our ability to continue to generate revenues from the sale of our products in the United States until the Company obtains the required licenses.  The efforts include continuing with clinical trials, expanding sales internationally and developing new product offerings and/or designations of products that would not fall under these regulations.

The Company recently formed Livin’ Again Inc., a wholly owned subsidiary, for the purpose of among other things, providing independent education, advertising and marketing services, to Providers that provide medical and other healthcare, anti-aging and regenerative services. including FDA-approved IV vitamin and mineral liquid infusions. The Company intends to initially market such services by coordinating turnkey opportunities for Providers to provide IV Drip Therapies at select properties and locations.

Recent Developments

In March 2021, Organicell entered into a Material Cooperative Research and Development Agreement with the Centers for Disease Control and Prevention (the “CDC”) to determine the anti-inflammatory and anti-infective effectiveness of Zofin™ in experimental models of influenza infection. Pursuant to the agreement, Organicell will supply the CDC with Zofin™ and using well established in vitro and in vivo experimental models of influenza infection, the CDC will test the anti-infective and anti-inflammatory properties of Zofin™. All the proposed experiments will be performed in the appropriate biosafety levels and approved protocols at the Immunology and Pathogenesis Branch / Influenza Division of the CDC.

In April 2021, the Company entered into a similar agreement with Oklahoma State University to evaluate ZofinTM for the treatment of respiratory diseases caused by virus infections of pandemic potential and the FDA approved an Investigational New Drug (“IND”) application for Zofin™, in the treatment of knee osteoarthritis.

In April 2021, we announced that an initial trial of ten COVID -19 patients in India conducted by CWI India, our Indian partner, generated positive results. The trial had been conducted by CWI India, our Indian partner with whom we had entered a product testing and distribution agreement in February 2021, to collaborate on a study or studies to evaluate the effects of Zofin™ on moderate to severe COVID-19 patients in India. The ten patients in the initial trial were treated at hospitals in Bangalore, Kozhikode and Chennai, and all ten patients recovered from their symptoms and were discharged from the hospital. Based on the initial results of this trial, CWI India is conducting an expanded trial for of sixty-five patients with moderate to severe COVID-19, who are being treated at these hospitals. We anticipate such trial to be completed by the end of October 2021. If the results of the expanded trial are similarly positive, Organicell and CWI India intend to file with the ICMR (Indian Council for Medical Research) for Emergency Use Approval to use Zofin™ in India as a therapeutic for treating COVID-19.

In May 2021, the Company announced that its ZofinTM therapy has been approved by Pakistani regulators to be used for a treatment of a named COVID-19 patient hospitalized at the Pakistan Institute of Medical Sciences on compassionate grounds. In addition to this compassionate grounds authorization, Organicell received further authorization from Pakistani regulators to begin a broader trial of ZofinTM with up to 60 additional patients suffering from moderate to severe COVID-19. The Company has already shared data with Pakistani regulatory authorities in the country in support of this effort and hopes to come to receive authorization to commence this trial in the near future. In addition, in May 2021, Organicell also entered into a one-year exclusive distribution agreement with Apex Services Pakistan to import and distribute ZofinTM to hospitals and clinics in the country, subject to the issuance of all necessary approvals and licenses by the Drug Regulatory Authority of Pakistan.

In June 2021, Organicell announced the results of its expanded access (EA) intermediate size patient population trial (NCT04657406) for treatment of COVID-19 patients with Zofin™, which EA trial had been authorized by the FDA in September 2020. The results of the EA trial indicated that treatment of participants with Zofin™:

●	met endpoints for safety and efficacy in patients with mild to moderate COVID-19;

●	mitigated mild and moderate symptoms;

●	improved pulmonary opacities detected in chest X-rays; and

●	improved inflammatory biomarkers.

The trial was conducted at United Memorial Medical Center in Houston, Texas. The administration of ZofinTM in the trial was well tolerated in all enrolled subjects, with no adverse events. Chest X-ray data demonstrated that 75% of subjects had bilateral opacities caused by COVID-19 infection at day 0 (baseline), prior to treatment with ZofinTM and thirty (30) days after ZofinTM treatment, chest X-ray data showed 83% of treated subjects had normal lung imaging, indicating complete recovery. Organicell intends to submit results of the trial for scientific peer review and publication, as well as to the FDA for approval of an amendment to the Company’s previously approved IND (NCT04384445) to perform a placebo-controlled Phase II clinical trial to confirm safety and efficacy in a randomized fashion.

On June 17, 2021, Organicell received a subpoena dated June 14, 2021, from the Atlanta Regional Office of the SEC requiring the production of certain documents and communications in connection with the treatment and results of various COVID-19 patients, as discussed in the Company’s Current Reports on Form 8-K filed with the SEC during the period from May 27, 2020 through May 11, 2021. The Company intends to fully cooperate with the SEC’s investigation and believes that it will be able to provide all of the information requested by the SEC. The Company can make no assurances as to the time or resources that will need to be devoted to this investigation or its final outcome, or the impact, if any, of this investigation or any proceedings on the Company’s current business, financial condition, results of operations, cash flows, or the Company’s future operations.

COVID-19 impact on Economy and Business Environment

The current outbreak of the novel coronavirus (“COVID-19”) and resulting impact to the United States economic environments began to take hold during March 2020. The adverse public health developments and economic effects of the COVID-19 outbreak in the United States, have adversely affected the demand for our products and services by our customers and from patients of our customers as a result of quarantines, facility closures and social distancing measures put into effect in connection with the COVID-19 outbreak and which currently still continue to have a negative impact to our business and the economy. These restrictions have adversely affected the Company’s sales, results of operations and financial condition.

There is no assurance as to when the adverse impact to the United States and worldwide economies resulting from the COVID-19 outbreak will be eliminated, if at all, and whether any new or recurring pandemic outbreaks will occur again in the future causing a similar or worse devastating impact to the United States and worldwide economies or our business.

Industry Overview

The traditional health care industry in the United States is predominantly controlled by the rules of the Centers for Medicare & Medicaid Services (“CMS”) and commercial health insurance companies. This control limits patients’ access to alternative medical therapies, that recent medical literature demonstrates highly beneficial outcomes in the field of anti-aging and regenerative medicine. Traditional allopathic medicine of health care provided to patients in the United States relies on government and commercial health insurance for payment of the costs associated with their day-to-day health care. Because of this close relationship, physicians must follow government and commercial insurers guidelines in order to stay in the plans and receive reimbursement. Physicians are restricted in their ability to expand the nature of the treatments provided beyond industry practices because of legal ramifications and/or lack of knowledge concerning protocol of cutting-edge anti-aging and regenerative medical treatments.

Despite the above, anecdotal and medical literature has shown an increased demand by patients for access to alternative medical therapies and treatments. Patients are seeking these alternatives to traditional allopathic medicine, due to the adverse events associated with traditional pharmaceuticals, risks associated with surgeries, and that traditional medicine and insurers are not addressing wellness or preventive medicine sufficiently. To address a wide variety of aging issues, safe alternatives to pathologies, including access to other treatments and pharmaceuticals and to achieve beneficial “elective” health treatments, we intend utilize the latest regenerative technologies. These alternative pathways to date have had significant restrictions because of regulations imposed by the FDA, other regulatory bodies and insurers due to lack of randomized controlled studies, yet many published case series demonstrate safety and efficacy. Patients and consumers are looking to safe alternatives compared more traditional medicine, including the following:

●	Cellular/ Tissue based therapies

○	Adipose-derived stromal vascular fraction

○	Bone marrow-derived stem cell therapies

○	Peripheral blood derived therapies (i.e., platelet rich plasma);

○	Placental-based therapies

➢	Technology documented since 1910 for safety and efficacy, tissue processed from human amniotic membrane and fluid, donated by consenting mothers delivering a full-term healthy baby by scheduled Caesarean section, avoiding any ethical or moral concerns, proven safety record, case series documented success in a multitude of systemic and local pathologies

○	Growth factor, cytokine therapies

●	Anti-Aging

○	Supplements

➢	Vitamins

➢	Minerals

➢	Medical foods

○	Weight control

○	Topical lotions and creams for the largest organ - the skin

●	Non-traditional medical alternatives

○	Acupuncture

○	Naturopathic

○	Chiropractic

●	Self-directed

○	Meditation

○	Yoga

○	Tai Chi

Currently, patients who desire alternative treatments rely on the following options:

●	Medical Tourism

○	In United States

○	Off-shore United States

➢	Central and South America

➢	Caribbean

➢	Europe

●	Consulting directly with physicians knowledgeable in providing regenerative medical services

●	Unlicensed life coaches

Business Strategy

Current Business Strategy:

Our current business strategy is to achieve the following goals and milestones:

●	Execute on current strategy to complete existing clinical studies and secure approval to commence additional studies for other specific indications that we identify that the use of our products will provide more favorable and desired health related benefits for patients seeking alternative treatment options than are currently available;

●	Perform clinical based studies associated with the use of our products (independently and/or in conjunction with Providers and/or Manufacturers) and seek accelerated approval for each product application in accordance with the 21st Century Cures Act (“Cures Act”) and/or through the granting of an FDA-approved biologics application (“BLA”) to allow products to be lawfully marketed and/or sold in the United States;.

●	Assure the Company’s maintains compliance with existing and the anticipated changes to FDA regulations, including the use and sale of tissue-based products (“HCT/Ps”) published in November 2017 and scheduled to take effect by May 2021 to the extent applicable to the Company’s operations, as well as readiness to respond to ongoing future changes to regulations impacting our products;

●	Continue to build out our lab facilities to meet expected production and research requirements; and

●	Engage high profile and industry recognized medical advisors, researchers and/or scientists to help identify and develop new and emerging technologies concerning biologics and to assure our Products remain cutting edge and competitive to products offered by other companies;

●	Identify alternative products and services to (a) offset any potential decline in revenues resulting from FDA limitations on the sales and distribution of our existing products currently being sold and distributed as a result of our commencement of clinical trials using such products and/or future expected FDA restrictions on RAAM products; and (b) provide our Providers with alternative product and treatment options to remain competitive with the market and our Providers to meet the needs and demands of their patients;

●	Expand our sales market and network of Providers outside of the United States;

●	Identify sources of exclusive and superior suppliers of RAAM products;

●	Identify strategic relationships to acquire existing Providers and/or suppliers or owners of IP associated with additional desired RAAM products;

Develop and expand operations to provide for growth of our revenues;

●	Increase revenues for RAAM related products by:

○	Hiring of additional in-house sales personnel;

○	Selectively engaging independent distributors;

○	Marketing private label products to distributors;

○	Increasing market recognition for our Organicell brand from: marketing and participating in industry trade shows;

●	Expand our sales market outside of the United States;

●	Increase the number of RAAM product offerings for various modalities using proprietary processing, formulas and administration techniques;

●	Develop additional revenues from IV Drip Therapies to be conducted through Livin Again:

●	Extending our referral network of Providers based on:

○	Superior product offerings;

○	Demonstrating a realistic and executable regulatory roadmap to assure Company and product compliance with current and anticipated FDA regulations;

○	Developing and providing educational support to Providers regarding our products and regulatory concerns; and

●	Secure additional working capital;

●	Fund shortfalls in working capital to fund ongoing expenses and required payments to vendors and creditors until revenues are stabilized;

●	Fund ongoing costs to pursue clinical trials;

●	Fund capital expenditures associated with maintaining compliance of our facilities and products;

●	Fund our strategy to develop and expand our revenues for the sales and distribution of RAAM related products described above;

●	Hire additional personnel to support our growth and planned expansion; and

●	Enhance our CRM, e-commerce and ERP capabilities to facilitate marketing, sales and distribution functionality and accounting for our operations.

Market Overview

The population of the United States and the developed world is getting older and living longer. According to a United States Consensus Bureau’s report, “An Aging World: 2015,” America’s 65-and-over population is projected to nearly double over the next three decades, ballooning from 48 million to 88 million by 2050 and that worldwide, the 65-and-over population will more than double to 1.6 billion by 2050. According to the report, in 2015, 14.9% of the U.S. population was 65 or over and the United States was the 48th oldest country out of 228 countries and areas in the world in 2015. Baby boomers began reaching age 65 in 2011 and by 2050 the older share of the U.S. population will increase to 22.1%.

The world average age of death has increased by 35 years since 1970, with declines in death rates in all age groups, including those aged 60 and older (Source: Institute for Health Metrics and Evaluation, 2013; Mathers et al., 2015). The leading causes of death are shifting, in part because of increasing longevity. Between 1990 and 2013, the number of deaths from non-communicable diseases (“NCDs”) has increased by 42%; and the largest increases in the proportion of global deaths took place among the population aged 80 and over. An estimated 42.8% of deaths worldwide occur in the population aged 70 and over, with 22.9% in the population aged 80 and over.

Also, according to the CDC, “Medical Tourism” (a term commonly used to describe people traveling outside their home country for medical treatment) is a worldwide, multibillion-dollar phenomenon that is expected to grow substantially in the next 5–10 years. Studies have estimated that hundreds of thousands of medical tourists travel from the United States annually and that patients pursue medical care abroad for a variety of reasons, including a desire to receive a procedure or therapy not available in their country of residence. Common categories of procedures that US travelers pursue during medical tourism trips include orthopedic surgery, cosmetic surgery, cardiology (cardiac surgery), oncologic care, and dentistry. Common destinations include Thailand, Mexico, Singapore, India, Malaysia, Cuba, Brazil, Argentina, and Costa Rica.

If we are able to implement our intended business plan, we believe that we will be well situated to address this increased consumer demand for alternative medical treatments.

Marketing and Sales

Currently, we market our RAAM products and services to a network of Providers through in-house, contracted sales personnel and/or from independent distributors. As of the date of this prospectus, we had four salespeople who marketed our RAAM products and services. In addition, we had arrangements with several independent distributors that were marketing and distributing our products. We intend in the future to expand our in-house sales force and independent distributors as our working capital improves, our product line expands and as volumes increase. We also intend to develop and offer ongoing training seminars to provide the best possible information on the latest advances on anti-aging, and regenerative medicine to Providers.

Raw Materials and Sources of Supply

We acquire the raw materials and supplies for our RAAM research and development and the manufacturing of our RAAM placental-related products from unaffiliated third-party laboratories pursuant supply arrangements.

In the event any one or more of our current suppliers are unwilling or unable to sell us required raw materials and/or products, for any reason, we may not be able to provide replacement products to our customers, or if other supply arrangements can be made, the replacement products and terms may not be as favorable.

Customers

Our RAAM business is not dependent on any one or more customers, especially as our customer and distribution network expands. Our customer base is increasingly broad based and throughout the United States and worldwide.

Intellectual Property

The table below sets forth a summary of our intellectual property rights.

Patents:	None

Patent Applications:

OrganicellTM has a U.S. Provisional Patent Application on file for its OrganicellTM line of products and the proprietary techniques used in during processing perinatal fluid.

U.S. Provisional Patent Application No. 63/008,355

Titled: COMPOSITIONS COMPRISING NANOPARTICLES, METHOD OF MAKING AND USES THEREOF

Filed: April 10, 2020

Inventor: Maria Ines Mitrani

Applicant: Organicell Regenerative Medicine, Inc.

Conversion Filing Deadline: April 10, 2021

Assignment: MARIA INES MITRANI (Assignor), ORGANICELL REGENERATIVE MEDICINE, INC. (Assignee)

Recorded: April 15, 2020

Real/Frame: 052403 / 0365

Trademarks:

Word Mark: ZENOX

Goods/Services: Radiation sterilized biologically derived products developed from perinatal tissue material in the nature of cultured biological tissue and non-cultured biological tissue, for aesthetic purposes, other than for medical or veterinary purposes (IC 001)

Serial Number: 90331202

Filing Date: November 19, 2020

Owner: Organicell Regenerative Medicine, Inc.

Status: Pending, awaiting examination

Word Mark: ZENOX

Goods/Services: Radiation sterilized biologically derived products developed from perinatal tissue material for medical and medical regenerative purposes, namely, biological tissue grafts, implants comprising living tissue, surgical implants comprising living tissue, and biological implants for cushioning tissues and supporting tissue repair and homeostasis (IC 005)

Serial Number: 90331195

Filing Date: November 19, 2020

Owner: Organicell Regenerative Medicine, Inc.

Status: Pending, awaiting examination

Word Mark: XOTIN

Goods/Services: Biologically derived nanoparticles, namely, exosomes and extracellular vesicles, developed from perinatal tissue material for aesthetic purposes, other than for medical or veterinary purposes (IC 001)

Serial Number: 90168590

Filing Date: September 9, 2020

Owner: Organicell Regenerative Medicine, Inc.

Status: Notice of Allowance issued January 26, 2021

Word Mark: XOTIN

Goods/Services: Biologically derived nanoparticles, namely, exosomes and extracellular vesicles, developed from perinatal tissue for medical and medical regenerative purposes, namely, biological tissue grafts, implants comprising living tissue, surgical implants comprising living tissue, and biological implants for cushioning tissues and supporting tissue repair and homeostasis (IC 005)

Serial Number: 90168599

Filing Date: September 9, 2020

Owner: Organicell Regenerative Medicine, Inc.

Status: Notice of Allowance issued January 26, 2021

Word Mark: ZOFIN

Goods/Services: Biologically derived products developed from perinatal tissue material in the nature of cultured biological tissue and non-cultured biological tissue, for aesthetic purposes, other than for medical or veterinary purposes (IC 001); Biologically derived products developed from perinatal tissue material for medical and medical regenerative purposes, namely, biological tissue grafts, implants comprising living tissue, surgical implants comprising living tissue, and biological implants for cushioning tissues and supporting tissue repair and homeostasis (IC 005)

Serial Number: 90050511

Filing Date: July 13, 2020

Owner: Organicell Regenerative Medicine, Inc.

Status: Pending, response to Office Action filed October 29, 2020

Word Mark: Organicell

Goods/Services: Biologically derived products developed from perinatal tissue material in the nature of cultured biological tissue and non-cultured biological tissue, for aesthetic purposes, other than for medical or veterinary purposes (IC 001); Biologically derived products developed from perinatal tissue material for medical and medical regenerative purposes, namely, biological tissue grafts, implants comprising living tissue, surgical implants comprising living tissue, and biological implants for cushioning tissues and supporting tissue repair and homeostasis (IC 005)

Serial Number: 88903989

Filing Date: May 6, 2020

Owner: Organicell Regenerative Medicine, Inc.

Status: Notice of Allowance issued December 22, 2020

Word Mark: Organicell

Goods/Services: Non-medicated anti-aging serum; non-medicated skin serums; all of the aforementioned goods are made in whole or in substantial part of organic ingredients (IC 003)

Serial Number: 87311045

Filing Date: January 23, 2017

Owner: Organicell Regenerative Medicine, Inc.

Registration Number: 5289671

Registration Date: September 19, 2017

Status: Live

Word Mark: PATIENT PURE X - PPX

Goods/Services: plasma extracts for medical use, namely, plasma extract containing purified and concentrated exosomes derived from whole human blood

Serial Number: 88771931

Filing Date: January 24, 2020

Owner: Organicell Regenerative Medicine, Inc.

Status: Notice of Allowance issued July 28, 2020 – 1st extension filed and approved

Word Mark: PATIENT PURE X - PPX

Goods/Services: plasma processing services for others, namely, extracting purified and concentrated exosomes based on whole blood harvested from patients for use by hospitals, clinics, or other organizations or persons involved in delivering healthcare services to patients

Serial Number: 88771934

Filing Date: January 24, 2020

Owner: Organicell Regenerative Medicine, Inc.

Status: Notice of Allowance issued August 18, 2020

Pursuant to our employment agreements with our executives, all work product that is created, prepared, produced, authored, edited, amended, conceived or reduced to practice by each executive individually or jointly with others during the period of their employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations thereof, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), the sole and exclusive property of the Company. All of the Work Product consisting of copyrightable subject matter shall be deemed "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company or if not applicable, deemed to be irrevocably assigned to the Company, for no additional consideration. The Intellectual Property Rights in any “Pre-Existing Materials” included contained in the Work Product shall be retained by the executive but the executive shall be deemed to have granted to the Company an irrevocable, worldwide, unlimited, royalty-free license to use, publish, reproduce, display, distribute copies of, and prepare derivative works based upon, such Pre-Existing Materials and derivative works thereof. The Company may not assign, transfer, and sublicense such rights to others without executive’s consent, other than to a wholly owned subsidiary of the Company. The executive shall provide written notice to the Company’s Chief Executive Officer therein notifying the Company new intellectual property including the Pre-Existing Materials.

Competition

The regenerative medicine field is highly competitive and subject to rapid technological change and regulation. Companies compete on the basis of product efficacy, pricing, and ease of handling/logistics. A critically important factor for growth in the US market is third-party reimbursement, which is difficult to obtain, and the process can be time-consuming and expensive. We expect that it will take some time before RAAM products will be widely accepted under health insurance coverage. In addition, growth of this industry is expected to expand as additional research and development into the benefits of regenerative products and specific products becomes more widely accepted as a result of FDA mandated or optional clinical trials are performed by industry stakeholders.

As stated previously, there is a growing urgency in the industry for companies to meet the anticipated new and more stringent regulatory deadlines to be imposed by the FDA in connection with regulation of RAAM products that are scheduled to go into effect in May 2021(extended from November 2020 due to the COVID-19 pandemic Although we believe that our current products fall within these guidelines, as a result of these concerns, the Company and its competitors are pursuing research and development efforts and submitting IND applications for FDA approval to commence clinical trials for RAAM products being sold to assure that their respective operations and products remain compliant with FDA regulations and there is no adverse impact to future operations. In addition, the Company believes that the ability to demonstrate that products and operations comply with regulations are important factors for companies in the industry to be successful in the future.

We intend to perform clinical trials for our RAAM Products for the purpose of obtaining biologics license status from the FDA to provide us with advantages over our competitors, including acceleration for acceptance of our products in traditional insurance plans, compliance with FDA regulations and to provide our customers with superior education and support of the benefits of our products. Initially we are positioning ourselves as a cash-based health care alternative for consumers that can provide higher levels of improvement, that is not available from traditional allopathic medicine at this time.

The Company competes in multiple areas of clinical treatment where regenerative biomaterials may be employed to modulate inflammation, enhance healing, and reduce scar tissue formation: advanced wound care treatment, spine, orthopedic, surgery and sports medicine.

The primary competitive products in this space include autologous serums derived from blood, bone marrow, and adipose tissue (Regena) and allograft products derived from amniotic fluid or amniotic membrane, umbilical cord blood or umbilical cord tissue matrix, or from culture-expanded perinatal cells. Our competitors are primarily producer-distributor companies which include Predictive Biotech, Kimera Labs, MiMedix Group, Inc., Invitrx Therapeutics, Liveyon, BioD and Direct Biologics, as well as a number of distributors who sell white-labeled products from those producer-distributor entities. Additionally, there are a variety of accredited blood, bone, and soft tissue banks that we will be competing against, including Utah Cord Bank and Cord for Life.

As stated previously, the demand for RAAM products is very high and expected to grow with the growing baby boomer generation getting older, the increase in patients desiring to seek health care options outside of traditional therapies, the growing trend in the desire of individuals to remain active longer in life and the ongoing rise in health care costs which RAAM products may provide a more efficient and economical alternative for certain conditions.

Government Regulation

General

The Company’s operations are subject to FDA regulations in connection with the sales and distribution of its RAAM products. In addition, the Company relies on supply agreements with birth tissue recovery companies, supply manufacturers and/or third party distributors for the supply of RAAM products and/or the Company’s intended objectives to conduct research and development and clinical trials of RAAM products, all of whom are required to comply with FDA regulations. We anticipate these regulations will be heavily enforced and subject to more restrictive regulations by the FDA in the future. A summary of the current FDA regulations is set forth below:

FDA Premarket Clearance and Approval Requirements

Tissue Products

Currently the products that are sold by the Company are derived from human tissue that is purchased by the Company and processed directly in the Company’s laboratory facilities. At times when the Company did not manufacture its own products, the products sold were manufactured and processed by third party manufacturers. As discussed below, some tissue-based products are regulated solely under Section 361 of the Public Health Service Act as human cells, tissues and cellular and tissue-based products, or HCT/Ps, which do not require premarket clearance or approval by the FDA. Other tissue products are regulated as biologics and, in order to be lawfully marketed in the United States, require an FDA-approved BLA.

The FDA is continually changing and formulating new guidelines for this industry. In addition, the FDA has published some additional draft guidelines related to this industry and the ultimate form of the regulations are not yet known.

Products Regulated as HCT/Ps

The FDA has specific regulations governing human cells, tissues, and cellular and tissue-based products, or HCT/Ps. An HCT/P is a product containing or consisting of human cells or tissue intended for transplantation into a human patient. HCT/Ps that meet the criteria for regulation solely under Section 361 of the Public Health Service Act (so-called “361 HCT/Ps”) are not subject to approval requirements and they are subject to post-market regulatory requirements.

To be a 361 HCT/P, a product generally should meet following criteria:

●	Be minimally manipulated, no structural change, or be mixed with anything;

●	Be intended for homologous use, essentially used for the same purpose that it was used in the donor;

●	Its manufacture must not involve combination with another article, except for water, crystalloids, or a sterilizing, preserving or storage agent; and

●	It must not be dependent upon the metabolic activity of living cells for its primary function.

Products Regulated as Biologics- The BLA Pathway

The typical steps for obtaining FDA approval of a BLA to market a biologic product in the U.S. include:

●	Completion of preclinical laboratory tests, animal studies and formulations studies under the FDA’s good laboratory practices regulations;

●	Submission to the FDA of an Investigational New Drug Application (“IND”) for human clinical testing, which must become effective before human clinical trials may begin and which must include independent Institutional Review Board (“IRB”) approval at each clinical site before the trials may be initiated;

●	Performance of adequate and well-controlled clinical trials in accordance with Good Clinical Practices to establish the safety and efficacy of the product for each indication;

●	Submission to the FDA of a Biologics License Application for marketing the product, which includes, among other things, reports of the outcomes and full data sets of the clinical trials, and proposed labeling and packaging for the product;

●	Satisfactory completion of an FDA Advisory Committee review; and

●	Satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with Current Good Manufacturing Practices (“cGMP”) regulations.

Generally, clinical trials are conducted in three phases:

●	Phase I trials typically involve a small number of healthy volunteers and are designed to provide information about the product safety.

●	Phase II trials are conducted in a larger but limited group of patients afflicted with a specific diagnosis in order to determine preliminary efficacy, and to identify possible adverse effects.

○	Dosage studies are designated as Phase IIA and efficacy studies are designated as Phase IIB.

●	Phase III clinical trials are generally large-scale, multi-center, comparative trials conducted with patients who have a specific condition in order to provide statistically valid proof of efficacy, as well as safety and potency.

●	In some cases, the FDA will require Phase IV, or post-marketing trials, to collect additional data after a product is on the market.

The process of obtaining an approved BLA requires the expenditure of substantial time, effort and financial resources and may take years to complete.

FDA Post-Market Regulation

Tissue processors are required to register as an establishment with the FDA. We intend on becoming a registered establishment, accredited by the American Association of Tissue Banks (“AATB”) for the storage and distribution of tissue products that we purchase directly or indirectly from third party manufacturers. Once we are registered, we will be required to comply with regulations, including those regulations regarding storage, controls, access, labeling, record keeping, security, processes, compliance with established Good Tissue Practices, and documentation associated with the sale of our products by our customers to their patients. Our facilities will be subject to periodic inspections to assess our records and determination of our compliance with the regulations.

Products covered by a BLA, 510(k) clearance, or a PMA are subject to numerous additional regulatory requirements, which include, among others, compliance with cGMP, which imposes certain procedural, substantive and record keeping requirements, labeling regulations, the FDA’s general prohibition against promoting products for unapproved or “off-label” uses, and additional adverse event reporting.

Other Regulation Specific to Tissue Products

The AATB, has issued operating standards for tissue banking, whether manufacturing and/or storing products as a distributor of manufactured products by third parties. Compliance with these standards is a requirement in order to become a licensed tissue bank.

21st Century Cures Act

In December 2016, President Obama signed the 21st Century Cures Act (the “Cures Act”) into law.  The Cures Act includes many provisions that aim to speed up the process of bringing new drugs and devices to market. One of the Cures Act’s most significant amendments to the Federal Food, Drug and Cosmetic Act allows the FDA to grant accelerated approval to regenerative medicine products, while also providing the agency with wide discretion on creating new approaches to regenerative medicine. This legislative development is the result of increased pressure from patients and other stakeholders to move regenerative medicine advancements more quickly from the lab into the clinic.

Specifically, the new accelerated approval pathway authorized by the Act allows certain regenerative medicine products to be designated as “regenerative advanced therapy” and become eligible for priority review by FDA. To qualify for this pathway, the product must be aimed at a serious disease and have the potential to deal with currently unmet medical needs. It must also meet the Act’s new definition of a regenerative advanced therapy, which is defined as “cell therapy, therapeutic tissue engineering products, human cell and tissue products, and combination products using any such therapies or products, except for those regulated solely under section 361 of the Public Health Service Act.” This broad definition would seem to encompass the majority of regenerative medicine products known to be currently in the development stages.

As with the existing accelerated approval pathway for drugs and biologics, this new regulatory pathway would allow a regenerative medicine product to be approved for marketing based on surrogate or intermediate clinical trial endpoints rather than longer term clinical outcomes. The use of such endpoints can decrease the number, duration, and complexity of clinical trials that are needed to prove a longer-term outcome. Subsequently, a sponsor would have to conduct confirmatory clinical trials to ensure that the surrogate or intermediate endpoint was in fact predictive of patients’ clinical response to the product, otherwise the accelerated approval could be withdrawn.

The Act also requires the FDA to work with the National Institute of Standards and Technology (“NIST”) and other stakeholders to develop standards and consensus definitions for regenerative medicine products. Such standards are expected to play a large role in advancing this nascent industry by allowing companies to rely on FDA-recognized standards, rather than creating and validating their own as is the case today.

The Act attempts to create a research network and a public-private partnership to assist developers in generating definitive evidence about whether their proposed therapies indeed provide clinical benefits that are hoped for. The Act also requires the FDA to track and report the number and type of applications filed for regenerative medicine products, including the number of products approved through the new accelerated approval pathway. The law also includes provisions that require the FDA to publish guidance on how it will design and implement an approval process for regenerative medicine devices.

November 2017 FDA Guidelines

In November 2017, the FDA released four guidance documents (two final, two draft) in an effort to implement a “comprehensive policy framework” for existing laws and regulations governing regenerative medicine products, including human cells, tissues, and cellular and tissue-based products (“HCT/Ps”).  These guidance documents build upon the previous regulatory framework for these products, which was completed in 2005.  A guidance document cannot alter a regulation but can clarify how the FDA intends to enforce the regulation. The Comprehensive regenerative medicine policy framework intends to spur innovation, efficient access to potentially transformative products, while ensuring safety and efficacy.

The framework builds upon the FDA’s existing risk-based regulatory approach to more clearly describe what products are regulated as drugs, devices, and/or biological products. Further, two of the guidance documents propose an efficient, science-based process for helping to ensure the safety and effectiveness of these therapies, while supporting development in this area. The suite of guidance documents also defines a risk-based framework for how the FDA intends to focus its enforcement actions against those products that raise potential significant safety concerns. This modern framework is intended to balance the agency’s commitment to safety with mechanisms to drive further advances in regenerative medicine so innovators can bring new, effective therapies to patients as quickly and safely as possible. The policy also delivers on important provisions of the Act.

Final Guidance Documents

The two final guidance documents clarify the FDA’s interpretation of the risk-based criteria manufacturers use to determine whether a product is subject to the FDA’s premarket review.

The first guidance provides greater clarity around when cell and tissue-based products would be exempted from the established regulations if they are removed from and implanted into the same individual within the same surgical procedure and remain in their original form. The second final guidance helps stakeholders better understand how existing regulatory criteria apply to their products by clarifying how the agency interprets the existing regulatory definitions “minimal manipulation” and “homologous use.” As this field advances, the FDA has noted that there are a growing number of regenerative medicine products subject to FDA premarket authorization. These guidance documents will help explain how the FDA will provide a risk-based framework for its oversight. The policy framework defines how the FDA intends to take action against unsafe products while facilitating continued innovation of promising technologies.

To accomplish this goal, the guidance document has clarified the FDA’s view of “minimal manipulation” and “homologous use.” These are two concepts that are defined in current regulation to establish the legal threshold for when a product is subject to the FDA’s premarket approval requirements. By further clarifying these terms in the final guidance, the FDA is applying a modern framework for its oversight.

FDA regulations at 21 C.F.R. Part 1271, previous draft guidance documents, and untitled letters establish the agency’s approach to regulating HCT/Ps. Some HCT/Ps are exempt from premarket approval and are subject to regulation solely under section 361 of the Public Health Service Act (“PHS Act”) (so-called “361 HCT/Ps”) whereas others require premarket approval (i.e., as a drug, device, or biologic) (so-called “351 HCT/Ps”).  Both 361 HCT/Ps and 351 HCT/Ps are subject to FDA requirements (at Part 1271) for registration and listing, donor-eligibility, current good tissue practices, and other requirements intended to prevent transmission of communicable diseases.  Those that are the subject of the “same surgical procedure” exception – are exempt from both premarket approval requirements and the requirements of Part 1271.  This regime is outlined in a flow chart, which is one of the few new features of the final guidance documents and is presented below:

Enforcement Discretion

In order to allow manufacturers of products time to comply with the guidance requirements, the FDA announced that it intended (originally through November 2020 and extended to May 2021 because of the COVID-19 pandemic) to exercise enforcement discretion for certain products that are subject to the FDA’s premarket review under the existing regulations but are not currently meeting these requirements. The FDA does not intend to exercise such enforcement discretion for those products that pose a potential significant safety concern. Going forward, the FDA will apply a risk-based approach to enforcement, taking into account how products are being administered as well as the diseases and conditions for which they are being used. This risk-based approach allows product manufacturers time to engage with the FDA, as to determine if they need to submit a marketing authorization application and, if so, submit their application to the FDA for approval.

The FDA’s enforcement discretion policy for IND and premarket approval requirements does not apply to products that have been associated with reported safety concerns or have the potential to cause significant safety concerns to patients. The FDA has stepped up its oversight of cellular and related products in recent years and has issued compliance actions, including numerous warning and untitled letters, and pursued litigation for serious violations of the law, including some involving patient harm.

Although the FDA has not changed its basic approach to regulating HCT/Ps, the FDA intends to exercise enforcement discretion up through May 2021 with regard to 351 HCT/Ps requiring premarket approval. The guidance states that, in order to “give manufacturers time to determine if they need to submit an IND or marketing application in light of this guidance,” the FDA intends to exercise enforcement discretion (i.e., the Agency may permit marketing without an approved marketing application) if the HCT/P “is intended for autologous use and its use does not raise reported safety concerns or potential significant safety concerns.”

The FDA has indicated it intends to focus enforcement actions on “products with higher risk,” taking into account factors such as non-autologous (allogeneic) use, the route of administration, the site of administration, and whether the product is intended for homologous or non-homologous use. For example, HCT/Ps administered via intravenous injection or infusion, aerosol inhalation, intraocular injection, or injection or infusion into the central nervous system, will be prioritized over HCT/Ps administered by intradermal, subcutaneous, or intra-articular injection. Similarly, HCT/Ps intended for non-homologous use, particularly those intended to treat serious or life-threatening conditions, “are more likely to raise significant safety concerns than HCT/Ps intended for homologous use”.

The Company believes that the new regulatory restrictions being implemented by the FDA are intended to assure that all parties involved in the chain of gathering, processing, distributing and/or administrating RAAM related products have met the required standards to assure that the manufacturing, marketing the administration of the RAAM regulated products are not misleading and are performed in a safe and ethical manner and in accordance with the “objective intent” of the manufacturer.

We have not obtained any opinion or ruling regarding the Company’s operations and whether the processing, sales and distribution of the products we currently produce would be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s.  However, we do not believe that our products fall within these guidelines and intend to vigorously defend against any adverse interpretation by the FDA on the classification of our products that may be deemed as falling under this defined regulation, if any.  Notwithstanding the foregoing, we are undertaking efforts on an ongoing basis to mitigate any potential risks associated with an adverse ruling by the FDA and the subsequent limitations on our ability to continue to generate revenues from the sale of our products in the United States until the Company obtains the required licenses.  The efforts include continuing with clinical trials, expanding sales internationally and developing new product offerings and/or designations of products that would not fall under these regulations.

New Draft Guidance Documents

The two draft guidances provide important information to help spur development and access to innovative regenerative therapies. The first draft guidance, which builds off the regenerative medicine provisions in the Act, addresses how the FDA intends to simplify and streamline its application of the regulatory requirements for devices used in the recovery, isolation, and delivery of regenerative medicine advanced therapies, including combination products. The guidance specifies that devices intended for use with a specific RMAT may, together with the RMAT, be considered to comprise a combination product.

The second draft guidance describes the expedited programs that may be available to sponsors of regenerative medicine therapies, including the new Regenerative Medicine Advanced Therapy (“RMAT”) designation created by the 21st Century Cures Act, Priority Review, and Accelerated Approval. In addition, the guidance describes the regenerative medicine therapies that may be eligible for RMAT designation – including cell therapies, therapeutic tissue engineering products, human cell and tissue products, and combination products using any such therapies or products, as well as gene therapies that lead to a durable modification of cells or tissues (including genetically modified cells).

Fraud, Abuse and False Claims

We are directly and indirectly subject to various federal and state laws governing relationships with healthcare providers and pertaining to healthcare fraud and abuse, including anti-kickback laws.  In particular, the federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for or recommending a good or service for which payment may be made in whole or part under federal healthcare programs, such as the Medicare and Medicaid programs.   Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment, and possible exclusion from Medicare, Medicaid, and other federal healthcare programs.  The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry.  In implementing the statute, the Office of Inspector General of the U.S. Department of Health and Human Services (“OIG”) has issued a series of regulations, known as the “safe harbors.”  These safe harbors set forth provisions that, if all their applicable requirements are met, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute.

AdvaMed has established guidelines and protocols for medical device manufacturers in their relationships with healthcare professionals on matters including research and development, product training and education, grants and charitable contributions, support of third-party educational conferences, and consulting arrangements.  Adoption of the AdvaMed Code by a medical device manufacturer is voluntary, and while the OIG and other federal and state healthcare regulatory agencies encourage its adoption and may look to the AdvaMed Code, they do not view adoption of the AdvaMed Code as proof of compliance with applicable laws.  We have incorporated the principles of the AdvaMed Code in our standard operating procedures, sales force training programs, and relationships with health care professionals.

Manufacturing (Processing)

We intend on becoming a registered establishment, accredited by the American Association of Tissue Banks (“AATB”) for the storage and distribution of tissue products that we purchase directly or indirectly from third party manufacturers.

Our laboratory and distribution facilities are subject to periodic unannounced inspections by regulatory authorities based on the activities we may be engaged and may undergo compliance inspections conducted by the FDA and corresponding state and foreign agencies based on our operations. We intend to seek American Association Blood Banks (“AABB”) or AATB accreditation in connection with the storage of products we intend to distribute.

FDA Compliance Steps

In connection with the Company’s ongoing research and development efforts and the Company’s efforts to meet compliance with current and anticipated FDA regulations expected to be enforced beginning in June 2021 requiring that the sale of products that fall under Section 351 of the Public Health Services Act pertaining to marketing traditional biologics and human cells, tissues and cellular and tissue based products (“HCT/Ps”) can only be sold pursuant to an approved biologics license application (“BLA”), the Company has obtained certain Investigation New Drug (“IND”) and emergency IND (“eIND”) approvals from the FDA, including applicable Institutional Review Board (“IRB”) approvals which authorized the Company to commence clinical trials or treatments in connection with the use of the Company’s products and related treatment protocols. The status of the Company’s current IND’s and eIND’s submitted and approved for past or planned treatments and/or clinical trials are described below:

The Company’s FDA submitted and/or approved phase I/II IND’s and eIND’s

1.	IND # 19881 approved on 04/30/2020 - A Phase I/II Randomized, Double Blinded, Placebo Trial to Evaluate the Safety and Potential Efficacy of Intravenous Infusion of OrganicellTM Flow for the Treatment of Moderate to Severe Acute Respiratory Syndrome (SARS) Related to COVID-19 Infection vs Placebo. IRB was approved by the Institute of Regenerative and Cellular Medicine (“IRCM”) on 06/04/2020 (approval number: IRCM-2020-254). The clinical trial is currently in process. A total of nine patients have been enrolled to the study thus far.

2.	eIND#22370 approved on 05/11/2020 - Treatment for Acute hypoxic respiratory failure with ARDS secondary to COVID-19 infection for single patient.

3.	eIND#22371 approved on 05/11/2020 - Treatment for Acute hypoxic respiratory secondary to bilateral pneumonia secondary to COVID-19 with ARDS for single patient.

4.	eIND#22897 approved on 05/29/2020 – Treatment for Acute respiratory failure with hypoxia, secondary to COVID-19 with ARDS for single patient.

5.	eIND#25426 approved on 07/24/2020 - Treatment of COVID-19 positive for single patient.

6.	eIND#25888 approved on 8/01/2020 - Treatment of post COVID-19 complication for single patient.

7.	eIND#26560 approved on 8/17/2020 - Treatment of post-COVID-19 complications for single patient.

8.	eIND#26561 approved on 8/17/2020 - Treatment of post-COVID-19 complications for single patient.

9.	eIND#26676 approved on 8/20/2020 - Treatment of respiratory failure due to COVID-19 infection for single patient.

10.	eIND#26700 approved on 8/21/2020 - Treatment for ARDS associated with COVID-19 for single patient.

11.	eIND#26776 approved on 8/25/2020 - Treatment of COVID-19 positive for single patient.

12.	eIND#26777 approved on 8/25/2020 - Treatment of COVID-19 positive for single patient.

13.	eIND#26864 approved on 9/05/2020 - Treatment of COVID-19 positive for single patient.

14.	IND#26821 approved on 9/22/2020 - Treatment of post COVID-19 complications for single patient.

15.	eIND#26964 approved on 10/10/2020 - Treatment for ARDS associated with COVID-19 for single patient.

16.	eIND#26972 approved on 10/14/2020 - Treatment for ARDS associated with COVID-19 for single patient.

17.	eIND#26978 approved on 10/16/2020 - Treatment for ARDS associated with COVID-19 for single patient.

18.	eIND#27128 approved on 12/04/2020 - Treatment of mild to moderate symptoms of COVID-19 for a single patient.

19.	eIND#27165 approved on 12/04/2020 - Treatment of COVID-19 pneumonia and respiratory failure with ARDS for a single patient.

20.	Expanded Access to ZofinTM (OrganicellTM Flow) approved on 09/24/2020 - Treatment of Patients with COVID-19 Outpatient and Inpatient Population. IRB pending. Expected to start trial during the fiscal year ending October 31, 2021.

21.	IND # 23198 approved on 01/27/2021. A Phase I/II Double Blinded, Placebo Trial to Evaluate the Safety and Potential Efficacy of Intravenous Infusion of Zofin™ (OrganicellTM Flow) for the Treatment of patients diagnosed with chronic obstructive pulmonary disease (COPD). Expected to start trial during the fiscal year ending October 31, 2021.
22.	IND # 23788 approved on 04/06/2021. A Phase I/II Randomized, Double Blinded, Placebo Trial to Evaluate the Safety and Potential Efficacy of ZofinTM Infused Intravenously in Patients Suffering with Knee Osteoarthritis vs Placebo. Expected to start trial during the fiscal year ending October 31, 2021.

23.	IND #27378 approved on 06/24/21. A Phase I/II Randomized, Double Blinded, Placebo Trial to Evaluate the Safety and Potential Efficacy of Intravenous Infusion of ZofinTM (OrganicellTM Flow) for the Treatment of Post COVID-19 Complications “Long Haulers” vs Placebo. Expected to start trial during the fiscal year ending October 31, 2021.

The Company is pursuing efforts to complete clinical studies underway obtain approval for and commence additional studies for other specific indications it has identified that the use of its products will provide more favorable and desired health related benefits for patients seeking alternative treatment options than are currently available. The ability of the Company to succeed in these efforts is subject to among other things, the Company having sufficient available working capital to fund the substantial costs of completing clinical trials, which the Company currently does not have, and ultimately, obtaining approval from the FDA.

Environmental Laws

Since May 2019, we have operated laboratory facilities that process or directly handled biomedical materials whereby, we receive and/or generate wastes that are required to be disposed. We contract with third parties for the transport, treatment, and disposal of the waste that we obtain and at all times plan on being compliant with applicable laws and regulations promulgated by the Resource Conservation and Recovery Act, the U.S. Environmental Protection Agency and similar state agencies.

Employees

As of the date of this prospectus, we have 17 full-time employees. We also engage two other persons as consultants that assisted with various regulatory and administrative activities. From time to time, the Company engages independent contractors for sales and administration activities.

Properties

The Company’s corporate administrative offices are located at 515 North Shore Drive, Miami Beach, Florida 33141. The office space is leased from MariLuna, LLC, a Florida limited liability company which is owned by Dr. Maria Mitrani, the Chief Science Officer and director of the Company. The term of the lease runs through June 2023 and the monthly rent is $3,500 per month. Since October 2020, we have been party to a second lease with MariLuna LLC for office space located in Aspen, CO. The lease, which provides for a monthly rental of $6,500, expires on September 30, 2021 and does not provide for any renewal terms.

Our laboratory and related general office space is located at 1951 NW 7th Ave., Suite 300, Miami, Florida 33136. Such space is occupied pursuant to a services agreement with a non-affiliated third party at a monthly rental of approximately $11,000. The services agreement is month to month with automatic renewals.

During March 2021, the Company entered into a lease agreement for an approximately 2,452 square foot commercial space located in Basalt, Colorado (the “Basalt Lab Lease”). The Company intends to build additional laboratory processing, product distribution and administrative office capacity from this location. The term of the Basalt Lab Lease is for three years and may be renewed for an additional (3) three-year term provided the Company is not in default. Rental expense is $6,600 per month and provides for annual increases of 3% or the Denver Aurora Metropolitan CPI index, whichever is greater. In connection with the Basalt Lab Lease, the Company was required to post a security deposit of $13,600. The Company is currently constructing the laboratory and office build-out at an estimated cost of $240,000. The Company expects the constructed to be completed during the fiscal year ended October 31, 2021.

Legal Proceedings

Currently there are no legal proceedings pending or threatened against us. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in any such matter may harm our business.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock is traded on the OTCPink tier of the over-the-counter market operated by OTC Markets Group, Inc. under the symbol “BPSR”. The trading market for our common stock is limited and sporadic. We can provide no assurance that our shares of common stock will continue to be traded on the over-the counter market or another national securities exchange, or if traded, that any public market for our common stock will be active and sustained.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, shareholders may have difficulty selling those securities.

Holders of our Common Stock

As of the date of this prospectus, we had 1,102,436,005 shares of common stock issued and outstanding and approximately 205 holders of record of our common stock. One of these holders is CEDE and Company which is the mechanism used for brokerage firms to hold securities in book entry form on behalf of their clients and as of the date of this prospectus, they held 169,055,151 (6/18/21) shares of common stock for these shareholders. Accordingly, we believe that Veritas Farms has significantly in excess of 1,000 beneficial shareholders as of the date of this prospectus.

Transfer Agent

Action Stock Transfer, 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121, is the transfer agent for our common stock.

Dividend Policy

We have never paid or declared dividends on our securities. The payment of cash dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, our capital requirements, financial condition and other relevant factors. We do not expect to pay dividends for the foreseeable future, and intend to retain future earnings, if any, towards the use in our business and growth strategies.

Rule 144 Shares

Rule 144 under the Securities Act provides that a person who is not an affiliate and has held restricted securities for a prescribed period of at least six months (if the issuer is a reporting company, as is the case with Organicell) or twelve (12) months (if the issuer is a non-reporting company), may, under certain conditions, sell all or any of his shares without volume limitation.  Affiliates, however, may not sell shares in excess of 1% of the Company’s outstanding common stock in any three-month period.  There is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a shareholder who has not been an officer, director or control person for the three months prior to sale) after the restricted securities have been held by the owner for the aforementioned prescribed period of time. 780,804,634 of the outstanding shares of our common stock not covered by this prospectus are currently eligible for public sale pursuant to Rule 144 and the remaining 79,218,181 outstanding shares of our common stock not covered by this prospectus will become so eligible from August 2021 to December 2021.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Six months ended April 30, 2021 compared to six months ended April 30, 2020

Revenues. Our revenues for the six months ended April 30, 2021 were $2,563,516, compared to revenues of $1,305,178 for the six months ended April 30, 2020. The increase in revenues during the six months ended April 30, 2021 of $1,258,338 (96.4%) was primarily the result of the Company being able to realize an increase of approximately 126.0% (approximately $1,429,266) in unit sales of its products during the six months ended April 30, 2021 compared with the six months ended April 30, 2020, partially offset from a decrease of approximately 13.1% (approximately $170,928) in the average sales prices for the products sold during the six months ended April 30, 2021 compared with the average sales prices realized on products sold during the six months ended April 30, 2020. The increase in the units sold was partly attributable to favorable responses to the Company’s sales and marketing efforts establishing greater market awareness, less discounting of product prices to new customers, the introduction of new and more advanced product offerings and increased research and development efforts which provided customers with greater comfort in the Company’s products and ability to better address potential market uncertainty regarding anticipated FDA regulations. The decrease in the average sales prices realized on products sold during the three months ended April 30, 2021 compared with the three months ended April 30, 2020 was due to volume pricing discounts for large orders of the Company’s medical grade product offerings and the increase in the sales of the Company’s aesthetic product offerings which are sold at lower prices than the Company’s medical grade product offerings.

Cost of Revenues. Our cost of revenues for the six months ended April 30, 2021 were $304,492, compared with cost of revenues of $196,998 for the six months ended April 30, 2020. The increase in the cost of revenues during the six months ended April 30, 2021 compared with the six months ended April 30, 2020 was due to an increase in the amount of units sold of 126.0% (approximately $169,767) during the six months ended April 30, 2021 compared with the six months ended April 30, 2020, partially offset from the reduction in the cost of units sold of 31.6% (approximately ($62,273) during the six months ended April 30, 2021 compared to costs of units sold during the six months ended April 30, 2020, which as described above was primarily the result of the Company’s increase in the sales of the Company’s aesthetic product offerings during the six months ended April 30, 2021 compared to the six months ended April 30, 2020 which have a lower cost of revenue than the Company’s medical grade product offerings.

Gross Profit. Our gross profit for the six months ended April 30, 2021 was $2,259,024, compared with gross profit of $1,108,180 for the six months ended April 30, 2020. The increase in gross profit during the six months ended April 30, 2021 was the result of higher number of units sold and lower cost of units sold during the six months ended April 30, 2021 compared to the six months ended April 30, 2020. The increase in the units sold was partly attributable to favorable responses to the Company’s sales and marketing efforts establishing greater market awareness and the introduction of new and more advanced product offerings. The lower cost of units sold was due to the Company’s increase in the sales of the Company’s aesthetic product offerings during the six months ended April 30, 2021 compared to the six months ended April 30, 2020 which have a lower cost of revenue than the Company’s medical grade product offerings.

General and Administrative Expenses. General and administrative expenses for the six months ended April 30, 2021 were $12,657,788, compared with $3,152,843 for the six months ended April 30, 2020, an increase of $9,504,945. The increase in the general and administrative expenses for the six months ended April 30, 2021 compared with the six months ended April 30, 2020 was primarily the result of increased stock-based compensation costs to advisors, consultants and administrative staff totaling $7,048,078, increased research and development costs of $790,436, increased commissions due from sales of the Company’s products of $424,733, increased payroll and consulting costs of approximately $851,305, increased professional fees of $106,146 increased office related costs of $18,255 and approximately $169,854 of increased laboratory related expenses, partially offset from reduced trade show and marketing related costs of $25,853. The increase in research and development costs, payroll and consulting costs, professional fees and laboratory related expenses was the result of the Company’s expansion of its research and development activities primarily relating to the filing and approval of IND applications and the performance of clinical trials.

Other Income (Expense). Other income, net, for the six months ended April 30, 2021 was $9,264, compared with other (expense), net, of ($114,741) for the six months ended April 30, 2020. The net increase in other income, net, of $124,005 was principally the result of reduced interest costs of $94,170 recorded in connection with the amount of the discount to the fair value of the Converted Stock associated with the conversion of the Funding Facility that took place during the six months ended April 30, 2020.

Fiscal year ended October 31, 2020 as compared to fiscal year ended October 31, 2019

Revenues. Our revenues for the year ended October 31, 2020 were $3,055,776, compared with revenues of $1,702,271 for the year ended October 31, 2019. The increase in revenues during the year ended October 31, 2020 of $1,353,505 (79.5%) was primarily the result of the Company’s ability to increase unit sales of its products by 125.0% (approximately $1,697,898) during the year ended October 31, 2020 compared with the year ended October 31, 2019, partially offset from the reduction of approximately 20.2% (approximately $344,393) in the average sales prices for the products sold during the year ended October 31, 2020 compared with the average sales prices realized on products sold during the year ended October 31, 2019. The increase in the units sold was partly attributable to favorable responses to the Company’s sales and marketing efforts establishing greater market awareness, less discounting of product prices to new customers, the introduction of new and more advanced product offerings and increased research and development efforts which provided customers with greater comfort in the Company’s products and ability to better address potential market uncertainty regarding anticipated FDA regulations. The decrease in the average sales prices realized on products sold during the year ended October 31, 2020 compared with the year ended October 31, 2019 was due to an increase in the sales of the Company’s aesthetic product offerings which are sold at lower prices than the Company’s medical grade product offerings.

Cost of Revenues. Our cost of revenues for the year ended October 31, 2020 were $398,606, compared with cost of revenues of $300,837 for the year ended October 31, 2019. The increase in the cost of revenues during the year ended October 31, 2020 compared with the year ended October 31, 2019 was due to an increase in the amount of units sold of 125.0% (approximately $221,480) during the year ended October 31, 2020 compared with the year ended October 31, 2019, partially offset from the reduction in the cost of units sold of 40.7% (approximately ($123,711) during the year ended October 31, 2020 compared to costs of units sold during the year ended October 31, 2019, which as described above was primarily the result of the Company’s increase in the sales of the Company’s aesthetic product offerings during the year ended October 31, 2020 compared to the year ended October 31, 2019 which have a lower cost of revenue than the Company’s medical grade product offerings and also from the Company’s ability to supply inventory through lower costing inventory manufactured by the Company beginning in May 2019 rather than from more costly third party manufacturers for the six months ended April 30, 2019.

Gross Profit. Our gross profit for the year ended October 31, 2020 was $2,657,170, compared with gross profit of $1,401,434 for the year ended October 31, 2019. The increase in gross profit during the year ended October 31, 2020 of $1,255,736 (89.6%) was the result of the increase in the amount of units sold during the year ended October 31, 2020 compared to the year ended October 31, 2019 and the lower costs of units sold during the year ended October 31, 2020 compared to the year ended October 31, 2019. The increase in the units sold was attributable to favorable responses to the Company’s sales and marketing efforts establishing greater market awareness and the introduction of new and more advanced product offerings. The lower cost of units sold was due to the Company’s increase in the sales of the Company’s aesthetic product offerings during the year ended October 31, 2020 compared to the year ended October 31, 2019 which have a lower cost of revenue than the Company’s medical grade product offerings and also from the Company’s ability to supply inventory through lower costing inventory manufactured by the Company beginning in May 2019 rather than from more costly third party manufacturers for the six months ended April 30, 2019.

General and Administrative Expenses. General and administrative expenses for the year ended October 31, 2020 were $15,095,111, compared with $3,177,924 for the year ended October 31, 2019, an increase of $11,917,187. The increase in the general and administrative expenses for the year ended October 31, 2020 compared to the year ended October 31, 2019 was primarily the result of increased stock-based compensation costs to advisors, consultants and administrative staff totaling $9,187,087, increased payroll and consulting costs of approximately $2,171,000, approximately $308,000 of increased laboratory related expenses and approximately $260,000 of increased professional fees and administrative expenses. The increase in payroll and consulting costs and laboratory related expenses was the result of the Company’s expansion of its research and development activities primarily relating to the filing and approval of IND applications and the performance of clinical trials.

Other Income (Expense). Other (expense), net, for the year ended October 31, 2020 was ($145,027), compared with other income, net, of $38,191 for the year ended October 31, 2019, a decrease of $183,218. The net decrease in the other income was the result of reduced income realized from the settlement of obligations of $52,074 and increased interest costs associated with interest-bearing obligations totaling $13,394 and $118,350 in connection with the amount of the discount to the fair value of the common stock issued in connection with the conversion of the debt.

Liquidity and Capital Resources

Cash and Cash Equivalents

The following table summarizes the sources and uses of cash for the periods stated. The Company held no cash equivalents for any of the periods presented.

	For the Six Months Ended April 30,
	2021	2020
Cash, beginning of year	$590,797	$132,557
Net cash used in operating activities	(1,618,020)	(656,383)
Net cash used in investing activities	(46,264)	(43,233)
Net cash provided by financing activities	1,269,402	821,236
Cash, end of period	$195,915	$254,177

During the six months ended April 30, 2021, the Company used cash in operating activities of $1,618,020, compared to $656,383 for the six months ended April 30, 2020, an increase in cash used of $961,637. The increase in cash used in operating activities was due to the increase in the general and administrative expenses during the six months ended April 30, 2021 after adjusting for non-cash charges (mostly related to stock-based compensation), resulting from increased payroll and consulting costs and laboratory related expenses in connection with the Company’s expansion of its research and development activities during the six months ended April 30, 2021, partially offset from the increase in revenues and gross profit during the six months ended April 30, 2021.

During the six months ended April 30, 2021, the Company had cash used in investing activities of $46,264, compared to cash used in investing activities of $43,233 the six months ended April 30, 2020. The increase in cash used in investing activities was due primarily due the acquisition of additional fixed assets required in connection with the expansion of the Company’s laboratory operations.

During the six months ended April 30, 2021 and through May 2021, the Company had cash provided by financing activities of $1,269,402 compared to cash provided by financing activities of $821,236 for the six months ended April 30, 2020. The increase in cash provided by financing activities was due to increases in proceeds from the sale of equity securities and convertible notes of $424,000, decreases in repayments of outstanding debt obligations of $14,653 and reduced payments on finance leases of $9,513.

Capital Resources

During the fiscal six months ended April 30, 2021, the Company has relied on the sale of debt or equity securities, the restructuring of debt obligations and/or the issuance and/or exchange of equity securities to meet the shortfall in cash to fund its operations.

1.	During November 2020, the Company sold 800,000 shares of common stock to an “accredited investor” at $0.05 per share, for an aggregate purchase price of $40,000. The proceeds were used for working capital.

2.	During February 2021, the Company sold an aggregate of 12,340,910 shares of common stock to five “accredited investors” at prices ranging from $0.05 per share to $0.06 per share for an aggregate purchase price of $665,000. The proceeds were used for working capital.

3.	On February 22, 2021, the Company sold 1,818,181 shares of common stock to Republic Asset Holdings LLC., a Company controlled by Michael Carbonara, a director of the Company, at $0.055 per share for an aggregate purchase price of $100,000. The proceeds were used for working capital.

4.	During April 2021, the Company sold an aggregate of 13,677,821 shares of common stock to seven “accredited investors” at prices ranging from $0.03 per share to $0.25 per share for an aggregate purchase price of $535,000. The proceeds were used for working capital.

5.	During May 2021, the Company sold an aggregate of 2,087,822 shares of common stock to eight “accredited investors” at $0.13 per share for an aggregate purchase price of $286,250. The proceeds were used for working capital.

The Company issued the foregoing securities pursuant to the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Going Concern Consideration

The unaudited accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has had limited revenues since its inception. The Company incurred operating losses of $10,398,764 for the six months ended April 30, 2021. In addition, the Company had an accumulated deficit of $39,257,689 at April 30, 2021. The Company had a negative working capital position of $2,978,179 at April 30, 2021.

New FDA regulations which were announced in November 2017 and which became effective beginning in May 2021 (postponed from November 2020 due to the COVID -19 pandemic) require that the sale of products that fall under Section 351 of the Public Health Services Act pertaining to marketing traditional biologics and human cells, tissues and cellular and tissue based products (“HCT/Ps”) can only be sold pursuant to an approved biologics license application (“BLA”). The Company has not obtained any opinion or ruling regarding the Company’s operations and whether the processing, sales, and distribution of the products it currently produces would be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s.

In addition to the above, the outbreak of the novel coronavirus (“COVID-19”) during March 2020 and the resulting adverse public health developments and economic effects to the United States business environments have adversely affected the demand for our products and services by our customers and from patients of our customers as a result of quarantines, facility closures and social distancing measures put into effect in connection with the COVID-19 outbreak and which currently still continue to have a negative impact to our business and the economy.

As a result of the above, the Company’s efforts to establish a stabilized source of sufficient revenues to cover operating costs has yet to be achieved and ultimately may prove to be unsuccessful unless (a) the Company’s ability to process, sell and distribute the products currently being produced or developed in the future are not restricted, (b) the United States economy resumes to pre-COVID-19 conditions and/or (c) additional sources of working capital through operations or debt and/or equity financings are realized. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management anticipates that the Company will remain dependent, for the near future, on additional investment capital to fund ongoing operating expenses and research and development costs related to development of new products and to perform required clinical studies in connection with the sale of its products. The Company does not have any assets to pledge for the purpose of borrowing additional capital. In addition, the Company relies on its ability to produce and sell products it manufactures that are subject to changing technology and regulations that it currently sells and distributes to its customers. The Company’s current market capitalization, common stock liquidity and available authorized shares may hinder its ability to raise equity proceeds. The Company anticipates that future sources of funding, if any, will therefore be costly and dilutive, if available at all.

Critical Accounting Policies

Revenue Recognition

In May 2014 the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes all existing revenue recognition requirements, including most industry specific guidance. This new standard requires a company to recognize revenues when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. The FASB subsequently issued the following amendments to ASU No. 2014-09 that have the same effective date and transition date: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations; ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing; ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients; and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The Company adopted these amendments with ASU 2014-09 (collectively, the new revenue standards).

The new revenue standards became effective for the Company on January 1, 2018 and were adopted using the modified retrospective method. The adoption of the new revenue standards as of January 1, 2018 did not change the Company’s revenue recognition as the majority of its revenues continue to be recognized when the customer takes control of its product. As the Company did not identify any accounting changes that impacted the amount of reported revenues with respect to its product revenues, no adjustment to retained earnings was required upon adoption.

Under the new revenue standards, the Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods. The Company recognizes revenues following the five-step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation.

Revenues from product sales are recognized when the customer obtains control of the Company’s product, which occurs at a point in time, typically upon delivery to the customer. The Company expenses incremental costs of obtaining a contract as and when incurred if the expected amortization period of the asset that it would have recognized is one year or less or the amount is immaterial.

Property, Plant and Equipment

Purchase of property, plant and equipment are recorded at cost. Improvements and replacements of property, plant and equipment are capitalized. Maintenance and repairs that do not improve or extend the lives of property and equipment are charged to expense as incurred. When assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reported in the Statements of Operations. Depreciation is provided over the estimated economic useful lives of each class of assets and is computed using the straight-line method.

Impairment of Long-Lived Assets

The carrying value of long-lived assets are reviewed when facts and circumstances suggest that the assets may be impaired or that the amortization period may need to be changed. The Company considers internal and external factors relating to each asset, including cash flows, local market developments, industry trends and other publicly available information. If these factors and the projected undiscounted cash flows of the Company over the remaining amortization period indicate that the asset will not be recoverable, the carrying value will be adjusted to the fair market value.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates included deferred revenue, costs incurred related to deferred revenue, the useful lives of property and equipment and the useful lives of intangible assets.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

In accordance with Financial Accounting Standards Board ASC Topic 740, Income Taxes, management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Income tax benefits are recognized for income tax positions taken or expected to be taken in a tax return, only when it is determined that the income tax position will more-likely than-not be sustained upon examination by taxing authorities.  The Company has analyzed tax positions taken for filings with the Internal Revenue Service and all tax jurisdictions where it operates.  The Company believes that income tax filing positions will be sustained upon examination and does not anticipate any adjustments that would result in a material adverse effect on the Company’s financial condition, results of operations or cash flows.  Accordingly, the Company has not recorded any reserves, or related accruals for interest and penalties for uncertain income tax positions at October 31, 2020 and 2019.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

MANAGEMENT

Directors and Executive Officers

Below are the names of and certain information regarding the Company’s current executive officers and directors:

Name:	Age:	Position:	Director Since:
Albert Mitrani	66	Chief Executive Officer, Chief Operating Officer, President, Secretary and Director (Principal Executive Officer)	June 24, 2015
Ian T. Bothwell	61	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	September 11, 2019 March 8, 2017-April 13, 2018
Dr. Maria Ines Mitrani	40	Chief Science Officer, VP and Director	August 14, 2019 November 4, 2016-April 13, 2018
Dr. George Shapiro	60	Chief Medical Officer and Director	February 7, 2019
Dr. Allen Meglin	62	Director	April 2, 2020
Michael Carbonara	38	Director	April 2, 2020

Directors are elected to serve until the next annual meeting of shareholders and until their successors are elected and qualified. Directors are elected by a plurality of the votes cast at the annual meeting of shareholders and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

Executive officers are appointed by, and serve at the pleasure of, the board of directors of the Company, subject to any contractual arrangements.

Professional Experience

Albert Mitrani has been serving as our President, Secretary, Treasurer, and a member of the board of directors since June 24, 2015. Mr. Mitrani has also been serving as our Chief Executive Officer since September 2019. Mr. Mitrani was also our Chief Executive Officer and Chairman of the Board from June 24, 2015 until April 13, 2018. Mr. Mitrani served as the Chief Executive Officer of Analytical Stem Cell Corp. from April 2014 through May 2015. Analytical Stem Cell was involved in stem cell research and patient treatment referral centers. From February 2012 through March 2014 Mr. Mitrani was the Chief Executive Officer of Americell Trinidad and the President of ASCAAC LLC (American Stem Cell) from March 2011 through January 2013. Mr. Mitrani was the Chief Executive Officer of American Cellular Center Quito Ecuador from 2009 through 2012.

Ian T. Bothwell was elected as a member of the board of directors of the Company effective September 11, 2019. Mr. Bothwell previously served as a member of the board of directors of the Company from March 8, 2017 until his resignation in April 2018, when the Company executed a Plan and Agreement of Reorganization. Mr. Bothwell serves as the Chief Financial Officer of the Company, a position he has held since November 4, 2016. From 2003 through November 2015, Mr. Bothwell served in various executive positions for Central Energy GP LLC, the general partner of Central Energy Partners LP, a previously publicly traded master limited partnership. From July 2007 through November 2015, Mr. Bothwell served as President and a director of Regional Enterprises, Inc. Since April 2007, Mr. Bothwell has served as the President and controlling member of Rover Advanced Technologies, LLC, a company formed to provide management solutions to the public transportation industry. Since 2015, Mr. Bothwell has also served as the President and controlling member of CountOnMe Inc., a company that provides software solutions for the educational industry. Mr. Bothwell received his Bachelor of Science in Business Administration from Boston University in 1984.

Dr. Maria Ines Mitrani was elected as a member of the board of directors of the Company effective August 14, 2019. Dr. Mitrani previously served as a member of the board of directors of the Company from November 4, 2016 until her resignation in April 2018, when the Company executed a Plan and Agreement of Reorganization. Dr. Mitrani is a cofounder of the Company and is its Chief Science Officer. Dr. Mitrani previously served as the Executive Vice President of Analytical Stem Cell from 2014 to 2015. From 2012 to 2014, Dr. Mitrani served as the Executive Vice President, Medical Tourism Coordinator and Patient Referral Coordinator of Americell Trinidad, LLC. From 2008 to 2014, Dr. Mitrani was with the American Stem Cell & Anti-Aging center where she co-founded the first autologous stem cell center in Quito, Ecuador. Dr. Mitrani received a degree in medicine from Universidad San Francisco de Quito, in Quito, Ecuador.

Dr. George Shapiro was elected as a member of the board of directors of the Company effective February 2019. Since September 2018, Dr. Shapiro has served as the Company’s Chief Medical Officer. George C. Shapiro has been in practice for over 27 years. His career in medicine began in 1988 when he graduated from New York Medical College. An internship and residency then followed at Albert Einstein college of Medicine, after which, Dr. Shapiro completed a Cardiovascular Disease fellowship at Columbia University College of Physicians and Surgeons in 1994. Dr. Shapiro is currently a cardiologist in private practice.

Michael Carbonara was elected as a member of the board of directors of the Company effective April 2020. Since 2015. Mr. Carbonara has served as the Chief Executive Officer of the Phoenix Group, a company that provides international financial and banking services. In addition, Mr. Carbonara has successfully worked directly with financial regulators in Canada, Europe, and Asia to establish regulated banking and payment institutions as well as a SICAV (Société d'investissement à Capital Variable) alternative investment fund. Mr. Carbonara currently serves on the board of directors of several private United States and international companies. Mr. Carbonara is a member of the Association of Certified Anti-Money Laundering Specialists® (“ACAMS”), the largest international membership organization dedicated to enhancing the knowledge skills and expertise of anti- money laundering/counter terrorist financing and financial crime detection and prevention professionals.

Mr. Carbonara received his Associates Degree in Business Administration in 2006.  The Company believes that Mr. Carbonara’s financial and business experience, including his significant international business experience and expertise in financial technology, regulatory compliance, payments, cross border remittance and e-commerce consulting services makes him qualified to be a member of the board of directors.

Dr. Allen Meglin was elected as a member of the board of directors of the Company effective April 2020. Since 2015. Since June 2019, Dr. Meglin has served on the Company’s Products and Technical Advisory Board. Since 2005, Dr. Meglin has served as a staff radiologist for Chatham Radiologists, P.A. a medical facility specializing in interventional radiology and musculoskeletal radiology. Dr. Meglin also serves as the Medical Director for Northeast Georgia Aesthetics and is the owner operator of several proprietorships involved in providing aesthetics, chiropractic, and wellness services. Throughout his career, Dr Meglin has been a frequent lecturer and presenter, has issued many medical related publications, has served on the faculty and taught various courses at educational institutions, has participated in as a principal investigator in several clinical research studies, and holds several medical based patents. Dr. Meglin also currently serves on the board of directors of several private United States companies. Dr. Meglin is also a member of the American Heart Association - Scientific Council Committee, the American Academy of Regenerative Medicine and serves on the FDA’s education materials committee.

Dr. Meglin currently holds the following licenses and certifications:

●	Registered Vascular Technologist, ARDMS

●	Certificate in Added Qualifications in Vascular and Interventional Radiology from the American Board of Radiology

●	National Board of Medical Examiners Diplomate

●	Medical License from the state of North Carolina

Dr. Meglin earned a M.D from the University of Pittsburgh - School of Medicine, Pittsburgh, PA and completed his Diagnostic Radiology Residency from the Walter Reed Army Medical Center, Washington, DC. The Company believes that Dr. Meglin’s medical industry expertise makes him qualified to be a member of the board of directors.

Family Relationships

Albert Mitrani, our President and Chief Executive Officer, and Dr. Maria Ines Mitrani, our Chief Science Officer, are spouses.

Director Independence

At present, the Company does not have a majority of “independent directors,” as defined under the applicable rules and listing requirements of the SEC and national securities exchanges such as the Nasdaq Stock Market. At such time as the Company seeks to up-list its common stock for trading on a national securities exchange, it will be required to have a board of directors, a majority of whom are independent, as well as at least one who qualifies as an “audit committee financial expert” under such rules and standards. Notwithstanding the foregoing, we believe that both Michael Carbonara and Dr. Allen Meglin qualify as “independent” under the applicable rules and listing standards of the SEC and the Nasdaq Stock Market and based on his financial and business experience, Mr. Carbonara qualifies as an “audit committee financial expert” under such rules and standards.

Committees of the Board of Directors

At present, we do not have standing audit, compensation and nominating and corporate governance committees. We intend to establish such committees, which will be composed entirely of independent directors in the near future and will be required to do so if we see to up-list our common stock for trading on a national securities exchange.

Code of Ethics

Due to our small size, we have not adopted a Code of Ethics and Business Conduct that applies to our officers, directors, and employees. We intend to adopt a Code of Ethics and Business Conduct in the near future as we grow our operations and hire additional employees.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the total compensation paid or accrued by the Company during the last two fiscal years indicated to (i) all individuals that served as the Company’s principal executive officer or acted in a similar capacity for the Company at any time during the fiscal year ended October 31, 2020; (ii) the two most highly compensated executive officers who were serving as executive officers of the Company at the end of the fiscal year ended October 31, 2020 whose total compensation exceeded $100,000; and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii) above but for the fact that the individual was not serving as an executive officer of the Company at the end of the fiscal year ended October 31, 2020.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Consideration ($)		Total Actually Received ($)
Albert Mitrani	2020	382,620	(5)	37,500	(5)	1,755,000	-0-	-0-	-0-	68,017	(9)	2,243,137
CEO, President, Secretary and Treasurer (1)	2019	339,852	(5)	-0-		-0-	-0-	-0-	-0-	50,205	(9)	390,057

Dr. Maria I. Mitrani,	2020	300,000	(6)	37,500	(6)	1,755,000	-0-	-0-	-0-	-0-		2,092,500
VP and Chief Science Officer (2)	2019	277,083	(6)	-0-		-0-	-0-	-0-	-0-	-0-		277,083

Ian T. Bothwell,	2020	300,000	(7)	37,500	(7)	1,755,000	176,250	-0-	-0-	-0-		2,268,750
Chief Financial Officer (3)	2019	277,083	(7)	-0-		-0-	-0-	-0-	-0-	-0-		277,083

Dr. George Shapiro,	2020	54,833	(8)	-0-		1,895,000	-0-	-0-	-0-	-0-		1,949,833
Chief Medical Officer (4)	2019	-0-		-0-		134,000	-0-	-0-	-0-	-0-		134,000

(1)	Albert Mitrani was appointed as the Chief Executive Officer, President, Secretary and Treasurer of the Company on June 24, 2015. He was replaced as Chief Executive Officer in April 2018. He was appointed as Chief Executive Officer and principal executive officer in September 2019. During fiscal year 2020, Mr. Mitrani was granted 65,000,000 shares of common stock of the Company with an aggregate grant value of $1,755,000. See Note 10 to the October 31, 2020 audited consolidated financial statements for a description of the assumptions used in determining the value of the stock granted.

(2)	Dr. Maria I. Mitrani was appointed as the Vice President and Chief Science Officer of the Company on November 4, 2016. During fiscal year 2020, Dr. Mitrani was granted 65,000,000 shares of common stock of the Company with an aggregate grant value of $1,755,000.

(3)	Ian Bothwell was appointed as the Chief Financial Officer of the Company on November 4, 2016. During fiscal year 2020, Mr. Bothwell was granted a warrant to purchase 7,500,000 shares of common stock and 65,000,000 shares of common stock of the Company with an aggregate grant value of 176,250 and $1,755,000, respectively.

(4)	Dr. George Shapiro was appointed as the Chief Medical Officer in September 2018. During fiscal year 2020, Dr. Shapiro was granted 70,000,000 shares of common stock of the Company with an aggregate grant value of $1,895,000. During fiscal year 2019, Dr. Shapiro was granted 5,000,000 shares of common stock of the Company with an aggregate grant value of $134,000. See Note 10 to the October 31, 2020 audited consolidated financial statements for a description of the assumptions used in determining the value of the stock granted.

(5)	$216,436 and $132,105 of salary and commissions were accrued and unpaid at October 31, 2020 and 2019, respectively.

(6)	$233,655 and $129,613 of salary was accrued and unpaid at October 31, 2020 and 2019, respectively.

(7)	$649,407 and $321,907 of salary was accrued and unpaid at October 31, 2020 and 2019, respectively.

(8)	$54,833 of salary was accrued and unpaid at October 31, 2020.

(9)	Albert Mitrani’s and his wife, Dr. Maria I. Mitrani, received benefits totaling approximately $68,017 and $50,205 during the fiscal year ended October 31, 2020 and 2019, respectively.

We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards as of October 31, 2020. The Company has securities authorized for issuance under the 2020 Plan, the Board Plan and the MCPP, as described below.

Executive Employment Agreements

April 2018 Executive Employment Agreements

The description of Mr. Mitrani’s, Dr. Mitrani’s and Mr. Bothwell’s executive employment agreements executed in April 2018 (collectively referred to as the “April 2018 Executive Employment Agreements”) are summarized below:

General

Pursuant to Albert Mitrani’s April 2018 Executive Employment Agreement, Mr. Mitrani serves as the Company’s President and Chief Operating Officer. Mr. Mitrani’s base annual salary is $162,500, which shall accrue commencing on the Effective Date and shall be payable in equal semi-monthly installments, commencing May 1, 2018, in arrears. The base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term. Mr. Mitrani is also entitled to a commission on all sales attributable to him (i.e., excluding existing customers of the Company at the time of the Reorganization) at the rate of five percent (5%) of the "Net Sales" as defined in the agreement and an expense allowance of $5,000 per month.

Pursuant to Ian Bothwell’s April 2018 Executive Employment Agreement, Mr. Bothwell continues to serve as the Company’s Chief Financial Officer. Mr. Bothwell’s base annual salary is $162,500, which shall accrue commencing on the Effective Date and shall be payable in equal semi-monthly installments, commencing May 1, 2018, in arrears. The base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term. Mr. Bothwell has not been paid salary since July 2018.

Pursuant to Dr. Maria I. Mitrani’s April 2018 Executive Employment Agreement, Dr. Mitrani continues to serve as the Company’s Chief Science Officer. Dr. Mitrani’s base annual salary is $162,500, which shall accrue commencing on the Effective Date and shall be payable in equal semi-monthly installments, commencing May 1, 2018, in arrears. The base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term.

Term

The term of each of the April 2018 Executive Employment Agreements commences as of the Effective Date and continues until December 31, 2020 (Mr. Bothwell) or December 31, 2023 (Mr. Mitrani and Dr. Mitrani) (“Initial Term”), unless terminated earlier pursuant to the terms of the April 2018 Executive Employment Agreement; provided that on such expiration of the Initial Term, and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the April 2018 Executive Employment Agreement at least 90 days’ prior to the applicable renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

Unpaid Advances

The Company was required to repay the unpaid advances subsequent to December 31, 2017, and the unreimbursed expenses incurred subsequent to December 31, 2017, on May 15, 2018.  Such payments were not made as required.

Fringe Benefits and Perquisites

During the Employment Term, each Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

Termination

The Company may terminate the April 2018 Executive Employment Agreement at any time for good cause, as defined in the April 2018 Executive Employment Agreement, including, the Executive’s death, disability, Executive’s willful and intentional failure or refusal to follow reasonable instructions of the Company’s Board of Directors, reasonable and material policies, standards and regulations of the Company’s Board of Directors or management.

Amendments To The April 2018 Executive Employment Agreements

February 26, 2020 Amendment

On February 26, 2020, the Company agreed to modify the employment agreement of Mr. Ian T. Bothwell, the Company’s Chief Financial Officer to provide Mr. Bothwell with:

●	an extension to his employment agreement dated April 13, 2018 from December 2020 to December 2023 consistent with other executives of the Company; and

●	a one-time bonus in the form of a fully vested cashless warrant to purchase 7,500,000 shares of common stock of the Company, exercisable for ten years at an exercise price of $0.28 per share, the closing price of the common stock on the date of the grant.

On February 26, 2020, pursuant to the respective employment agreements with each of the Company’s executive officers, the Board granted each of Mr. Albert Mitrani, Dr. Maria Mitrani and Mr. Ian Bothwell a cash bonus of $37,500 for the calendar year ended December 31, 2019.

April 25, 2020 Amendment

On April 25, 2020, the Company agreed to amend and revise the each of Albert Mitrani, Ian Bothwell and Dr. Maria I. Mitrani, (individually each of A. Mitrani, Bothwell and Dr. Mitrani are referred to individually, as an “Executive” and collectively, as the “Executives”) April 2018 Executive Employment Agreements. The primary amended terms associated with the agreements for each Executive were substantially similar and consisted of the following:

Term:	An extension to the term of the employment agreements dated April 13, 2018 from December 31, 2023 to December 31, 2025.

Base Salary:	An increase in base annual salary from $162,500 to $300,000. The amended salary amount of $300,000 shall be retroactively adjusted to commence as of January 1, 2019. The increased annual salary of $137,500 (“Incremental Salary”) over the prior annual salary amount of $162,500 (“Original Base Salary”) shall only be paid only upon there being sufficient available cash. Beginning July 1, 2020, at the sole option of the Executive, any portion of unpaid Original Base Salary for periods after January 1, 2020, including unpaid bonus salary, may be converted by Executive into common stock at a conversion rate equal to the average trading price during the month in which the accrued salary pertains. For any unpaid Original Base Salary that existed prior to January 1, 2020, including unpaid bonus salary, the amounts may be converted at a conversion price using the closing trading price of the stock on the last trading day in December 2019.

Beginning December 1, 2020, at the sole option of the Executive, all unpaid Incremental Salary for periods after January 1, 2020 may be converted by the Executive into common stock at a conversion rate equal to the average trading price during the month in which the accrued salary pertains. For any unpaid Incremental Salary that existed prior to January 1, 2020, the amounts may be converted at a conversion price using the closing trading price of the stock on the last trading day in December 2019.

Until such time as the Executive elects to convert, the accrued and unpaid salary, including Original Base Salary and Incremental Salary shall remain an obligation of the Company.

Severance Provisions:

Company termination without cause, Executive for good reason:

●	All existing accrued obligations existing at time of termination shall be paid to Executive.

●	Any unvested equity grants in favor of Executive shall immediately become fully vested and any pending grants pursuant to the MCPP eligible to be issued to Executive shall be granted to Executive, regardless of whether the associated milestone were achieved prior to termination,

●	Executive shall be entitled to a cash payment equal to his unpaid base salary for the remaining term in effect at time of the time of the termination or an amount equal to four times (4x's) the base salary in effect at the time of termination, whichever is greater,

●	Executive shall be entitled to a cash payment equal to his 200% of the prior year’s cash or stock bonus (excluding any stock grants received pursuant to the MCPP).

Change In Control: In the event of a Change in Control and the Executive’s employment agreement is not extended for period of five years from the date of the Change in Control with all other terms and conditions of the agreement remaining the same, then the Executive may terminate the agreement for good reason and all respective severance terms as provided for a termination by Executive for good reason described in clause 1 above shall be provided to Executive.

Executive termination due to disability, death, or non-renewal by the Company:

●	All existing accrued obligations existing at time of termination shall be paid to Executive.

●	Any unvested equity grants in favor of Executive shall immediately become fully vested and any pending grants pursuant to the MCPP eligible to be issued to Executive shall be granted to Executive, regardless of whether the associated milestone were achieved prior to termination.

●	Executive shall be entitled to a cash payment equal to 299% of Executive’s base salary in effect at the time of termination, plus a gross up amount to cover Executive’s tax liability associated with such payment.

●	200% of the prior year’s cash or stock bonus (excluding MCPP performance stock grants).

June 29, 2020 Amendment

On June 29, 2020, the board of directors of the Company agreed to further amend and revise the April 2018 Executive Employment Agreements for each of Executives. The primary amended terms associated with the agreements for each Executive were substantially similar and consisted of the following:

Base Salary:	An increase in each Executive’s annual base annual salary upon such time that the Company achieves monthly revenues in the amounts provided below, provided such monthly revenue increase occurs for four consecutive months. Upon the achievement of the defined salary milestone, the salary adjustment will be retroactive to the first month in which the salary threshold was met. Any adjustment pursuant to this provision shall not be reduced for any future reduction in revenues that may occur.

Monthly Revenues (in millions)	Base Salary Increase
$1.00	$130,000
$1.50	$200,000
$2.00	$275,000
$3.50	$630,000
$5.00	$900,000

Director Compensation

On February 26, 2020, the Company established the Board Stock Compensation Plan (the “Board Plan”) which provides compensation for non-executive members of the board of directors for participation in board meetings retroactive to November 1, 2019. The Board Plan provides for a grant of $7,500 in equivalent shares of common stock (based on trading price at the end of the applicable current quarter) on the last day of each respective fiscal quarter that a member attends at least 75% of all meetings held during such quarter and in which a minimum of one meeting is held, for a maximum annual compensation amount of $30,000 per year per member.  In addition, board members that participate on future board committees will also be eligible to receive additional compensation for serving on such committees, in amounts to be determined by the board of directors. The maximum aggregate number of shares that are currently authorized to be issued pursuant to the Board Plan is 5,000,000 shares.

On April 15, 2020, the Company issued 486,808 shares of common stock to Mr. Robert Zucker, a former director, in accordance with the Board Plan.

On June 29, 2020, the board of directors amended the MCPP, providing for the grant of common stock of the Company to the current non-executive members of the board of directors (Mr. Carbonara and Dr. Meglin) based on the achievement of certain defined milestones.

In December 2020, the board of directors approved the bonus of newly issued common stock to the non-executive members of the board of directors (Mr. Carbonara and Dr. Meglin) totaling 2,000,000 shares.

2020 Plan

On February 26, 2020, the Company established the 2020 Stock Incentive Plan (the “2020 Plan”). The 2020 Plan permits the grant of options, appreciation rights, dividend equivalent right and restricted common stock of the Company (an “Award”) to any person who is an employee or director of, or consultant to the Company. The maximum aggregate number of shares that may be issued pursuant to all Awards is 50,000,000 shares, plus an annual increase to be added on the first day of the calendar year beginning January 1, 2021 equal to (i) the greater of such number of shares as (A) will set the maximum number of shares that may be issued pursuant to all Awards equal to 15% of the number of Shares outstanding as of such date; or (B) 2% of the number of shares outstanding as of such date; or (ii) a lesser number of shares determined by the administrator of the 2020 Plan in good faith. The maximum aggregate number of shares available for grant of shares and/or incentive stock options shall be 25,000,000 shares, increased on the first day of the calendar year beginning January 1, 2021, in a number of Shares proportionate to the increase in the total number of shares that may be issued pursuant to all Awards under the Plan. Accordingly, the number of shares which may be issued pursuant to Awards under the Plan is 50,000,000 shares as of the date of this prospectus.

The Plan shall be administered by (A) the board of the directors of the Company; or (B) a committee designated by the board, which Committee shall be constituted in such a manner as to satisfy the applicable laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such committee shall continue to serve in its designated capacity until otherwise directed by the board. The board of directors may at any time amend, suspend, or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable laws.

No Awards have yet to be granted under the Plan.

Board Stock Compensation Plan

On February 26, 2020, the Company established the Board Stock Compensation Plan (the “Board Plan”) which provides compensation for non-executive board of directors members for participation in board meetings retroactive to November 1, 2019. The Board Plan provides for a grant of $7,500 in equivalent shares of common stock (based on trading price at the end of the applicable current quarter) on the last day of each respective fiscal quarter that a member attends at least 75% of all meetings held during such quarter and in which a minimum of one meeting is held, for a maximum annual compensation amount of $30,000 per year per member.  In addition, board of directors members that participate on future board committees will also be eligible to receive additional compensation for serving on such committees, in amounts to be determined by the board of directors. The maximum aggregate number of shares that are currently authorized to be issued pursuant to the Board Plan is 5,000,000 shares.

On April 15, 2020, the Company issued 486,808 shares of common stock to Mr. Robert Zucker, a former director, in accordance with the Board Plan. There were no other issuances to non-executive Board members during the fiscal year ended October 31, 2020.

Management and Consultants Performance Stock Plan

On April 25, 2020, the Company approved the adoption of the Management and Consultants Performance Stock Plan (the “MCPP”) providing for the grant to current senior executive members of management and third-party consultants of an aggregate of approximately 205,000,000 shares of common stock of the Company, based on the achievement of certain defined operational performance milestones (“Milestones”).

On June 29, 2020, the Board amended the MCPP, providing for the additional grant of common stock of the Company to the current senior executive members of management and the current non-executive members of the board of directors based on the Company completing any transaction occurring while employed and/or serving as a member of the board of directors that results in a change in control of the Company or any sale of substantially all the assets of the Company (a “Qualifying Transaction”) which upon after giving effect to such issuance of shares below, corresponds to a minimum pre-Qualifying Transaction fully diluted price per share of the Company’s common stock in the amounts indicated below.

Pre-Transaction Price Per Share Valuation (a)	Executive Bonus Shares Issued (b)	Non-executive Board Bonus Shares Issued (c)
$0.22	40,000,000	2,000,000
$0.34	60,000,000	3,000,000
$0.45	80,000,000	4,000,000
$0.54	100,000,000	5,000,000

(a)	proforma for issuance of all shares to be issued pursuant to the MCPP and other in the money contingent share issuances

(b)	per each executive consisting of Albert Mitrani, Dr. Mari Mitrani, Ian Bothwell, and Dr. George Shapiro

(c)	per each non-executive board of directors member consisting of Dr. Allen Meglin and Michael Carbonara

On August 14, 2020, the board of directors amended the MCPP, providing for the additional grant of common stock of the Company to each Dr. Maria I. Mitrani and Ian Bothwell based on the Company obtaining aggregate gross funding grants for research and development and clinical trials, purchase contracts for Company products or other financial awards during the term of employment with the Company based on the amounts indicated below:

Aggregate Funding Amount		Shares
From	To
$2,500,000	$5,000,000	5,000,000
$5,000,001	$10,000,000	10,000,000
$10,000,001	$30,000,000	30,000,000

On September 23, 2020, the board of directors amended the MCPP, providing for the grant of common stock of the Company of 15.0 million, 7.5 million and 15.0 million shares of common stock of the Company, respectively, to each Albert Mitrani, Dr. Maria I. Mitrani and Ian Bothwell upon such time that the Company’s common stock trades above $0.25 per share, $0.50 per share and $0.75 per share, respectively, for 30 consecutive trading days subsequent to March 31, 2021 and provided such milestone occurs during the term of employment with the Company.

In addition, each of the current executives were entitled to receive an additional 7.0 million shares, which when combined with all previous IND and/or eIND’s Milestones previously issued under the MCPP of 43.0 million shares, represents the total of all incentive shares to be issued to each executive in connection with the combined thirteen IND’s and/or eIND’s Milestones achieved through September 23, 2020. In the future, each of the current executives shall be entitled to receive 5 million shares as a performance incentive for each IND and/or “Expanded Access” approval (and excluding all eIND’s) received by the Company that involve more than 15 patients and provided such Milestone occurs during the term of employment with the Company.

Pursuant to the MCPP, a total of 342,500,000 shares have been issued and approximately 582,500,000 shares are authorized to be issued under the MCPP subject to the achievement of the defined contingent performance based milestones described above and provided the Milestones are achieved while the individual is employed and/or serving as a member of the board of directors:

		MCPP	MCPP
	MCPP	Remaining	Total
	Shares	Shares	Shares
Name	Awarded	Available	Approved
Albert Mitrani	80,000,000	137,500,000	217,500,000
Ian Bothwell	80,000,000	167,500,000	247,500,000
Dr. Maria I. Mitrani	80,000,000	167,500,000	247,500,000
Dr. George Shapiro	69,500,000	100,000,000	169,500,000
Dr. Allen Meglin	-	5,000,000	5,000,000
Michael Carbonara	-	5,000,000	5,000,000
Consultants	33,000,000	-	33,000,000
Total	342,500,000	582,500,000	925,000,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the beneficial ownership of our common stock by each director and executive officer, by each person known by us to beneficially own 5% or more of our common stock and by directors and executive officers as a group.  Unless otherwise stated, the address of the persons set forth in the table is c/o the Company, 4045 Sheridan Avenue, Suite 239, Miami Beach, FL 33140.

NAME	TITLE	COMMON SHARES	PERCENTAGE (1)
Officers and Directors
Albert Mitrani (3)	Chief Executive Officer, President and Director	283,497,990	25.72%
Dr. Maria Mitrani (4)	Chief Science Officer and Director	283,497,990	25.72%
Ian Bothwell (5)	Chief Financial Officer and Director	155,518,726	14.01%
Dr. George Shapiro	Chief Medical Officer and Director	80,604,187	7.31%
Michael Carbonara (2)	Director	47,818,181	4.34%
Dr. Allen Meglin	Director	14,589,180	1.32%

All officers and directors as a group (6 persons) (6)	--	582,028,264	52.44%

(1)	Based on 1,102,436,005 shares of common stock outstanding as of the date of this prospectus.

(2)	Held indirectly by Republic Asset Holdings LLC, an entity of which Michael Carbonara has voting and dispositive control. The address for this shareholder is 102 NE 2nd Street, Boca Raton, FL 33432.

(3)	Includes 116,707,800 shares of common stock held by Dr. Maria Mitrani, Albert Mitrani’s wife.

(4)	Includes 166,790,190 shares of common stock held by Albert Mitrani, Dr. Maria Mitrani’s husband.

(5)	Includes 7,500,000 warrants to purchase 7,500,000 shares of common stock of the Company.

(6)	Includes 7,500,000 warrants to purchase 7,500,000 shares of common stock of the Company.

(7)	The Company has not received any filings by a third party indicating beneficial ownership of more than 5% of our outstanding voting capital stock that are not listed herein.

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the SEC, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Leases

The Company’s corporate administrative offices are located at 515 North Shore Drive, Miami Beach, Florida 33141. The office space is leased from MariLuna, LLC, a Florida limited liability company which is owned by Dr. Maria Mitrani, the Chief Science Officer and director of the Company. The term of the lease runs through June 2023 and the monthly rent is $3,500 per month. Since October 2020, we have been party to a second lease with MariLuna LLC for office space located in Aspen, CO. The lease, which provides for a monthly rental of $6,500, expires on September 30, 2021 and does not provide for any renewal terms.

Reimbursements

In its employment agreement with Ian Bothwell, the Company agreed to reimburse Rover Advanced Technologies, LLC, a company owned and controlled by Mr. Bothwell for office rent and other direct expenses (phone, internet, copier and direct administrative fees, etc.) totaled $24,788 and $27,333 for the years ended October 31, 2020 and October 31, 2019 , respectively, and $15,724 and $12,029 for the six months ended April 30, 2021 and April 30, 2020, respectively.

Advances by Executive Officers

In addition, from time to time, Mr. Bothwell and/or his respective affiliates have advanced funds to the Company to pay for certain expenses of the Company. As of October 31, 2020, and October 31, 2019, $1,965 and $48,184 was owed to Mr. Bothwell and/or his affiliates, respectively and as of April 30, 2021 and April 30, 2020, $0 and $31,677 was owed to Mr. Bothwell and/or his affiliates, respectively.

From time to time, Manuel. Iglesias, the Company’s former Chief Executive Officer, and/or his affiliates advanced funds to the Company to pay for certain expenses of the Company. As of April 30, 2020, and October 31, 2020, $220,897 was owed to Mr. Iglesias and/or his affiliates. Mr. Iglesias also personally guaranteed a $100,000 credit facility secured by the Company in September 2019.

Funding Facility

On October 10, 2019, the Company and Michael Carbonara, a director of the Company agreed to a convertible funding facility arrangement (the “Funding Facility”) whereby Mr. Carbonara or his designee funded the Company $500,000. The Funding Facility was converted into 40,000,000 shares of newly issued restricted common stock of the Company on February 12, 2020, issued to Republic Asset Holdings LLC, a Company controlled by Mr. Carbonara.

Sales to Related Parties

During the fiscal year ended October 31, 2020, sales to the medical practices related to Dr. George Shapiro and Dr. Allen Meglin and to customers related to Mr. Michael Carbonara totaled $53,740, $27,385, and $14,320, respectively. During the fiscal year ended October 31, 2019, sales to sales to the medical practices related to Dr. George Shapiro, and Dr. Allen Meglin and customers related to Mr. Michael Carbonara totaled $52,170, $15,320, and $4,160, respectively. For the six months ended April 30, 2021, the Company sold a total of $491,760 of product to a management services organization (“MSO”) that provides administrative services and contracts for medical supplies for several medical practices, including $73,050 of products purchased from the Company that were attributable to the medical practice owned by Dr. George Shapiro. Dr. Shapiro also has an indirect economic interest in the parent company that owns the MSO. For the six months ended April 30, 2020, the total amount of sales of products to the medical practice owned by Dr. George Shapiro totaled $46,270.

Review, Approval and Ratification of Related Party Transactions

Review, approval, or ratification of transactions with our executive officers, directors and significant shareholders are subject to approval or ratification by a majority of disinterested directors. Once our board of directors is comprised of a majority of independent directors, we anticipate that such transactions will require approval or ratification by a majority of our independent directors or a committee of the board of directors consisting of independent directors.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 2,500,000,000 shares of common stock, par value $0.001 and 10,000,000 shares of preferred stock, par value $0.001, of which, as of the date of this prospectus, 1,102,436,005 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding.

Common Stock

All issued and outstanding shares, including the shares registered hereby, are fully paid and non-assessable. Each holder of shares is entitled to one vote for each share owned on all matters voted upon by shareholders and a majority vote is required for all actions taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The shares have no pre-emptive rights, cumulative voting rights and no redemption, sinking fund, or conversion provisions.

Holders of common stock are entitled to receive dividends, if and when declared by the board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock

Our board of directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences and the number of shares constituting any series of the designation of such series. While our Articles of Incorporation and bylaws do not contain any provisions that may delay, defer or prevent a change in control, the issuance of preferred stock may have the effect of delaying or preventing a change in control or make removal of our management more difficult.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by Gutiérrez Bergman Boulris, PLLC, Coral Gables, Florida.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement have so been included in reliance upon the report of Marcum LLP independent registered public accountants, for the years ended October 31, 2020 and October 31, 2019, upon the authority of said firm as experts in accounting and auditing in giving its report. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements, or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the registration statement and exhibits, as well as periodic reports, proxy statements and other documents that we file electronically with the SEC, on the SEC’s website at http://www.sec.gov.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

In accordance with the provisions in our Articles of Incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We are also party to indemnification agreements with each of our non-employee directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ORGANICELL REGENERATIVE MEDICINE, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Organicell Regenerative Medicine, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Organicell Regenerative Medicine, Inc. (the “Company”) as of October 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended October 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended October 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, the Company has a significant working capital deficiency, has incurred significant losses, and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2015

Fort Lauderdale, FL
February 5, 2021

Organicell Regenerative Medicine, Inc.

CONSOLIDATED BALANCE SHEETS

As of October 31, 2020, and 2019

	October 31,	October 31,
	2020	2019
ASSETS
Current Assets
Cash	$590,797	$132,557
Accounts receivable, net of allowance for bad debts	29,385	26,031
Prepaid expenses	78,790	121,394
Inventories	146,811	77,963
Total Current Assets	845,783	357,945

Property and equipment, net	365,234	263,315
Other assets – right of use	105,355	22,813
Security deposits	17,800	5,000
TOTAL ASSETS	$1,334,172	$649,073

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$765,652	$552,426
Accrued liabilities to management	1,156,295	631,809
Notes payable	6,949	212,438
Advances from affiliate	220,897	220,897
Finance lease obligations	50,843	72,208
Operating lease obligations	38,037	22,813
Convertible debentures	175,000	220,000
Liabilities attributable to discontinued operations	125,851	125,851
Total Current Liabilities	2,539,524	2,058,442

Long term finance lease obligations	119,146	153,180
Long term operating lease obligations	67,318	-
Commitments and contingencies

Stockholders’ Deficit
Common stock, $0.001 par value, 1,500,000,000 shares authorized; 939,942,783 and 502,936,805 shares issued and outstanding, respectively	939,943	502,937
Additional paid-in capital	26,536,430	14,219,736
Accumulated deficit	(28,868,189)	(16,285,222)
Total Stockholders’ Deficit	(1,391,816)	(1,562,549)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,334,172	$649,073

The accompanying notes are an integral part of these consolidated financial statements.

Organicell Regenerative Medicine, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended October 31, 2020 and 2019

	Year Ended October 31,
	2020	2019
Revenues	$3,055,776	$1,702,271
Cost of revenues	398,606	300,837
Gross profit	2,657,170	1,401,434
General and administrative expenses	15,095,111	3,177,924
Loss from operations	(12,437,941)	(1,776,490)
Other income (expense)
Interest expense	(177,744)	(46,600)
Other	32,717	84,791
Loss before income taxes	(12,582,967)	(1,738,299)
Provision for income taxes	-	-
Net loss	(12,582,967)	(1,738,299)
Net loss attributable to the non-controlling interest	-	(978)
Net loss attributable to Organicell Regenerative Medicine, Inc.	$(12,582,967)	$(1,737,321)
Net loss per common share - basic and diluted	$(0.02)	$(0.00)
Weighted average number of common shares outstanding - basic and diluted	670,817,666	466,984,320

The accompanying notes are an integral part of these consolidated financial statements.

Organicell Regenerative Medicine, Inc.

CONSOLIDATED CHANGES TO STOCKHOLDERS’ DEFICIT

For the Years Ended October 31, 2019 and 2020

			Additional		Total Stockholders' Deficit	Non-	Total
	Common Stock		Paid In	Accumulated	Attributable	Controlling	Stockholders'
	Shares	Par Value	Capital	Deficit	To Organicell	Interest	Deficit
Balance October 31, 2018	436,490,110	$436,490	$12,853,608	$(14,547,901)	$(1,257,803)	$42,977	$(1,214,826)
Sale of common stock	20,352,000	20,352	439,148		459,500		459,500
Exchange of debt obligations	7,619,695	7,620	196,044	-	203,664	-	203,664
Stock-based compensation	31,675,000	31,675	695,737	-	727,412	-	727,412
Acquisition of non-controlling interests	6,800,000	6,800	35,199	-	41,999	(41,999)	-
Net loss	-	-	-	(1,737,321)	(1,737,321)	(978)	(1,738,299)
Balance October 31, 2019	502,936,805	502,937	14,219,736	(16,285,222)	(1,562,549)	-	(1,562,549)

Sale of common stock	65,454,170	65,454	2,129,867	-	2,195,321		2,195,321
Conversion of debt and accrued interest	40,000,000	40,000	559,400	-	599,400		599,400
Stock-based compensation	331,391,808	331,392	9,583,107	-	9,914,499		9,914,499
Exchange of debt	160,000	160	44,320	-	44,480		44,480
Net loss	-	-	-	(12,582,967)	(12,582,967)		(12,582,967)
Balance October 31, 2020	939,942,783	$939,943	$26,536,430	$(28,868,189)	$(1,391,816)	$-	$(1,391,816)

The accompanying notes are an integral part of these consolidated financial statements.

Organicell Regenerative Medicine, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended October 31, 2020 and 2019

	Year Ended October 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,582,967)	$(1,738,299)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	36,775	14,794
Bad debt expense	340	10,635
Interest expense on conversion of debt	118,350	-
Stock-based compensation	9,914,499	727,412
Interest payment in kind	-	13,668
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for bad debts	(3,690)	11,359
Prepaid expenses	42,604	(106,173)
Inventories	(68,848)	(77,963)
Accounts payable and accrued expenses	218,755	75,589
Accrued liabilities to management	524,483	525,044
Security deposits	(12,800)	-
Deferred revenue	-	(21,520)
Net cash used in operating activities	(1,812,499)	(565,454)

CASH FLOWS FROM INVESTING
Purchase of fixed assets	(138,694)	(32,736)

Net cash used in investing activities	(138,694)	(32,736)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of notes payable	400,000	255,000
Payments on finance lease	(55,399)	(14,207)
Repayments of notes payable	(130,489)	(12,562)
Proceeds from sale of common stock	2,195,321	459,500
Net cash provided by financing activities	2,409,433	687,731

Increase in cash	458,240	89,541
Cash at beginning of period	132,557	43,016
Cash at end of period	$590,797	$132,557

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for taxes	$–	$–
Cash paid for interest	$56,877	$20,165

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Finance lease obligations	$-	$239,595
Operating lease – right of use assets	$117,659	$55,777
Conversion of debt and accrued interest into common stock	$643,880	$203,668

The accompanying notes are an integral part of these consolidated financial statements.

ORGANICELL REGENERATIVE MEDICINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Organicell Regenerative Medicine, Inc. (formerly Biotech Products Services and Research, Inc.) (“Organicell” or the “Company”) was incorporated on August 9, 2011 in the State of Nevada. The Company is a clinical-stage biopharmaceutical company principally focusing on the development of innovative biological therapeutics for the treatment of degenerative diseases and to provide other related services. Our proprietary products are derived from perinatal sources and are principally used in the health care industry administered through doctors and clinics (collectively, the “Providers”).

On May 21, 2018, the Company filed a Certificate of Amendment with the Secretary of State of Nevada to change the Company’s name from Biotech Products Services and Research, Inc. to Organicell Regenerative Medicine, Inc., effective June 20, 2018 (the “Name Change”). As discussed in Note 12, the Name Change has not yet been effectuated in the marketplace by the Financial Industry Regulatory Agency (“FINRA”).

For the year ended October 31, 2020, the Company principally operated through General Surgical of Florida, Inc., a Florida corporation (“General Surgical”) and wholly owned subsidiary, with a business purpose to sell therapeutic products to Providers.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Reclassifications

The advances from affiliates previously included in accrued liabilities to management at October 31, 2019 have been reclassified to conform with the current financial statement presentation.

Concentrations of Credit Risk

The balance sheet items that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. Balances in accounts are insured up to Federal Deposit Insurance Corporation (“FDIC”) limits of $250,000 per institution. At October 31, 2020, the Company held cash balances in one financial institution in excess of FDIC insurance coverage limits.

During the fiscal year ended October 31, 2020, the Company did not have any customer that accounted for more than 10% of the total revenues for the year ended October 31, 2020. During the fiscal year ended October 31, 2019, the Company had one customer that accounted for approximately $206,400 of revenues (12.2%). No other customer accounted for more than 10% of the total revenues for the year ended October 31, 2019.

During the fiscal year ended October 31, 2020, the Company purchased the tissue raw material used in manufacturing of its products from two suppliers, of which each accounted for approximately $179,000 and $30,000 or 85.6% and 14.4%, respectively, of the total amount of tissue raw material purchased during that period. During the period November 1, 2018 through April 30, 2019, the Company purchased finished goods inventory that was sold to customers from two suppliers, of which each accounted for approximately $29,000 and $65,000 or 31.0% and 69.0%, respectively, of the total amount of finished goods inventory purchased during that period. During the May 1, 2019 through October 31, 2019, the Company purchased the tissue raw material used in manufacturing of its products from two suppliers, of which each accounted for approximately $61,000 and $47,500 or 56.0% and 44.0%, respectively, of the total amount of tissue raw material purchased during that period.

The Company’s sales and supply agreements are non-exclusive, and the Company does not believe it has any exposure based on the customers of its products and/or the availability of raw materials and/or products from other suppliers.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Management bases its estimates on historical experience and on other assumptions considered to be reasonable under the circumstances. However, actual results may differ from the estimates.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at fair value on the date revenue is recognized. The Company provides allowances for doubtful accounts for estimated losses resulting from the inability of its customers to repay their obligation. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to repay, additional allowances may be required. The Company provides for potential uncollectible accounts receivable based on specific customer identification and historical collection experience adjusted for existing market conditions.

The policy for determining past due status is based on the contractual payment terms of each customer, which are generally net 30 or net 60 days. Once collection efforts by the Company and its collection agency are exhausted, the determination for charging off uncollectible receivables is made. For the year ended October 31, 2020 and 2019, the Company recorded bad debt expense of $340 and $10,635, respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value using the average cost method. We provide reserves for potential excess, dated or obsolete inventories based on an analysis of forecasted demand compared to quantities on hand and any firm purchase orders, as well as product shelf life. At October 31, 2020, we determined that there were not any reserves required in connection with our finished goods.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives of property and equipment range from 3 to 15 years. Upon sale or retirement, the cost and related accumulated depreciation and amortization are eliminated from their respective accounts, and the resulting gain or loss is included in results of operations. Repairs and maintenance charges, which do not increase the useful lives of the assets, are charged to operations as incurred.

Revenue Recognition

The Company follows the guidance of FASB Accounting Standards Update (“ASU”) Topic 606 “Revenue from Contracts with Customers” which requires the Company to recognize revenue in amounts that reflect the prorata completion of the performance obligations of the Company required under the contracts. The Company applied the new standard using a modified retrospective approach.

The Company recognizes revenue only when it transfers control of a promised good or service to a customer in an amount that reflects the consideration it expects to receive in exchange for the good or service. Our performance obligations are satisfied, and control is transferred at a point-in-time, which is typically when the transfer and title to the product sold has taken place and there is evidence of our customer’s satisfactory acceptance of the product shipment or delivery.

Net Income (Loss) Per Common Share

Basic income (loss) per common share is calculated by dividing the Company's net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company's net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted average number of shares adjusted for any potentially dilutive debt or equity.

At October 31, 2020, the Company had 9,500,000 common shares issuable upon the exercise of warrants that were not included in the computation of dilutive loss per share because their inclusion is anti-dilutive for the year ended October 31, 2020. At October 31, 2019, the Company had 4,529,371 common shares issuable upon the exercise of warrants that were not included in the computation of dilutive loss per share because their inclusion is anti-dilutive for the year ended October 31, 2019.

Stock-Based Compensation

All stock-based payments to employees, including grants of employee stock options, are recognized in the financial statements based on their fair values.

Stock options and warrants issued to consultants and other non-employees as compensation for services provided to the Company are accounted for based upon the estimated fair value of the option or warrant.

Research and Development Costs

Research and development costs consist of direct and indirect costs associated with the development of the Company’s technologies.  These costs are expensed as incurred. Our research and development expenses were $233,526 and $54,863 for the years ended October 31, 2020 and 2019, respectively. The research and development costs primarily relate to the filing and approval of IND applications and the performance of clinical trials.

Income Taxes

The Company is required to file a consolidated tax return that includes all of its subsidiaries.

Provisions for income taxes are based on taxes payable or refundable for the current year taxable income for federal and state income tax reporting purposes and deferred income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss carryforwards. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of the operations in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company accounts for uncertain tax positions in accordance with FASB Topic 740 – Income Taxes. This pronouncement prescribes a recognition threshold and measurement process for financial statement recognition of uncertain tax positions taken or expected to be taken in a tax return. The interpretation also provides guidance on recognition, derecognition, classification, interest and penalties, accounting in interim period, disclosure, and transition.

For the years ended October 31, 2020 and 2019 the Company incurred operating losses, and therefore, there was not any income tax expense amount recorded during those periods. There is a full valuation allowance for the years ended October 31, 2020 and 2019.

Since January 1, 2018, the nominal corporate tax rate in the United States of America is 21 percent due to the passage of the "Tax Cuts and Jobs Act" on December 20, 2017 by the US Senate and House of Representatives.

Valuation of Derivatives

The Company evaluates its convertible instruments, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, “Derivatives and Hedging.” The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date.

Sequencing

The Company has adopted a sequencing policy whereby, in the event that reclassification of contracts from equity to assets or liabilities is necessary pursuant to ASC 815 due to the Company’s inability to demonstrate it has sufficient authorized shares, shares will be allocated on the basis of the earliest issuance date of potentially dilutive instruments, with the earliest grants receiving the first allocation of shares.

The Company currently has 1,500,000,000 authorized shares of common stock of which 992,207,783 shares are issued and outstanding. As described in Note 10, the Company approved the filing of an amendment to the Articles of Incorporation of the Company to increase the authorized shares of common stock from 1,500,000,000 to 2,500,000,000 (“Amendment”). The Company expects that it will continue to issue common stock in the future in connection with debt and/or equity financings, transactions with third parties, performance incentives and as compensation to its employees. Upon the effectiveness of the Amendment referred to above, expected to be February 9, 2021, the Company will have a sufficient number of authorized shares to meet all contingently obligated issuances of common stock under existing arrangements.

Fair Value of Financial Instruments

The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

The Company follows FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements. It defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company’s financial instruments consist of cash and cash equivalents, accounts payable, accrued liabilities and convertible debt. The estimated fair value of cash, accounts payable and accrued liabilities approximate their carrying amounts due to the short-term nature of these instruments.

The Company follows the provisions of ASC 820 with respect to its financial instruments. As required by ASC 820, assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement.

Level one — Quoted market prices in active markets for identical assets or liabilities;

Level two — Inputs other than level one inputs that are either directly or indirectly observable such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level three — Unobservable inputs that are supported by little or no market activity and developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter.

The Company did not have any convertible instruments outstanding at October 31, 2020 and October 31, 2019 that qualify as derivatives.

Operating and Finance Lease Obligations

Effective November 1, 2019, the Company adopted Accounting Standards Update (ASU) No. 2016-02 (Topic 842) (“ASC 842”), that requires organizations that lease assets to recognize assets and liabilities on the balance sheet and provide updated disclosures related to the rights and obligations created by those leases, regardless of whether they are classified as finance or operating leases. The Company adopted the new standard using a modified retrospective approach. The modified retrospective approach included a number of optional practical expedients on leases that commenced before the effective date of ASC 842, including continuing to classify for leases that commenced before the effective date in accordance with previous guidance, unless the lease is modified.

Under the provisions of ASC 842, the Company is required to recognize a right of use (“ROU”) asset and corresponding lease liability for all operating leases upon commencement of the lease. The Company’s policy is to treat operating leases that have a term of one year or less at lease commencement date and do not include a purchase option that is reasonably certain of exercise, consistent with the lease recognition approach as previously outlined under ASC 840. In addition, month to month leases which do not involve additional financial commitments on the part of the Company are also treated consistent with the lease recognition approach as previously outlined under ASC 840. The Company has established a capitalization threshold of $15,000 in determining whether any future operating leases will be capitalized. The adoption of ASC 842 resulted in the Company retrospectively recording a ROU asset and corresponding operating lease obligation of $55,777 on November 1, 2018.

Subsequent Events

The Company has evaluated subsequent events that occurred after October 31, 2020 through the financial statement issuance date for subsequent event disclosure consideration.

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has had limited revenues since its inception. The Company incurred operating losses of $12,437,941 for the year ended October 31, 2020. In addition, the Company had an accumulated deficit of $28,868,189 at October 31, 2020. The Company had a negative working capital position of $1,693,741 at October 31, 2020.

In addition to the above, the outbreak of the novel coronavirus (“COVID-19”) during March 2020 and the resulting adverse public health developments and economic effects to the United States business environments have adversely affected the demand for our products and services by our customers and from patients of our customers as a result of quarantines, facility closures and social distancing measures put into effect in connection with the COVID-19 outbreak and which currently still continue to have a negative impact to our business and the economy. These restrictions have adversely affected the Company’s sales, results of operations and financial condition. In response to the COVID-19 outbreak, the Company (a) has accelerated its research and development activities, (b) is seeking to raise additional debt and/or equity financing to support working capital requirements, and (c) continues to take steps to stabilize and increase revenues from the sale of its products.

As a result of the above, the Company’s efforts to establish a stabilized source of sufficient revenues to cover operating costs has yet to be achieved and ultimately may prove to be unsuccessful unless (a) the United States economy resumes to pre-COVID-19 conditions and (b) additional sources of working capital through operations or debt and/or equity financings are realized. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management anticipates that the Company will remain dependent, for the near future, on additional investment capital to fund ongoing operating expenses and the costs to perform required clinical studies in connection with the sale of its products. The Company does not have any assets to pledge for the purpose of borrowing additional capital. In addition, the Company relies on its ability to produce and sell products it manufactures that are subject to changing technology and regulations that it currently sells and distributes to its customers. The Company’s current market capitalization, common stock liquidity and available authorized shares may hinder its ability to raise equity proceeds. The Company anticipates that future sources of funding, if any, will therefore be costly and dilutive, if available at all.

In view of the matters described in the preceding paragraphs, recoverability of the recorded asset amounts shown in the accompanying consolidated balance sheet assumes that (1) the effects of the COVID-19 crisis resume to pre-COVID-19 market conditions, (2) the Company will be able to establish a stabilized source of revenues, (3) obligations to the Company’s creditors are not accelerated, (4) the Company’s operating expenses remain at current levels and/or the Company is successful in restructuring and/or deferring ongoing obligations, (5) the Company is able to continue to produce products or obtain products under supply arrangements which are in compliance with current and future regulatory guidelines, (6) the Company is able to continue its research and development activities, particularly in regards to remaining compliant with the FDA and the safety and efficacy of its products, and (7) the Company obtains additional working capital to meet its contractual commitments and maintain the current level of Company operations through debt or equity sources.

There is no assurance as to when the adverse impact to the United States and worldwide economies resulting from the COVID-19 outbreak will be eliminated, if at all, and whether any new or recurring pandemic outbreaks will occur again in the future causing similar or worse devastating impact to the United States and worldwide economies and our business. In addition, there is no assurance that the Company will be able to complete its revenue growth strategy, its expected required research and development activities or otherwise obtain sufficient working capital to cover ongoing cash requirements. Without sufficient cash reserves, the Company’s ability to pursue growth objectives will be adversely impacted. Furthermore, despite significant effort since July 2015, the Company has thus far been unsuccessful in achieving a stabilized source of revenues. As described above, the COVID-19 crisis has significantly impaired the Company and the overall Unites States and World economies. If revenues do not increase and stabilize, if the COVID-19 crisis is not satisfactorily managed and/or resolved or if additional funds cannot otherwise be raised, the Company might be required to seek other alternatives which could include the sale of assets, closure of operations and/or protection under the U.S. bankruptcy laws.  As of October 31, 2020, based on the factors described above, the Company concluded that there was substantial doubt about its ability to continue to operate as a going concern for the 12 months following the issuance of these financial statements.

NOTE 4 – INVENTORIES

	October 31, 2020	October 31, 2019
Raw materials and supplies	$26,199	$5,123
Finished goods	120,612	72,840

Total inventories	$146,811	$77,963

NOTE 5 - PROPERTY AND EQUIPMENT

	October 31, 2020	October 31, 2019
Computer equipment	$8,653	$8,653
Finance lease equipment	239,595	239,595
Manufacturing equipment	171,430	32,736
	419,678	280,984
Less: accumulated depreciation	(54,444)	(17,669)
Total property and equipment, net	$365,234	$263,315

During March 2019, the Company entered into a lease agreement for certain lab equipment in the amount of $239,595. Under the terms of the lease agreement, the Company is required to make 60 equal monthly payments of $4,513 plus applicable sales taxes. Under the Lease Agreement, the Company has the right to acquire all of the leased equipment for $1.00. As a result, the lease agreement is being accounted for as a finance lease obligation. The annual interest rate charged in connection with the lease is 4.5%. The leased equipment is being depreciated over their estimated useful lives of 15 years.

Depreciation expense totaled $36,775 and $14,794 for the years ended October 31, 2020 and 2019, respectively.

NOTE 6 – LEASE OBLIGATIONS

2019 Lab Facility:

In connection with the Company’s decision to again operate a placental tissue bank processing laboratory in Miami, Florida, during February 2019, the Company entered into a renewable month to month lease agreement (“Miami Lab Lease”) for an approximately 450 square foot laboratory and a 100 square foot administrative office facility. Monthly lease payments are approximately $5,200 plus administrative fees and taxes. In connection with the Miami Lab Lease, the Company was required to post a security deposit of $6,332. During November 2020, the Company entered into an additional month to month lease agreement in the same facility as the Miami Lab Lease for an additional 390 square foot laboratory. Monthly lease payments are approximately $4,400 plus administrative fees and taxes.

Finance Lease Obligations:

During March 2019, the Company entered into a lease agreement for certain lab equipment in the amount of $239,595. Under the terms of the lease agreement, the Company is required to make 60 equal monthly payments of $4,513 plus applicable sales taxes. Under the Lease Agreement, the Company has the right to acquire all of the leased equipment for $1.00. As a result, the lease agreement is being accounted for as a finance lease obligation. The annual interest rate charged in connection with the lease is 4.5%. The leased equipment are being depreciated over their estimated useful lives of 15 years.

The minimum lease payments pursuant to the Finance Lease are as follows:

Minimum
Year Ended October 31,	Rent
2021	$58,669
2022	54,156
2023	54,156
2024	18,052
Total undiscounted finance lease payments	185,033
Less: imputed interest	(15,044)
Present value of finance lease liabilities	$169,989

Operating Lease Obligations:

Administrative Office

The Company’s corporate administrative offices are leased from MariLuna, LLC, a Florida limited liability company which is owned by Dr. Mitrani. The monthly rental rate is $2,900. On November 1, 2018, in connection with the adoption of ASC 842, the Company recorded a ROU asset and corresponding operating lease obligation of $55,777. During July 2020, the Company entered into an extension of the operating lease agreement. The lease term is for an additional 36 months beginning July 1, 2020, with a monthly rental rate of $3,500. The present value of the associated leased payments based on an assumed borrowing rate of 4.5% was $117,659.

Lease expense for the years ended October 31, 2020 and 2019 was $35,117 and $32,964, respectively.

The minimum lease payments pursuant to the office lease are as follows:

Minimum
Year Ended October 31,	Rent
2021	$42,000
2022	42,000
2023	28,000
Total undiscounted operating lease payments	112,000
Less: imputed interest	(6,645)
Present value of operating lease liabilities	$105,355

Beginning October 1, 2020, the Company entered into a second lease agreement with MariLuna LLC for office space located in Aspen, CO. The lease expires on September 30, 2021 and does not provide for any renewal terms. Under the terms of the lease. The Company is required to make monthly rental payments of $6,500 and was required to provide a security deposit of $11,000 upon execution of the lease agreement.

NOTE 7 – RELATED PARTY TRANSACTIONS

On February 26, 2020, April 25, 2020 and June 29, 2020, Mr. Mitrani’s, Dr. Mitrani’s and Mr. Bothwell’s employment agreements were amended. See Note 12 for a more detailed description of the executive employment agreements and the respective amendments referred to above.

Effective February 26, 2020, Mr. Bothwell was granted cashless warrants to purchase 7,500,000 shares of common stock of the Company. The newly granted warrants vest immediately, have an exercise price of $0.028 per share and are exercisable for ten years from the effective date of the grant.

During April 2020, June 2020, August 2020 and September 2020, each of the current executives of the Company, Albert Mitrani, Dr. Mari Mitrani, Ian Bothwell and Dr. George Shapiro (“Current Executives”) were granted rights under the Management and Consultant Performance Plan (“MCPP”) to receive common stock of the Company based on the achievement of certain defined milestones. In addition, during June 2020, each of the current non-executive members of the Board were granted rights under the MCPP to receive common stock of the Company based on the achievement of certain defined milestones (see Note 10).

The Company’s corporate administrative offices are leased from MariLuna, LLC, a Florida limited liability company which is owned by Dr. Mitrani. The term of the lease has been extended through June 2023. The current monthly rent is $2,900 and beginning July 2020, the monthly rent increased to $3,500. The Company paid a security deposit of $5,000. Total rent expense for the year ended October 31, 2020 and 2019 was $37,200 and $34,800, respectively.

Beginning October 1, 2020, the Company entered into a second lease agreement with MariLuna LLC for office space located in Aspen, CO. The lease expires on September 30, 2021 and does not provide for any renewal terms. Under the terms of the lease. The Company is required to make monthly rental payments of $6,500 and was required to provide a security deposit of $11,000 upon execution of the lease agreement.

In connection with Mr. Bothwell’s executive employment agreements, the Company agreed to reimburse Rover Advanced Technologies, LLC, a company owned and controlled by Mr. Bothwell for office rent and other direct expenses (phone, internet, copier and direct administrative fees, etc.) totaling $24,788 for the year ended October 31, 2020.

For the year ended October 31, 2020 and 2019, the total amount of sales to customers related to our board of director members and/or employees of the Company totaled $95,455 and $71,650, respectively.

From time to time, Mr. Bothwell and/or his respective affiliates have advanced funds to the Company to pay for certain expenses of the Company. As of October 31, 2020, $1,965 is owed to Mr. Bothwell and/or his respective affiliates. In addition, at October 31, 2020, salary amounts owed to Albert Mitrani, Dr. Mari Mitrani and Ian Bothwell were $216,436, $233,655 and $649,407, respectively and consulting fees owed to Dr. George Shapiro were $54,833.

During April 2020 through May 2020, the Company sold 11,000,000 shares of common stock to Dr. Allen Meglin, a director of the Company at $0.02 per share for an aggregate purchase price of $220,000. During July, August and October 2020, the Company sold an additional 1,166,666 shares, 422,514 shares, and 625,000 shares of common stock to Dr. Allen Meglin at $0.03 per share, $0.10 per share and $0.08 per share, respectively, for an aggregate purchase price of $127,251 (see Note 10).

On October 10, 2019, the Company and Michael Carbonara, a director of the Company agreed to a convertible funding facility arrangement (“Funding Facility”) whereby Mr. Carbonara or its designee funded the Company $500,000. The Funding Facility was converted into 40,000,000 shares of newly issued restricted common stock of the Company on February 12, 2020, issued to Republic Asset Holdings LLC, a Company controlled by Mr. Carbonara.

On April 27, 2020, the Company sold 5,000,000 shares of common stock to Republic Asset Holdings LLC., a Company controlled by Michael Carbonara, a director of the Company, at $0.02 per share for an aggregate purchase price of $100,000 (see Note 10).

On February 26, 2020, the Company agreed to immediately grant Dr. George Shapiro, the Company’s Chief Medical Officer (“CMO”) 5,000,000 shares of common stock in recognition of past services provided to the Company through February 2020. In addition, the Company agreed to enter into a consulting agreement with the CMO to provide ongoing services to the Company. The CMO will receive compensation of $82,250 annually, commencing March 1, 2020. The term of the consulting agreement is one year, with automatic renewals for annual periods thereafter unless prior written notice is provided by either party of the desire to terminate.

In connection with Mr. Robert Zucker’s resignation as a member of the Board of Directors of the Company in April 2020, the Board approved the issuance to Mr. Zucker of 736,808 shares of unregistered common stock of the Company valued at $0.022 per share, the closing price of the common stock of the Company on the grant date (see Note 10).

On May 28, 2020, the Company entered into a distribution agreement with a company owned by Jack Mitrani, the son of Mr. Mitrani. Under the terms of the agreement, the Company agreed to grant the distributor 3,000,000 shares of unregistered common stock valued at $0.115 per share, the closing price of the common stock of the Company on the grant date (see Note 10).

Effective December 21, 2020, the Company granted a bonus of $50,000 and 15,000,000 shares of common stock of the Company each to Mr. Mitrani, Dr. Mitrani and Mr. Bothwell and 1,000,000 shares of common stock of the Company each to Mr. Carbonara and Dr. Allen Meglin (see Note 10).

NOTE 8 - NOTES PAYABLE

Private Placement Of Convertible Debentures

On June 20, 2018, the Company issued a total of $150,000 of convertible 6% debentures (“150,000 Debentures”) to an accredited investor. The principal amount of the $150,000 Debentures, plus accrued and unpaid interest through June 30, 2019 were payable on the 10th business day subsequent to June 30, 2019, unless the payment of the $150,000 Debentures were prepaid at the sole option of the Company, were converted as provided for under the terms of the $150,000 Debentures, and/or accelerated due to an event of default in accordance with the terms of the $150,000 Debentures. Interest on the $150,000 Debentures for each calendar quarter ended beginning with the quarter ended June 30, 2018 is payable on the 10th business day following the immediately prior calendar quarter. The $150,000 Debentures have not yet been repaid as required.

On August 10, 2018, the Company issued a total of $100,000 of convertible 6% debentures (“100,000 Debentures”) to two accredited investors. The principal amount of the $100,000 Debentures, plus accrued and unpaid interest through July 31, 2019 are payable on the 10th business day subsequent to July 31, 2019, unless the payment of the $100,000 Debentures are prepaid at the sole option of the Company, are converted as provided for under the terms of the $100,000 Debentures. Interest on the $100,000 Debentures for each calendar quarter ended beginning with the quarter ended October 31, 2018 is payable on the 10th business day following the immediately prior calendar quarter.

During May 2019, the Company and holders of the $100,000 Debentures agreed to convert the principal amount of the $100,000 Debentures plus interest accrued and unpaid through the date of the conversion totaling $100,622 into 3,773,584 shares of common stock of the Company (approximately $0.0267 per share representing a discount to the trading price of $0.0285 as of the effective date of the transaction).

During October 2018, the Company issued a total of $70,000 of convertible 6% debentures (“70,000 Debentures”) to two accredited investors. The principal amount of the $70,000 Debentures, plus accrued and unpaid interest through September 30, 2019 were payable on the 10th business day subsequent to September 30, 2019. The $70,000 Debentures were not paid on the required maturity dates. On June 25, 2020, the Company entered into a settlement and general release agreement with the holder of the $50,000 Debenture (one of the two holders that participated in the $70,000 Debentures described above), whereby the Company is required to repay the balance of the $50,000 Debenture in eight monthly installments of $6,250 plus outstanding accrued interest beginning June 30, 2020 and ending on January 31, 2021. During October 2020, the Company and the holder of the $20,000 debenture (one of the two holders that participated in the $70,000 Debentures described above), agreed to convert the principal amount of the $20,000 debenture plus interest accrued and unpaid through the date of the conversion totaling approximately $20,300 into 160,000 shares of common stock of the Company (approximately $0.125 per share). The conversion price was at a discount to the trading price of $0.278 as of the effective date of the transaction, resulting in additional interest costs of $24,180, which have been recorded during the year ended October 31, 2020.

During March 2019, the Company issued a $30,000 of convertible 6% debentures (“30,000 Debenture”) to one accredited investor. The principal amount of the $30,000 Debenture, plus accrued and unpaid interest through June 30, 2020 are payable on the 10th business day subsequent to June 30, 2020, unless the payment of the $30,000 Debenture is prepaid at the sole option of the Company, is converted as provided for under the terms of the $30,000 Debenture (see below), and/or accelerated due to an event of default in accordance with the terms of the $30,000 Debenture. Interest on the $30,000 Debenture for each calendar quarter ended beginning with the quarter ended June 30, 2019 is payable on the 10th business day following the immediately prior calendar quarter. During June 2019, the Company and the holder of the $30,000 Debenture agreed to convert the principal amount of the $30,000 Debentures plus interest accrued and unpaid through the date of the conversion totaling $30,478 into 1,111,111 shares of common stock of the Company (approximately $0.0274 per share representing a premium to the trading price of $0.0253 as of the effective date of the transaction).

Unsecured Promissory Note

On February 5, 2019, the Company entered into an unsecured loan agreement with a third party with a principal balance of $25,000. The outstanding principal was due March 8, 2019. The loan was not repaid on the maturity date as required. The third party subsequently agreed to apply amounts due for invoices due from third party for future purchases of the Company products to the extent of the outstanding balances owed by the Company in connection with the loan (interest and principal). As of October 31, 2020, the remaining amount due under this arrangement was approximately $4,392.

Credit Facility

On September 19, 2019, the Company’s wholly owned subsidiary, General Surgical Florida, received $100,000 in connection with an unsecured line of credit (“Credit Facility”). The Credit Facility was fully repaid on November 2, 2020. Under the terms of the Credit Facility, the Company was required to make weekly payments averaging approximately $2,541 (payments totaling $132,160). The effective annual interest rate was approximately 45.67%. Proceeds received from the Credit Facility were used for working capital purposes. Mr. Iglesias, who at the time was the Company’s Chief Executive Officer, provided a personal guaranty in connection with amounts required to paid under the Credit Facility.

Funding Facility

On October 10, 2019, the Company and an investor (“Noteholder”) agreed to a funding facility arrangement (“Funding Facility”) whereby the Noteholder was required to fund the Company an initial tranche of $100,000 on October 15, 2019 (“Initial Funding Date”) and had the option to fund the Company up to an aggregate of $500,000 (“Funding Facility Limit”) in minimum $100,000 monthly tranches by no later than February 15, 2020 (“Funding Expiration Date”). The Funding Facility matures on February 15, 2021 (“Maturity Date”) and accrues interest at 6.0% per annum. The Funding Facility, plus all accrued interest, automatically converts into 40,000,000 shares of newly issued restricted common stock of the Company (“Converted Stock”) if the Noteholder funds the full $500,000 by the Funding Expiration Date. The Noteholder fully funded the Funding Facility as prescribed on February 12, 2020 and the Company issued the Noteholder the Converted Stock to the Noteholders designated entity, Republic Asset Holdings LLC.

The Company determined the fair value of the Converted Stock in accordance with ASC 820, which was determined to be approximately $599,400. As a result, the Company has recorded additional interest expense in the amount of $94,170, as of the date of conversion, representing the amount of the discount to the fair value of the Converted Stock associated with the conversion of the Funding Facility obligation totaling $505,230 on the date of conversion (principal and accrued interest).

Mint Organics Inc.

On June 22, 2017, Mint Organics entered into an unsecured loan agreement with a third party (“Third Party”) with a principal balance of $60,000, an annual interest rate of 10%, and all accrued and unpaid interest and outstanding principal were due on the one-year anniversary of the note. The loan was not repaid on the maturity date as required.

On May 1, 2019, the Company, Mint Organics and the Third party agreed to a settlement of the outstanding loan whereby the Company agreed to issue the Third Party 2,735,000 shares of newly issued common stock of the Company. At the time of the settlement, the outstanding obligation under the note, including late fees and penalties was approximately $72,568. The common stock issued was priced at $0.0265 per share representing a discount to the trading price of $0.049 as of the effective date of the transaction. In connection with the exchange, the Third Party provided a release to the Company in connection with any claims associated with the loan agreement.

Interest expense for the years ended October 31, 2020 and 2019 was $0 and $4,349, respectively.

NOTE 9 — INCOME TAXES

The Company files a consolidated federal income tax return that includes all of its subsidiaries. For the years ended October 31, 2020 and 2019, the Company incurred operating losses, and therefore, there was not any current income tax expense amount recorded during those periods.

The consolidated provision for income taxes for October 31, 2020 and 2019 consists of the following:

	Year Ended October 31,	Year Ended October 31,
	2020	2019
Current:
Federal	$–	$–
State	–	–
	$–	$–
Deferred:
Federal	$(2,626,791)	$(185,045)
State	(540,796)	(19,471)
	(3,167,587)	(204,516)
Change in Valuation Allowance	3,167,587	204,516)
	$–	$–

Effective tax rates differ from the federal statutory rate of 21% for 2020 and 2019 applied to income before income taxes. A reconciliation of the U.S. federal statutory tax amount to the Company’s effective tax amount is as follows:

	October 31, 2020	October 31, 2019
Tax at federal statutory rate	$(2,642,423)	$(361,687)
State taxes, net of federal benefit	(546,730)	(74,835)
Permanent differences	18,782	10,468
Other	2,784	221,538
Total income tax expense (benefit)	(3,167,587)	(204,516)
Change in valuation allowance	3,167,587	204,516)
	$–	$–

The Company had a federal net operating loss carryover of $3,050,776 as of October 31, 2020.

The tax effects of temporary differences and carry-forwards that give rise to deferred tax assets and liabilities for the Company were as follows:

	October 31, 2020	October 31, 2019
Deferred Tax Assets:
Stock based compensation	$5,184,240	$2,670,914
Accrued compensation	315,122	136,127
Net operating loss carryforward-Federal	640,663	222,754
Net operating loss carryforward-State	118,160	34,918
Other	177	177
Total deferred tax assets:	6,258,362	3,064,890
Deferred Tax Liabilities:
Property and equipment	92,535	66,650
Total deferred tax liabilities:	92,535	66,650

Valuation Allowance	(6,165,827)	(2,998,240)
Net deferred tax assets	$–	$–

FASB ASC 740 requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. At October 31, 2020 and October 31, 2019, the net deferred tax asset was offset by a full valuation allowance.

Pursuant to Code Sec. 382 of the Internal Revenue Code (“the Code”), the utilization of net operating loss carryforwards may be limited as a result of a cumulative change in stock ownership of more than 50% over a three-year period.

Certain of the above amounts reported for the year ended October 31, 2019 have been revised to conform with the current year presentation and to reflect the actual amounts that were reported in the Company’s tax filings.

IRS Penalties

The Company’s income tax returns for the periods since inception through the tax year ended October 31, 2015 were not filed with the Internal Revenue Service (“IRS”) until August 2017 (“Delinquent Filed Returns”). The Company’s income tax returns for the tax year ended October 31, 2016 were filed with the IRS during December 2017. In connection with the Delinquent Filed Returns, during the period September 2017 through October 2017, the Company received notices that it was being assessed approximately $90,000 of penalties, plus interest (“IRS Penalties”), in connection with the late filing certain information returns that were included as part of the Delinquent Filed Returns. In connection with the notices, the IRS indicated its intent to levy property of the Company if the IRS penalties were not paid as required. During January 2018, the Company requested from the IRS an abatement of the IRS penalties based on reasonable cause. During April 2018, the IRS notified the Company that the IRS penalties for the tax year ended 2011 of $20,000, plus interest, were abated and the request for abatement for the IRS penalties for the tax years ended 2012 – 2015 were denied. The Company is currently appealing the initial determination by the IRS to exclude the IRS penalties for the tax years 2012-2015 in its consideration of abatement. During the period that the appeal is being reviewed and a determination is made by the IRS, the IRS has agreed to put a hold on taking any levy action against the Company for the remaining amounts of the IRS Penalties that are still outstanding. In connection with the notices, the Company has accrued $70,000 of accrued tax penalties on the balance sheet as of October 31, 2020 and 2019.

NOTE 10 – CAPITAL STOCK

Preferred Stock

The Company is authorized to issue 10,000,000 shares of $0.001 par value preferred stock in one or more designated series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. The Company’s board of directors is authorized, without stockholders’ approval, within any limitations prescribed by law and the Company’s Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock.

Issued Shares

As of October 31, 2020, there were no designations of Preferred Stock authorized or outstanding.

Common Stock

On May 18, 2020 and May 19, 2020, pursuant to the Nevada Revised Statutes and the Bylaws of the Company, the Board of Directors of the Company and the stockholders having the voting equivalency of 50.30% of the outstanding capital stock, respectively, approved the filing of an amendment to the Articles of Incorporation of the Company to increase the authorized amount of common stock from 750,000,000 to 1,500,000,000, without changing the par value of the common stock or authorized number and par value of “blank check” Preferred Stock. On June 2, 2020, the Company filed a Definitive 14C with the SEC regarding the corporate action. On June 24, 2020, the Company filed a Certificate of Amendment to the Company’s Articles of Incorporation with the Secretary of State of Nevada to effectuate the corporate action on June 24, 2020.

On December 21, 2020 and January 4, 2021, pursuant to the Nevada Revised Statutes and the Bylaws of the Company, the Board of Directors of the Company and the stockholders having the voting equivalency of 53.55% of the outstanding capital stock, respectively, approved the filing of an amendment to the Articles of Incorporation of the Company to increase the authorized amount of common stock from 1,500,000,000 to 2,500,000,000, without changing the par value of the common stock or authorized number and par value of “blank check” Preferred Stock. On January 19, 2021, the Company filed a Definitive 14C with the SEC regarding the corporate action. On February 9, 2021, the Company intends to file the Certificate of Amendment to the Company’s Articles of Incorporation with the Secretary of State of Nevada to effectuate the corporate action on February 9, 2021.

Issuances of Common Stock - Sales:

During November 2019 through January 2020, the Company sold 3,250,000 shares of common stock to three “accredited investors” at $0.02 per share for an aggregate purchase price of $65,000. The proceeds were used for working capital.

During February 2020 through April 2020, the Company sold 11,050,000 shares of common stock to five “accredited investors” at $0.02 per share for an aggregate purchase price of $221,000. The proceeds were used for working capital.

During April 2020 through May 2020, the Company sold 11,000,000 shares of common stock to Dr. Allen Meglin, a director of the Company at $0.02 per share for an aggregate purchase price of $220,000. During July, August and October 2020, the Company sold an additional 1,166,666 shares, 422,514 shares, and 625,000 shares of common stock to Dr. Allen Meglin at $0.03 per share, $0.10 per share and $0.08 per share, respectively, for an aggregate purchase price of $127,251. The proceeds from all of the above sales were used for working capital. Certain of the above transactions were at sales prices that were at a discount to the trading prices as of the effective dates of the transactions, resulting in additional stock-based compensation expense of $195,869, which has been recorded during the year ended October 31, 2020.

On April 27, 2020, the Company sold 5,000,000 shares of common stock to Republic Asset Holdings LLC., a Company controlled by Michael Carbonara, a director of the Company, at $0.02 per share for an aggregate purchase price of $100,000. The proceeds were used for working capital. The sales price was at a discount to the trading price of $0.0269 as of the effective date of the transaction, resulting in additional stock-based compensation expense of $34,500, which has been recorded during the year ended October 31, 2020.

During May 2020, the Company sold 3,000,000 shares of common stock to two “accredited investors” at $0.02 per share for an aggregate purchase price of $60,000. The proceeds were used for working capital.

During July and August 2020, the Company completed the private placement to 19 accredited investors for the sale of 13,499,992 shares of Common stock of the Company at a selling price of $0.03 per share for an aggregate amount of $405,000 (“Sale”). In connection with the Sale, the Company agreed that all of the proceeds from the Sale are to be deposited into a separate bank account (“Sale Account”) of the Company and the proceeds are to be used exclusively to fund the costs associated with the Company’s ongoing public company filing requirements, including audit, tax, valuation and legal fees. The Company also agreed to maintain the Sale Account with a minimum cash balance of $25,000 at all times until such time that the Company has filed all required financial reports through the period ended July 31, 2021.

During July 2020, the Company sold 1,000,000 shares of common stock to two “accredited investors”, at $0.02 per share and $0.03 per share, respectively for an aggregate purchase price of $25,000. The proceeds were used for working capital.

During August 2020, the Company sold 8,606,665 shares of common stock to nine “accredited investors”, at prices ranging from $0.03 per share and $0.06 per share, for an aggregate purchase price of $392,100. The proceeds were used for working capital.

During September 2020, the Company sold 4,800,000 shares of common stock to five “accredited investors”, at prices ranging from $0.06 per share and $0.10 per share, for an aggregate purchase price of $410,000. The proceeds were used for working capital.

During October 2020, the Company sold 2,033,333 shares of common stock to five “accredited investors”, at prices ranging from $0.06 per share and $0.10 per share, for an aggregate purchase price of $170,000. The proceeds were used for working capital.

During November 2020, the Company sold 800,000 shares of common stock to an “accredited investor”, at $0.05 per share, for an aggregate purchase price of $40,000. The proceeds were used for working capital.

Issuances of Common Stock – Stock Compensation:

As described in Note 12, upon execution of the VP Agreements, each of the Sales Executives were granted 1,000,000 shares of unregistered common stock of the Company valued at $0.035 per share, the closing price of the common stock of the Company on the grant date. The Company recorded $35,000 of stock-based compensation expense on the grant date for each issuance. The VP Agreements also provide each Sales Executives the right to receive an additional 750,000 shares of common stock at the end of each quarterly anniversary of the VP Agreements throughout the Initial Term (maximum 9,000,000 shares) (“Performance Shares”), provided that the VP Agreements remain in effect during the applicable quarterly period. As of October 31, 2020, each Sales Executive has vested an additional 2,250,000 Performance Shares (total 4,500,000). The Company recorded stock-based compensation expense for each respective quarterly period that the Performance Shares vested during the year ended October 31, 2020 of $52,500 (total $157,500).

As described in Note 12, in connection with the execution of the Consultants Agreement, the Company issued to the Consultants 12,000,000 shares of unregistered common stock (“Shares”) valued at $0.022 per share, the closing price of the common stock of the Company on the grant date. The Company recorded a total of $266,400 of stock-based compensation expense during the year ended October 31, 2020 based on the vesting of the Shares (50% of the Shares vest as of the Effective Date of the Consultants Agreement and 50% of the Shares vest on the six-month anniversary of the Consultants Agreement).

During the period November 1, 2019 through January 31, 2020, in consideration for agreeing to provide lab and administrative consulting services to the Company, the Board approved the issuance to three individuals an aggregate of 650,000 shares of unregistered common stock valued between $0.027 and $0.031 per share, the closing price of the common stock of the Company on the respective grants dates. The Company recorded $18,650 of stock-based compensation expense during the year ended October 31, 2020.

During the period February 1, 2020 through April 30, 2020, in consideration for agreeing to provide lab and administrative consulting services to the Company, the Board approved the issuance to four individuals an aggregate of 2,725,000 shares of unregistered common stock valued between $0.029 and $0.034 per share, the closing price of the common stock of the Company on the respective grants dates. The Company recorded $89,458 of stock-based compensation expense during the year ended October 31, 2020.

During the period May 1, 2020 through July 31, 2020, in consideration for agreeing to provide lab and administrative consulting services to the Company, the Board approved the issuance to eight individuals an aggregate of 925,000 shares of unregistered common stock valued between $0.031 and $0.048 per share, the closing price of the common stock of the Company on the respective grants dates. For certain of the issuances, the stock vests on January 31, 2021, provided the recipient remains engaged with the Company during the period. The Company recorded $27,809of stock-based compensation expense during the year ended October 31, 2020.

During April 2020, May 2020, September 2020 and October 2020, in consideration for agreeing to provide medical consulting and advisory services to the Company, the Board approved the issuance to nine individuals an aggregate of 1,050,000 shares of unregistered common stock valued between $0.023 and $0.28 per share, the closing price of the common stock of the Company on the respective grants dates. The Company recorded $96,600 of stock-based compensation expense based on the grant date fair value of these shares during the year ended October 31, 2020.

During February 2020, in recognition of past services provided to the Company through February 2020, the Board approved the issuance to the CMO of 5,000,000 shares of unregistered common stock valued at $0.028 per share, the closing price of the common stock of the Company on the grant date. The Company recorded $140,000 of stock-based compensation expense during the year ended October 31, 2020 based on the fair value of these shares on the grant date.

In connection with the resignation of an independent member of the Board of Directors of the Company in April 2020, the Board approved the issuance to the director of 736,808 shares of unregistered common stock valued at $0.022 per share, the closing price of the common stock of the Company on the grant date. The Company recorded $16,210 of stock-based compensation expense during the during the year ended October 31, 2020 based on the fair value of these shares on the grant date.

On May 28, 2020, the Company entered into a distribution agreement with a company owned by Jack Mitrani, the son of Mr. Mitrani. Under the terms of the agreement, the Company agreed to grant the distributor 3,000,000 shares of unregistered common stock valued at $0.115 per share, the closing price of the common stock of the Company on the grant date. The Company recorded $345,000 of stock-based compensation expense during the quarter ended July 31, 2020 based on the fair value of these shares on the grant date. In addition, the distribution agreement also provides for future stock incentives based on future sales that are generated by the distributor based on a conversion price equal to 75% of the trading price of the common stock on the last day of the month in which the incentive was earned.

On May 15, 2020 (“Effective Date”), the Company entered into an advisor agreement with a third party (“Advisor”) whereby the Advisor will provide financial advisory services (see Note 12). As consideration, the Company agreed to issue the Advisor 1,000,000 shares of common stock (“Grant”), of which 250,000 shares shall be fully vested as of the Effective Date, 250,000 shares vest on the sixth month anniversary of the Effective Date, 250,000 shares vest on the ninth month anniversary of the Effective Date and 250,000 shares vest on the twelfth month anniversary of the Effective Date, provided however that the Agreement is in full effect during such vesting period(s) for the respective portion of the Grant. In addition, Company agreed to grant 3-year warrants to the Advisor to purchase 6,000,000 shares of common stock of the Company at a purchase price of $0.04 per share (“Warrants”), of which Warrants to purchase 2,000,000 unrestricted shares shall be vested upon the Effective Date of the agreement and 2,000,000 and 2,000,000 of the remaining Warrants shall vest on the eighteenth month and thirtieth month anniversary of the Effective Date of the agreement, respectively, provided however that the Agreement is renewed and in full effect during the applicable vesting period(s) for the respective portion of the grant. Notwithstanding the above, any unvested Grant or Warrants prescribed above will immediately become vested shares if (a) the Company concludes a transaction involving any of the entities introduced by Advisor based on a transaction value greater than $5MM or (b) the Company completes any transaction that results in a change in control or any financing transaction with an aggregate value of at least $25MM. The Grant shares were valued at $0.04 per share, the closing price of the common stock of the Company on the grant date. The Company will record $10,000 of stock-based compensation expense during each quarter in which the Grant shares become vested based on the fair value of these vested shares on the grant date. During October 2020, the Company terminated the agreement with the Advisor as provided for under the advisor agreement.

During July 2020, the Company entered into a consulting agreement with a third party to provide investment banking related consulting services for a minimum period of six months. As consideration for agreeing to provide consulting services to the Company, the Company issued the consultant 5,000,000 shares of unregistered common stock valued at $0.05 per share, the closing price of the common stock of the Company on the effective date of the agreement. All of the shares granted vested immediately on the date of issuance. The Company recorded $250,000 of stock-based compensation expense based on the grant date fair value of these shares during the year ended October 31, 2020.

During August 2020, the Company entered into two separate consulting agreements with third parties to provide marketing and public relations services for a minimum period of six months. As consideration for agreeing to provide consulting services to the Company, the Company issued the consultants 300,000 shares and 25,000 shares, respectively, of unregistered common stock valued at $0.127 per share, the closing price of the common stock of the Company on the effective date of the agreements. The Company recorded a total of $40,790 of stock-based compensation expense based on the grant date fair value of these shares during the year ended October 31, 2020.

During October 2020, in consideration for agreeing to provide lab and administrative consulting services to the Company, the Board approved the issuance to two individuals an aggregate of 230,000 shares of unregistered common stock valued between $0.035 and $0.17 per share, the closing price of the common stock of the Company on the respective grants dates. The Company recorded $8,730 of stock-based compensation expense during the during the year ended October 31, 2020.

During November 2020, the Company entered into an additional consulting agreement with a third party to provide consulting services in connection with the development of international research and development, sales and distribution and financing opportunities for a period of six months. As consideration for agreeing to provide the consulting services to the Company, the Company issued the consultant 2,000,000 shares of fully vested unregistered common stock valued at $0.145 per share, the closing price of the common stock of the Company on the effective date of the agreement. The Company will record $290,000 of stock-based compensation expense during the three months ended January 31, 2021.

During November 2020, in consideration for agreeing to provide medical consulting and advisory services to the Company, the Board approved the issuance to one individual an aggregate of 250,000 shares of unregistered common stock valued at $0.145 per share, the closing price of the common stock of the Company on the respective grant dates. The Company will record $36,225 of stock-based compensation expense based on the grant date fair value of these shares during the quarter ended January 31, 2021.

During December 2020, the Board approved the bonus of 47,675,000 shares of newly issued common stock to executive management (consisting of Mr. Mitrani, Dr. Mitrani and Mr. Bothwell) totaling 45,000,000 shares; non-executive Board members (consisting of Mr. Carbonara and Dr. Meglin) totaling 2,000,000 shares; administrative staff totaling 550,000; and to several medical advisors totaling 125,000 shares. The Company will record a total of $5,721,000 of stock-based compensation expense based on the grant date fair value of these shares during the quarter ended January 31, 2021.

Issuances of Common Stock – Exercise of warrants, Conversion of Debt and Exchanges:

As more fully described in Note 8, the Noteholder fully funded the Funding Facility as prescribed on February 12, 2020 and the Company converted the Funding Facility into 40,000,000 shares of common stock of the Company (approximately $0.013 per share).

As more fully described in Note 8, during October 2020, the Company and the holder of the $20,000 debenture, agreed to convert the principal amount of the $20,000 debenture plus interest accrued and unpaid through the date of the conversion totaling approximately $20,300 into 160,000 shares of common stock of the Company (approximately $0.125 per share).

Management and Consultants Performance Stock Plan

On April 25, 2020, the Company approved the adoption of the Management and Consultants Performance Stock Plan (“MCPP”) providing for the grant to current senior executive members of management and third-party consultants of an aggregate of approximately 205,000,000 shares of common stock of the Company (“Shares”) based on the achievement of certain defined operational performance milestones (“Milestones”).

On June 29, 2020, the Board amended the MCPP, providing for the additional grant of common stock of the Company to the current senior executive members of management and the current non-executive members of the Board based on the Company completing any transaction occurring while employed and/or serving as a member of the Board, respectively, that results in a change in control of the Company or any sale of substantially all the assets of the Company (“Transaction”) which upon after giving effect to such issuance of shares below, corresponds to a minimum pre-Transaction fully diluted price per share of the Company’s common stock in the amounts indicated below.

Pre-Transaction Price Per Share Valuation (a)	Executive Bonus Shares Issued (b)	Non-executive Board Bonus Shares Issued (c)
$0.22	40,000,000	2,000,000
$0.34	60,000,000	3,000,000
$0.45	80,000,000	4,000,000
$0.54	100,000,000	5,000,000

(a)	proforma for issuance of all shares to be issued pursuant to the MCPP and other in the money contingent share issuances

(b)	per each executive consisting of Albert Mitrani, Dr. Mari Mitrani, Ian Bothwell, and Dr. George Shapiro

(c)	per each non-executive Board member consisting of Dr. Allen Meglin and Michael Carbonara

On August 14, 2020, the Board amended the MCPP, providing for the additional grant of common stock of the Company to each Dr. Maria I. Mitrani and Ian Bothwell based on the Company obtaining aggregate gross funding (grants for research and development and clinical trials, purchase contracts for Company products) or other financial awards during the term of employment with the Company based on the amounts indicated below:

Aggregate Funding Amount		Shares
From	To
$2,500,000	$5,000,000	5,000,000
$5,000,001	$10,000,000	10,000,000
$10,000,001	$30,000,000	30,000,000

On September 23, 2020, the Board amended the MCPP, providing for the grant of common stock of the Company of 15.0 million, 7.5 million and 15.0 million shares of common stock of the Company, respectively, to each Albert Mitrani, Dr. Maria I. Mitrani and Ian Bothwell upon such time that the Company’s common stock trades above $0.25 per share, $0.50 per share and $0.75 per share, respectively, for 30 consecutive trading days subsequent to March 31, 2021 and provided such milestone occurs during the term of employment with the Company.

In addition, each of the current executives were entitled to receive an additional 7 million shares, which when combined with all previous IND and/or eIND’s Milestones previously issued under the MCPP of 43 million shares, represents the total of all incentive shares to be issued to each executive in connection with the combined thirteen IND’s and/or eIND’s Milestones achieved through September 23, 2020. In the future, each of the current executives shall be entitled to receive 5 million shares as a performance incentive for each IND and/or “Expanded Access” approval (and excluding all eIND’s) received by the Company that involve more than 15 patients and provided such milestone occurs during the term of employment with the Company.

Pursuant to the MCPP, a total of 293,000,000 shares have been issued and approximately 582,500,000 shares are authorized to be issued under the MCPP subject to the achievement of the defined contingent performance based milestones described above and provided the milestones are achieved while the individual is employed and/or serving as a member of the Board:

		MCPP	MCPP
	MCPP	Remaining	Total
	Shares	Shares	Shares
Name	Awarded	Available	Approved
Albert Mitrani	65,000,000	137,500,000	202,500,000
Ian Bothwell	65,000,000	167,500,000	232,500,000
Dr. Maria I. Mitrani	65,000,000	167,500,000	232,500,000
Dr. George Shapiro	65,000,000	100,000,000	165,000,000
Dr. Allen Meglin	-	5,000,000	5,000,000
Michael Carbonara	-	5,000,000	5,000,000
Consultants	33,000,000	-	33,000,000
Total	293,000,000	582,500,000	875,500,000

The Company will record stock-based compensation expense in connection with any MCPP Shares that are actually awarded based on the fair value as of the initial grant date that the respective milestone for the MCPP Shares were approved. For the MCPP Shares approved on April 25, 2020, June 29, 2020, August 14, 2020 and September 23, 2020, the closing price of the common stock of the Company was $0.027, $0.056, $0.128 and $0.28, respectively.

In connection with the MCPP Shares that have been awarded to date, all such shares were issued in connection with the MCPP Shares approved on April 25, 2020 and accordingly were valued $0.027 per share, the closing price of the common stock of the Company on the date that those respective MCPP Shares were approved. The Company recorded a total of $7,911,000 of stock-based compensation expense during the year ended October 31, 2020, based on the fair value of the actual MCPP Shares awarded.

NOTE 11 – WARRANTS

A summary of warrant activity for the years ended October 31, 2019 and 2020 are presented below:

	Number of Shares	Weighted- average Exercise Price	Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at October 31, 2018	3,687,484	$0.41	1.14	$-
Granted	2,000,000	$0.08	1.00	$-
Exercised	-	$-
Expired/Forfeited	(1,158,313)	$0.67	0.04	-
Outstanding at October 31, 2019	4,529,371	$0.20	0.30	$-

Exercisable at October 31, 2019	4,529,371	$0.20	0.30	$-

	Number of Shares	Weighted- average Exercise Price	Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at October 31, 2019	4,529,371	$0.20	0.30	$-
Granted	9,500,000	$0.03	8.53	$-
Exercised	-	$-		$-
Expired/Forfeited	(4,529,371)	$0.20	-	$-
Outstanding and exercisable at October 31, 2020	9,500,000	$0.03	7.90	$-

On February 26, 2020, the Company issued the CFO a cashless warrant to purchase an aggregate of 7,500,000 shares of common stock in connection with the CFO’s employment agreement. The warrant is exercisable for $0.028 per share (the closing price of the Company’s common stock on the date of grant), until the tenth anniversary date of the date of issuance. The Company valued the warrants on the dates of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: (1) risk free interest rate 1.14%, (2) term of 10 years, (3) expected stock volatility of 87%, and (4) expected dividend rate of 0%. All of the warrants vested immediately. The grant date fair value of the warrants issued was $176,250. The Company recorded $176,250 of stock-based compensation expense during the year ended October 31, 2020 based on the fair value of these warrants on the grant date.

On May 15, 2020 (“Effective Date”), the Company granted the Advisor warrants to purchase 6,000,000 shares of common stock of the Company at a purchase price of $0.04 per share (“Warrants”) and exercisable for three years from the Effective Date. Warrants to purchase 2,000,000 shares shall be vested upon the Effective Date of the agreement and 2,000,000 and 2,000,000 of the remaining Warrants shall vest on the eighteenth month and thirtieth month anniversary of the Effective Date of the agreement, respectively, provided however that the agreement is renewed and in full effect during the applicable vesting period(s) for the respective portion of the grant. Notwithstanding the above, any unvested Warrants prescribed above will immediately become vested if (a) the Company concludes a transaction involving any of the entities introduced by Advisor based on a transaction value greater than $5,000,000 or (b) the Company completes any transaction that results in a change in control or any financing transaction with an aggregate value of at least $25,000,000. The Company valued the warrants on the dates of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: (1) risk free interest rate 0.31%, (2) term of 3 years, (3) expected stock volatility of 90%, and (4) expected dividend rate of 0%. The grant date fair value of the warrants issued was $121,200. The Company will record $40,400 of stock-based compensation expense during the period that the Grant shares vest based on the fair value of these warrants on the grant date. During October 2020, the Company terminated the agreement with the Advisor as provided for under the advisor agreement (see Note 12).

All stock compensation expense is classified under general and administrative expenses in the consolidated statements of operations

NOTE 12 – COMMITMENTS AND CONTINGENCIES

The description of Mr. Mitrani’s, Dr. Mitrani’s and Mr. Bothwell’s executive employment agreements executed in April 2018 (collectively referred to as the April 2018 Executive Employment Agreements) are summarized below:

April 2018 Executive Employment Agreements

General

Pursuant to Albert Mitrani’s April 2018 Executive Employment Agreement, Mr. Mitrani serves as the Company’s President and Chief Operating Officer. Mr. Mitrani’s base annual salary is $162,500, which shall accrue commencing on the Effective Date and shall be payable in equal semi-monthly installments, commencing May 1, 2018, in arrears. The base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term. Mr. Mitrani is also entitled to a commission on all sales attributable to him (i.e., excluding existing customers of the Company at the time of the Reorganization) at the rate of five percent (5%) of the "Net Sales" as defined in the agreement and an expense allowance of $5,000 per month.

Pursuant to Ian Bothwell’s April 2018 Executive Employment Agreement, Mr. Bothwell continues to serve as the Company’s Chief Financial Officer. Mr. Bothwell’s base annual salary is $162,500, which shall accrue commencing on the Effective Date and shall be payable in equal semi-monthly installments, commencing May 1, 2018, in arrears. The base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term. Mr. Bothwell has not been paid salary since July 2018.

Pursuant to Dr. Maria I. Mitrani’s April 2018 Executive Employment Agreement, Dr. Mitrani continues to serve as the Company’s Chief Science Officer. Dr. Mitrani’s base annual salary is $162,500, which shall accrue commencing on the Effective Date and shall be payable in equal semi-monthly installments, commencing May 1, 2018, in arrears. The base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term.

Term

The term of each of the April 2018 Executive Employment Agreements commences as of the Effective Date and continues until December 31, 2020 (Mr. Bothwell) or December 31, 2023 (Mr. Mitrani and Dr. Mitrani) (“Initial Term”), unless terminated earlier pursuant to the terms of the April 2018 Executive Employment Agreement; provided that on such expiration of the Initial Term, and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the April 2018 Executive Employment Agreement at least 90 days’ prior to the applicable renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

Unpaid Advances

The Company was required to repay the unpaid advances subsequent to December 31, 2017, and the unreimbursed expenses incurred subsequent to December 31, 2017, on May 15, 2018.  Such payments were not made as required (see Note 7).

Fringe Benefits and Perquisites

During the Employment Term, each Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

Termination

The Company may terminate the April 2018 Executive Employment Agreement at any time for good cause, as defined in the April 2018 Executive Employment Agreement, including, the Executive’s death, disability, Executive’s willful and intentional failure or refusal to follow reasonable instructions of the Company’s Board of Directors, reasonable and material policies, standards and regulations of the Company’s Board of Directors or management.

Amendments To The April 2018 Executive Employment Agreements

February 26, 2020 Amendment

1.	On February 26, 2020, the Company agreed to modify the employment agreement of Mr. Ian T. Bothwell, the Company’s Chief Financial Officer to provide Mr. Bothwell with:

a)	an extension to his employment agreement dated April 13, 2018 from December 2020 to December 2023 consistent with other executives of the Company; and

b)	a one-time bonus in the form of a fully vested cashless warrant to purchase 7,500,000 shares of common stock of the Company, exercisable for ten years at an exercise price of $0.28 per share, the closing price of the common stock on the date of the grant.

2.	On February 26, 2020, pursuant to the respective employment agreements with each of the Company’s executive officers, the Board granted each of Mr. Albert Mitrani, Dr. Maria Mitrani and Mr. Ian Bothwell a cash bonus of $37,500 for the calendar year ended December 31, 2019.

April 25, 2020 Amendment

On April 25, 2020, the Company agreed to amend and revise the each of Albert Mitrani, Ian Bothwell and Dr. Maria I. Mitrani, (individually each of A. Mitrani, Bothwell and Dr. Mitrani are referred to as an “Executive” and collectively the “Executives”) April 2018 Executive Employment Agreements. The primary amended terms associated with the agreements for each Executive were substantially similar and consisted of the following:

Term:	An extension to the term of the employment agreements dated April 13, 2018 from December 31, 2023 to December 31, 2025.

Base Salary:	An increase in base annual salary from $162,500 to $300,000. The amended salary amount of $300,000 shall be retroactively adjusted to commence as of January 1, 2019. The increased annual salary of $137,500 (“Incremental Salary”) over the prior annual salary amount of $162,500 (“Original Base Salary”) shall only be paid only upon there being sufficient available cash. Beginning July 1, 2020, at the sole option of the Executive, any portion of unpaid Original Base Salary for periods after January 1, 2020, including unpaid bonus salary, may be converted by Executive into common stock at a conversion rate equal to the average trading price during the month in which the accrued salary pertains. For any unpaid Original Base Salary that existed prior to January 1, 2020, including unpaid bonus salary, the amounts may be converted at a conversion price using the closing trading price of the stock on the last trading day in December 2019.

Beginning December 1, 2020, at the sole option of the Executive, all unpaid Incremental Salary for periods after January 1, 2020 may be converted by the Executive into common stock at a conversion rate equal to the average trading price during the month in which the accrued salary pertains. For any unpaid Incremental Salary that existed prior to January 1, 2020, the amounts may be converted at a conversion price using the closing trading price of the stock on the last trading day in December 2019.

Until such time as the Executive elects to convert, the accrued and unpaid salary, including Original Base Salary and Incremental Salary shall remain an obligation of the Company.

Severance Provisions:

1.	Company termination without cause, Executive for good reason:

a)	All existing accrued obligations existing at time of termination shall be paid to Executive.

b)	Any unvested equity grants in favor of Executive shall immediately become fully vested and any pending grants pursuant to the MCPP eligible to be issued to Executive shall be granted to Executive, regardless of whether the associated milestone were achieved prior to termination,

c)	Executive shall be entitled to a cash payment equal to his unpaid base salary for the remaining term in effect at time of the time of the termination or an amount equal to four times (4x's) the base salary in effect at the time of termination, whichever is greater,

d)	Executive shall be entitled to a cash payment equal to his 200% of the prior year’s cash or stock bonus (excluding any stock grants received pursuant to the MCPP).

2.	Change In Control: In the event of a Change in Control and the Executive’s employment agreement is not extended for period of five years from the date of the Change in Control with all other terms and conditions of the agreement remaining the same, then the Executive may terminate the agreement for good reason and all respective severance terms as provided for a termination by Executive for good reason described in clause 1 above shall be provided to Executive.

3.	Executive termination due to disability, death, or non-renewal by Company:

a)	All existing accrued obligations existing at time of termination shall be paid to Executive.

b)	Any unvested equity grants in favor of Executive shall immediately become fully vested and any pending grants pursuant to the MCPP eligible to be issued to Executive shall be granted to Executive, regardless of whether the associated milestone were achieved prior to termination.

c)	Executive shall be entitled to a cash payment equal to 299% of Executive’s base salary in effect at the time of termination, plus a gross up amount to cover Executive’s tax liability associated with such payment.

d)	200% of the prior year’s cash or stock bonus (excluding MCPP performance stock grants).

June 29, 2020 Amendment

On June 29, 2020, the board of directors of the Company (“Board”) agreed to further amend and revise the April 2018 Executive Employment Agreements for each of Executives. The primary amended terms associated with the agreements for each Executive were substantially similar and consisted of the following:

Base Salary:	An increase in the Executives annual base annual salary upon such time that the Company achieves monthly revenues in the amounts provided below, provided such monthly revenue increase occurs for four consecutive months. Upon the achievement of the defined salary milestone, the salary adjustment will be retroactive to the first month in which the salary threshold was met. Any adjustment pursuant to this provision shall not be reduced for any future reduction in revenues that may occur.

Monthly Revenues (in millions)	Base Salary Increase
$1.00	$130,000
$1.50	$200,000
$2.00	$275,000
$3.50	$630,000
$5.00	$900,000

Advisor Agreement

Effective May 15, 2020 (“Effective Date”), the Company entered into a one-year agreement (“Advisor Agreement”) with an individual to provide financial advisory services to the Company (“Advisor”). The Advisor Agreement is subject to successive, automatic one (1) year extensions unless either party has given the other 30- day written notice prior to the expiration of then in effect termination date, of their desire not to renew the Advisor Agreement. As the compensation for Advisor’s services and his fulfilment of all obligations under the agreement the Company agreed to issue the Advisor 1,000,000 shares of common stock (“Stock Grant”), of which 250,000 shares shall be fully vested as of the Effective Date, 250,000 shares vest on the sixth month anniversary of the Effective Date, 250,000 shares vest on the ninth month anniversary of the Effective Date and 250,000 shares vest on the twelfth month anniversary of the Effective Date, provided however that the Advisor Agreement is in full effect during such vesting period(s) for the respective portion of the Stock Grant. In addition, Company agreed to grant 3-year warrants to the Advisor to purchase 6,000,000 shares of common stock of the Company at a purchase price of $0.04 per share (“Warrants”), of which Warrants to purchase 2,000,000 unrestricted shares shall be vested upon the Effective Date of the Advisor Agreement and 2,000,000 and 2,000,000 of the remaining Warrants shall vest on the eighteenth month and thirtieth month anniversary of the Effective Date of the Advisor agreement, respectively, provided however that the Advisor Agreement is in full effect during the applicable vesting period(s) for the respective portion of the grant. The Advisor Agreement may be terminated by the Company based on Advisor’s breach of any of the terms of the Advisor Agreement, the Company’s determination that Advisor is not meeting the desired objectives or if either party provides notice of the desire not to renew the Advisor Agreement upon expiration. During October 2020, the Company terminated the agreement with the Advisor as provided for under the advisor agreement. The unvested portion of the Stock Grant and Warrants as of the termination date were cancelled.

Sales Executives

On January 6, 2020, the Company entered into employment agreements with two individuals (“Sales Executives”), each to serve as a Vice President – Global Sales and Marketing. The terms of each Sales Executive employment agreement are identical (“VP Agreements”). The initial term of the VP agreements are for three years and provide for automatic annual renewals thereafter, unless either party provides 90-day written notice prior to expiration of the then current term. The VP Agreements may also be terminated by the Company beginning June 30, 2020 in the event the Sales Executive fails to meet certain defined minimum revenue growth milestones. The Sales Executives will receive compensation in the form of monthly salary of $18,000 and a quarterly override based on revenues earned by the Company during a quarterly period that exceed $600,000 beginning for the quarter ended June 30, 2020. In addition, upon execution of the Agreement, each of the Sales Executives were granted 1,000,000 shares of unregistered common stock of the Company valued at $0.035 per share, the closing price of the common stock of the Company on the grant date. The Company recorded $35,000 of stock-based compensation expense on the grant date for each issuance. The VP Agreements also provide the Sales Executives with the right for each to receive an additional 750,000 shares of common stock at the end of each quarterly anniversary of the VP Agreements throughout the Initial Term (maximum 9,000,000 shares) (“Performance Shares”), provided that the VP Agreements remain in effect during the applicable quarterly period. The vesting of the Performance Shares may also be accelerated based on achievement of certain revenue milestones. The Company will record stock-based compensation expense for each respective quarterly period that the Performance Shares vest of $52,500.

Consultant Agreements

Effective March 30, 2020 (the “Effective Date”), the Company entered into a consulting agreement (“Agreement”) with Assure Immune L.L.C. (the “Consultant”) for an initial term of one year (the “Initial Term”) with automatic renewals for two (2) additional annual periods (each a “Renewal Term,” and together with the “Initial Term,” the “Term”), unless written notice is provided by either party at least 45 days prior to the applicable termination date. Under the Agreement, the Consultant will provide the Company during the Term with expertise, experience, advice and direction associated with the critical functional executive level roles of the Company as it relates to the oversight and management of the Company’s regulatory, research and development and laboratory operations, consistent with the Company’s corporate mission and strategies and subject to the resource limitations of the Company. In connection with the Agreement, the Consultants will receive monthly fees of $30,000 during the Initial Term and monthly consulting fees of $35,000 and $40,000 the first and second Renewal Terms, if any. In addition. the Company agreed to issue to the Consultant or its designees 12,000,000 shares of common stock of the Company (“Shares”), 50% of which Shares vest as of the Effective Date and balance of which Shares vest upon the six-month anniversary of the Effective Date. The Agreement also provides that upon the commencement of each Renewal Term, if any, the Consultant will receive up to 6,000,000 additional Shares, 50% of which Shares will vest on the commencement date of the Renewal Term and the balance of which additional Shares will vest on the six (6) month anniversary of such date. In connection with the Agreement, the Consultant (and its principals) are obligated to comply with customary confidentiality, non-compete and non-solicitation covenants and have agreed that all intellectual property developed during the term of the Agreement shall remain the property of the Company.

In addition to the Shares to be issued above, the Consultant or its designees were entitled to participate in the Company’s Management and Consultants Performance Stock Plan (the “MCPP”), more fully described in Note 10. Pursuant to the MCPP, the Consultant or its designees were awarded 33,000,000 Shares, based on the achievement of certain defined operational performance milestones (“Milestones”).

During October 2020, the Company entered into a consulting agreement with a third party to provide consulting services in connection with the development of international research and development, sales and distribution and investment opportunities. As consideration for agreeing to provide the consulting services to the Company, the Company has agreed to pay the consultants a minimum of $12,500 per month during the term of the agreement and to issue up to 5,000,000 shares of restricted common stock (valued at $0.175 per share, the closing price of the common stock of the Company on the grant date), based on successful performance of defined milestones. The agreement may be terminated after the third month anniversary of the agreement with or without cause. The Company will record up to $875,000 of stock-based compensation expense at the time that any shares actually become vested as a result of achievement of the defined milestones.

Preparation of IRB, Pre-IND, IND Protocols for Clinical Applications and Clinical Trial Initiation and Monitoring:

In connection with the Company’s ongoing research and development efforts and the Company’s efforts to meet compliance with current and anticipated United States Food and Drug Administration (“FDA”) regulations expected to be enforced beginning in May 2021 pertaining to marketing traditional biologics and human cells, tissues and cellular and tissue based products that fall under Section 351 of the Public Health Services Act (“HCT/Ps”), the Company has applied for and received Investigation New Drug (“IND”) approval from the FDA to commence clinical trials in connection with the use of the Company’s products and related treatment protocols for specific indications. The ability to successfully complete the above efforts will be dependent on the Company’s ability to timely fund the required payments and complete the applicable clinical trials, which is subject to available working capital generated from operations, financing arrangements with the third-party vendors involved in the studies and/or from additional debt and/or equity financings as well as ultimate approval from the FDA.

During November 2020, the Company entered into an agreement with a third-party contract research organization (“CRO”) to provide ongoing clinical research services, clinical research professionals and contract clinical, technical and other related services in connection with a planned future clinical trial. In connection with the CRO agreement, the Company is obligated to make payments of approximately $777,714 plus pass through costs and other third-party direct costs during the term of clinical trial expected to run until September 2021. In connection with the agreement, the Company is obligated to pay in accordance with defined completed milestones, beginning with approximately $195,524 upon work order execution.

During January 2021, the Company entered into an additional agreement with the CRO to provide ongoing clinical research services, clinical research professionals and contract clinical, technical and other related services in connection with a planned future clinical trial. In connection with the CRO agreement, the Company is obligated to payments of approximately $476,943 plus pass through costs and other third-party direct costs during the term of clinical trial expected to run until August 2021. In connection with the agreement, the Company is obligated to pay in accordance with defined completed milestones, beginning with approximately $147,363 upon work order execution.

Contingent Convertible Obligations Into Equity Securities

Obligations Due Under Executive Employment Agreements

Beginning July 1, 2020, at the sole option of the Executive, any portion of unpaid Original Base Salary for periods after January 1, 2020, including unpaid bonus salary, may be converted by Executive into common stock at a conversion rate equal to the average trading price during the month in which the accrued salary pertains. For any unpaid Original Base Salary that existed prior to January 1, 2020, including unpaid bonus salary, the amounts may be converted at a conversion price using the closing trading price of the stock on the last trading day in December 2019.

Beginning December 1, 2020, at the sole option of the Executive, all unpaid Incremental Salary for periods after January 1, 2020 may be converted by the Executive into common stock at a conversion rate equal to the average trading price during the month in which the accrued salary pertains. For any unpaid Incremental Salary that existed prior to January 1, 2020, the amounts may be converted at a conversion price using the closing trading price of the stock on the last trading day in December 2019.

None of the Executives have yet to elect to convert any portion of their unpaid Original Base Salary.

As of October 31, 2020, there was approximately $721,415 of unpaid Original Base Salary and Incremental Salary related to the period prior to December 31, 2019 and $378,083 of unpaid Original Base Salary and Incremental Salary related to the period January 1, 2020 through October 31, 2020, that could be converted in the future into approximately 29,715,538 shares of common stock.

Leases

Ethan NY

On September 3, 2015, Ethan NY entered into a five-year lease agreement (“Ethan Lease”) for a store located in New York City, New York. The Ethan Lease commenced on October 1, 2015. Under the terms of the Ethan Lease, minimum monthly lease payments of $9,500 per month were to commence in December 2015 through October 2020. During June 2016, Ethan NY exited from its leased premises. Ethan NY did not make any of the required minimum monthly lease payments as required. The total amount of minimum lease payments that Ethan NY is obligated to pay pursuant to this 5-year lease is $586,242 (excluding late fees and interest provided for under the Ethan Lease).

All of Ethan NY’s obligations under the Ethan Lease are recourse only to the assets at Ethan NY, except for certain obligations under the Ethan Lease that were guaranteed by a former employee. Under the terms of the Ethan Lease, the obligations of Ethan NY for future rents are to be mitigated based on the amount of any future rents that are received for the rental of the leased premises to other tenants during the initial term. During August 2016, Ethan NY received confirmation that the leased premises had been leased to another tenant. In connection with the termination of the Ethan Lease, Ethan NY has made several unsuccessful attempts to contact the landlord for the purpose of obtaining a settlement and release for any amounts that the landlord may claim are owing under the Ethan Lease, if any. Ethan NY is not aware of any claim pending or threatened in connection with the Ethan Lease. At October 31, 2020 and 2019, Ethan NY has recorded in liabilities of discontinued operations the amount of rent obligations through June 30, 2016 and a reserve for estimated losses in connection with termination of the Ethan Lease of $101,905 and $101,905, respectively.

NOTE 13 – MINT ORGANICS

Exchange Agreements

On May 1, 2019, the Company and Mint Organics entered into an exchange agreement whereby the Company agreed to acquire the 150 shares of Mint Series A Preferred Stock and the 150,000 warrants to purchase shares of common stock of the Company originally issued to Mr. Wayne Rohr Baugh in connection with participation agreement referred to above in exchange for 4,400,000 shares of common stock of the Company (approximately $0.034 per share representing a discount to the trading price of $0.049 as of the effective date of the transaction). In connection with the exchange, Mr. Rohrbaugh provided a release to the Company in connection with any claims associated with his original investment.

On May 1, 2019, the Company and Mint Organics Florida entered into an exchange agreement whereby the Company agreed to acquire all of the outstanding non-controlling interests in Mint Organics Florida, Inc. outstanding in exchange for 2,400,000 shares of common stock of the Company (approximately $0.042 per share representing a discount to the trading price of $0.049 as of the effective date of the transaction).

Non-controlling interests in Mint Organics and Mint Organics Florida

Effective May 1, 2019, the Company has acquired all of the minority interests issued in Mint Organics and Mint Organics Florida, and accordingly, there no longer exists any non-controlling interests in those entities as of such date.

NOTE 14 – LIABILITIES ATTRIBUTABLE TO DISCONTINUED OPERATIONS

During September 2015, the Company formed Ethan NY for the purpose of selling clothing and accessories through a retail store. During June 2016, the Ethan NY operations were closed.

The following summarizes the carrying amounts of the assets and liabilities of Ethan NY at October 31, 2019 and 2018 (see Note 14):

	October 31,
	2019	2018
Assets	$-	$-

Liabilities:

Accounts Payable	$94,835	$94,835
Accrued Expenses	31,016	31,016
	$125,851	$125,851

NOTE 15 - SEGMENT INFORMATION

For the years ended October 31, 2020 and 2019, the Company operated only one operating segment.

NOTE 16 – SUBSEQUENT EVENTS

Several subsequent events are disclosed in Notes 7, 10, and 12. There were no other subsequent events for disclosure purposes.

Organicell Regenerative Medicine, Inc.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	April 30,	October 31,
	2021	2020
ASSETS
Current Assets
Cash	$195,915	$590,797
Accounts receivable, net of allowance for bad debts	78,175	29,385
Prepaid expenses	126,331	78,790
Inventories	153,961	146,811
Total Current Assets	554,382	845,783

Property and equipment, net	386,642	365,234
Other assets – right of use	319,461	105,355
Security deposits	47,682	17,800
TOTAL ASSETS	$1,308,167	$1,334,172

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$1,598,028	$765,652
Accrued liabilities to management	1,271,042	1,156,295
Notes payable	4,392	6,949
Advances from affiliate	220,897	220,897
Finance lease obligations	56,002	50,843
Operating lease obligations	112,349	38,037
Convertible debentures	144,000	175,000
Liabilities attributable to discontinued operations	125,851	125,851
Total Current Liabilities	3,532,561	2,539,524

Long term finance lease obligations	86,946	119,146
Long term operating lease obligations	207,113	67,318
Total Liabilities	3,826,620	2,725,988

Commitments and contingencies

Stockholders’ Deficit
Common stock, $0.001 par value, 2,500,000,000 shares authorized; 1,095,469,695 and 939,942,783 shares issued and outstanding, respectively	1,095,470	939,943
Additional paid-in capital	35,643,766	26,536,430
Accumulated deficit	(39,257,689)	(28,868,189)
Total Stockholders’ Deficit	(2,518,453)	(1,391,816)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,308,167	$1,334,172

The accompanying notes are an integral part of these consolidated financial statements.

Organicell Regenerative Medicine, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended April 30,
	2021	2020

Revenues	$2,563,516	$1,305,178

Cost of revenues	304,492	196,998

Gross profit	2,259,024	1,108,180

General and administrative expenses	12,657,788	3,152,843

Loss from operations	(10,398,764)	(2,044,663)
Other income (expense)
Interest expense	(12,311)	(131,798)
Other	21,575	17,057

Loss before taxes	(10,389,500)	(2,159,404)

Provision for income taxes	–	–

Net loss	$(10,389,500)	$(2,159,404)

Net loss per common share - basic and diluted	$(0.01)	$(0.00)

Weighted average number of common shares outstanding - basic and diluted	1,009,097,162	531,004,464

The accompanying notes are an integral part of these consolidated financial statements.

Organicell Regenerative Medicine, Inc.

CONSOLIDATED CHANGES TO STOCKHOLDERS’ DEFICIT

For the Six Months Ended April 30, 2021 and 2020

(Unaudited)

	Common Stock		Additional Paid In	Accumulated	Total Stockholders'
	Shares	Par Value	Capital	Deficit	Deficit

Balance October 31, 2020	939,942,783	$939,943	$26,536,430	$(28,868,189)	$(1,391,816)

Sale of common stock	28,596,912	28,597	1,301,403	-	1,330,000

Exchange of accounts payable for stock	500,000	500	81,750	-	82,250

Stock based compensation	126,430,000	126,430	7,724,183	-	7,850,613

Net loss	-	-	-	(10,389,500)	(10,389,500)

Balance April 30, 2021	1,095,469,695	$1,095,470	$35,643,766	$(39,257,689)	$(2,518,453)

Balance October 31, 2019	502,936,805	$502,937	$14,219,736	$(16,285,222)	$(1,562,549)

Sale of common stock	25,300,000	25,300	480,700	-	506,000

Conversion of debt and accrued interest	40,000,000	40,000	559,400	-	599,400

Stock based compensation	25,261,808	25,262	767,274	-	792,536

Net loss	-	-	-	(2,159,404)	(2,159,404)

Balance April 30, 2020	593,498,613	$593,499	$16,027,110	$(18,444,626)	$(1,824,017)

The accompanying notes are an integral part of these consolidated financial statements.

Organicell Regenerative Medicine, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended April 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,389,500)	$(2,159,404)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	24,856	15,159
Interest expense on conversion of Funding Facility	-	94,170
Stock-based compensation	7,850,613	792,536
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for bad debts	(48,791)	(11,892)
Prepaid expenses	(47,541)	80,069
Inventories	(7,150)	(83,820)
Accounts payable and accrued expenses	914,628	299,573
Accrued liabilities to management	114,747	317,226
Security deposits	(29,882)	-
Net cash used in operating activities	(1,618,020)	(656,383)

CASH FLOWS FROM INVESTING
Purchase of fixed assets	(46,264)	(43,233)
Net cash used in investing activities	(46,264)	(43,233)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of notes payable	-	400,000
Payments on finance lease	(27,041)	(36,554)
Repayments of notes payable	(33,557)	(48,210)
Proceeds from sale of common stock	1,330,000	506,000
Net cash provided by financing activities	1,269,402	821,236

Increase (decrease) in cash	(394,882)	121,620
Cash at beginning of period	590,797	132,557
Cash at end of period	$195,915	$254,177

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for taxes	$–	$–
Cash paid for interest	$15,614	$39,568

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Exchange of accounts payable interest into common stock	$82,250	$-
Operating lease – right of use assets	$235,313	$-
Conversion of debt and accrued interest into common stock	$-	$599,400

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Organicell Regenerative Medicine, Inc. (formerly Biotech Products Services and Research, Inc.) (“Organicell” or the “Company”) was incorporated on August 9, 2011 in the State of Nevada. The Company is a clinical-stage biopharmaceutical company principally focusing on the development of innovative biological therapeutics for the treatment of degenerative diseases and to provide other related services. Our proprietary products are derived from perinatal sources and are principally used in the health care industry administered through doctors and clinics (collectively, the “Providers”).

On May 21, 2018, the Company filed a Certificate of Amendment with the Secretary of State of Nevada to change the Company’s name from Biotech Products Services and Research, Inc. to Organicell Regenerative Medicine, Inc., effective June 20, 2018 (the “Name Change”). The Name Change has not yet been effectuated in the marketplace by the Financial Industry Regulatory Agency (“FINRA”).

For the six months ended April 30, 2021, the Company principally operated through General Surgical of Florida, Inc., a Florida corporation (“General Surgical”) and wholly owned subsidiary, with a business purpose to sell therapeutic products to Providers. During November 2020, the Company formed Livin Again Inc. (“Livin”), a wholly owned subsidiary of the Company for the purpose of among other things, providing independent education, advertising and marketing services, (“Marketing Services”) to providers that provide medical and other healthcare, anti-aging and regenerative services (“Regenerative Services”) including FDA-approved IV vitamin and mineral liquid infusions (“IV Drip Therapies”). As of April 30, 2021, Livin did not have any significant activity.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to the rules and regulations of the Securities Exchange Commission, although we believe that the disclosures made are adequate to make the information not misleading. These unaudited consolidated financial statements should be read in conjunction with our Annual Report on Form 10-K for the year ended October 31, 2020 filed with the Securities and Exchange Commission.

Concentrations of Credit Risk

The balance sheet items that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents. Balances in accounts are insured up to Federal Deposit Insurance Corporation (“FDIC”) limits of $250,000 per institution. At April 30, 2021, the Company did not hold cash balances in any financial institution in excess of FDIC insurance coverage limits.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Management bases its estimates on historical experience and on other assumptions considered to be reasonable under the circumstances. However, actual results may differ from the estimates.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at fair value on the date revenue is recognized. The Company provides allowances for doubtful accounts for estimated losses resulting from the inability of its customers to pay their obligation. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to repay, additional allowances may be required. The Company provides for potential uncollectible accounts receivable based on specific customer identification and historical collection experience adjusted for existing market conditions.

The policy for determining past due status is based on the contractual payment terms of each customer, which are generally net 30 or net 60 days. Once collection efforts by the Company and its collection agency are exhausted, the determination for charging off uncollectible receivables is made. For the three months and six months ended April 30, 2021 and 2020, the Company did not record any bad debt expense.

Inventory

Inventory is stated at the lower of cost or net realizable value using the average cost method. The Company provides reserves for potential excess, dated or obsolete inventories based on an analysis of forecasted demand compared to quantities on hand and any firm purchase orders, as well as product shelf life. At April 30, 2021, the Company determined that there were not any reserves required in connection with our finished goods.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives of property and equipment range from 3 to 15 years. Upon sale or retirement, the cost and related accumulated depreciation and amortization are eliminated from their respective accounts, and the resulting gain or loss is included in results of operations. Repairs and maintenance charges, which do not increase the useful lives of the assets, are charged to operations as incurred.

Revenue Recognition

The Company follows the guidance of FASB Accounting Standards Update (“ASU”) Topic 606 “Revenue from Contracts with Customers” which requires the Company to recognize revenue in amounts that reflect the prorata completion of the performance obligations of the Company required under the contracts. The Company applied the new standard using a modified retrospective approach.

The Company recognizes revenue only when it transfers control of a promised good or service to a customer in an amount that reflects the consideration it expects to receive in exchange for the good or service. Our performance obligations are satisfied, and control is transferred at a point-in-time, which is typically when the transfer and title to the product sold has taken place and there is evidence of our customer’s satisfactory acceptance of the product shipment or delivery.

Net Income (Loss) Per Common Share

Basic income (loss) per common share is calculated by dividing the Company's net loss applicable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing the Company's net income available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted average number of shares adjusted for any potentially dilutive debt or equity instruments.

At April 30, 2021, the Company had 9,500,000 common shares issuable upon the exercise of warrants that were not included in the computation of dilutive loss per share because their inclusion is anti-dilutive for the three months and six months ended April 30, 2021. At April 30, 2020, the Company had 7,500,000 common shares issuable upon the exercise of warrants that were not included in the computation of dilutive loss per share because their inclusion is anti-dilutive for the three months and six months ended April 30, 2020.

Stock-Based Compensation

All share-based payments to employees, including grants of employee stock options, are recognized in the financial statements based on their fair values.

Stock options and warrants issued to consultants and other non-employees as compensation for services provided to the Company are accounted for based upon the estimated fair value of the option or warrant.

Research and Development Costs

Research and development costs consist of direct and indirect costs associated with the development of the Company’s technologies.  These costs are expensed as incurred. Our research and development expenses were approximately $234,300 and $33,600 for the three months ended April 30, 2021 and 2020, respectively. Our research and development expenses were approximately $896,200 and $105,800 for the six months ended April 30, 2021 and 2020, respectively. The research and development costs primarily relate to the filing and approval of IND applications and the performance of clinical trials.

Income Taxes

The Company is required to file a consolidated tax return that includes all of its subsidiaries.

Provisions for income taxes are based on taxes payable or refundable for the current year taxable income for federal and state income tax reporting purposes and deferred income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss carryforwards. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of the operations in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company accounts for uncertain tax positions in accordance with FASB Topic 740 – Income Taxes. This pronouncement prescribes a recognition threshold and measurement process for financial statement recognition of uncertain tax positions taken or expected to be taken in a tax return. The interpretation also provides guidance on recognition, derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

For the three months and six months ended April 30, 2021 and 2020 the Company incurred operating losses, and therefore, there was not any income tax expense amount recorded during that period. There is a full valuation allowance established for the tax benefit associated with the net losses for the three months and six months ended April 30, 2021 and 2020.

Valuation of Derivatives

The Company evaluates its convertible instruments, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, “Derivatives and Hedging.” The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date.

Sequencing

The Company has adopted a sequencing policy whereby, in the event that reclassification of contracts from equity to assets or liabilities is necessary pursuant to ASC 815 due to the Company’s inability to demonstrate it has sufficient authorized shares, shares will be allocated on the basis of the earliest issuance date of potentially dilutive instruments, with the earliest grants receiving the first allocation of shares.

The Company currently has 2,500,000,000 authorized shares of common stock of which 1,102,436,005 shares are issued and outstanding as of June 1, 2021. The Company expects that it will continue to issue common stock in the future in connection with debt and/or equity financings, transactions with third parties, performance incentives and as compensation to its employees. Currently the number of authorized shares is sufficient to provide for the additional shares that the Company may be contingently obligated to issue under existing arrangements.

Fair Value of Financial Instruments

The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

The Company follows FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements. It defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company’s financial instruments consist of cash and cash equivalents, accounts payable, accrued liabilities and convertible debt. The estimated fair value of cash, accounts payable and accrued liabilities approximate their carrying amounts due to the short-term nature of these instruments.

The Company follows the provisions of ASC 820 with respect to its financial instruments. As required by ASC 820, assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement.

Level one — Quoted market prices in active markets for identical assets or liabilities;

Level two — Inputs other than level one inputs that are either directly or indirectly observable such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level three — Unobservable inputs that are supported by little or no market activity and developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter.

The Company did not have any convertible instruments outstanding at April 30, 2021 and October 31, 2020 that qualify as derivatives.

Operating and Finance Lease Obligations

Effective November 1, 2019, the Company adopted Accounting Standards Update (ASU) No. 2016-02 (Topic 842) (“ASC 842”), that requires organizations that lease assets to recognize assets and liabilities on the balance sheet and provide updated disclosures related to the rights and obligations created by those leases, regardless of whether they are classified as finance or operating leases. The Company adopted the new standard using a modified retrospective approach. The modified retrospective approach included a number of optional practical expedients on leases that commenced before the effective date of ASC 842, including continuing to account for leases that commenced before the effective date in accordance with previous guidance, unless the lease is modified.

Under the provisions of ASC 842, the Company is required to recognize a right of use (“ROU”) asset and corresponding lease liability for all operating leases upon commencement of the lease. The Company’s policy is to treat operating leases that have a term of one year or less at lease commencement date and do not include a purchase option that is reasonably certain of exercise, consistent with the lease recognition approach as previously outlined under ASC 840. In addition, month to month leases which do not involve additional financial commitments on the part of the Company are also treated consistent with the lease recognition approach as previously outlined under ASC 840. The Company has established a capitalization threshold of $15,000 in determining whether any future operating leases will be capitalized.

Subsequent Events

The Company has evaluated subsequent events that occurred after April 30, 2021 through the financial statement issuance date for subsequent event disclosure consideration.

NOTE 3 – GOING CONCERN

The unaudited accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has had limited revenues since its inception. The Company incurred operating losses of $10,398,764 for the six months ended April 30, 2021. In addition, the Company had an accumulated deficit of $39,257,689 at April 30, 2021. The Company had a negative working capital position of $2,978,179 at April 30, 2021.

New United States Food and Drug Administration (“FDA”) regulations which were announced in November 2017 and which became effective beginning in May 2021 (postponed from November 2020 due to the COVID -19 pandemic) require that the sale of products that fall under Section 351 of the Public Health Services Act pertaining to marketing traditional biologics and human cells, tissues and cellular and tissue based products (“HCT/Ps”) can only be sold pursuant to an approved biologics license application (“BLA”). The Company has not obtained any opinion or ruling regarding the Company’s operations and whether the processing, sales and distribution of the products it currently produces would be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s.

In addition to the above, the outbreak of the novel coronavirus (“COVID-19”) during March 2020 and the resulting adverse public health developments and economic effects to the United States business environments have adversely affected the demand for our products and services by our customers and from patients of our customers as a result of quarantines, facility closures and social distancing measures put into effect in connection with the COVID-19 outbreak and which currently still continue to have a negative impact to our business and the economy.

As a result of the above, the Company’s efforts to establish a stabilized source of sufficient revenues to cover operating costs has yet to be achieved and ultimately may prove to be unsuccessful unless (a) the Company’s ability to process, sell and distribute the products currently being produced or developed in the future are not restricted, (b) the United States economy resumes to pre-COVID-19 conditions and/or (c) additional sources of working capital through operations or debt and/or equity financings are realized. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management anticipates that the Company will remain dependent, for the near future, on additional investment capital to fund ongoing operating expenses and research and development costs related to development of new products and to perform required clinical studies in connection with the sale of its products. The Company does not have any assets to pledge for the purpose of borrowing additional capital. In addition, the Company relies on its ability to produce and sell products it manufactures that are subject to changing technology and regulations that it currently sells and distributes to its customers. The Company’s current market capitalization, common stock liquidity and available authorized shares may hinder its ability to raise equity proceeds. The Company anticipates that future sources of funding, if any, will therefore be costly and dilutive, if available at all.

In view of the matters described in the preceding paragraphs, recoverability of the recorded asset amounts shown in the accompanying consolidated balance sheet assumes that (1) the Company is able to continue to produce products or obtain products under supply arrangements which are in compliance with current and future regulatory guidelines, (2) the effects of the COVID-19 crisis resume to pre-COVID-19 market conditions, (3) the Company will be able to establish a stabilized source of revenues, including efforts to expand sales internationally and the development of new product offerings and/or designations of products, (4) obligations to the Company’s creditors are not accelerated, (5) the Company’s operating expenses remain at current levels and/or the Company is successful in restructuring and/or deferring ongoing obligations, (6) the Company is able to continue its research and development activities, particularly in regards to remaining compliant with the FDA and ongoing safety and efficacy of its products, and/or (7) the Company obtains additional working capital to meet its contractual commitments and maintain the current level of Company operations through debt or equity sources.

There is no assurance as to when the adverse impact to the United States and worldwide economies resulting from the COVID-19 outbreak will be eliminated, if at all, and whether any new or recurring pandemic outbreaks will occur again in the future causing similar or worse devastating impact to the United States and worldwide economies and our business. In addition, there is no assurance that the products we currently produce will not be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s and/or the Company will be able to complete its revenue growth strategy. There is no assurance that the Company’s research and development activities will be successful or that the Company will be able to timely fund the required costs of those activities. Without sufficient cash reserves, the Company’s ability to pursue growth objectives will be adversely impacted. Furthermore, despite significant effort since July 2015, the Company has thus far been unsuccessful in achieving a stabilized source of revenues. As described above, the COVID-19 crisis has significantly impaired the Company and the overall Unites States and World economies.

If revenues do not increase and stabilize, if the COVID-19 crisis is not satisfactorily managed and/or resolved, if the Company’s ability to process, sell and/or distribute the products currently being produced or developed in the future are restricted, and/or if additional funds cannot otherwise be raised, the Company might be required to seek other alternatives which could include the sale of assets, closure of operations and/or protection under the U.S. bankruptcy laws.  As of April 30, 2021, based on the factors described above, the Company concluded that there was substantial doubt about its ability to continue to operate as a going concern for the 12 months following the issuance of these financial statements.

NOTE 4 – INVENTORIES

	April 30, 2021	October 31, 2020
Raw materials and supplies	$34,117	$26,199
Finished goods	119,844	120,612

Total inventories	$153,961	$146,811

NOTE 5 - PROPERTY AND EQUIPMENT

	April 30, 2021	October 31, 2020
Computer equipment	$8,653	$8,653
Finance lease equipment	239,595	239,595
Manufacturing equipment	217,694	171,430
	465,942	419,678
Less: accumulated depreciation	(79,300)	(54,444)
Total property and equipment, net	$386,642	$365,234

During March 2019, the Company entered into a lease agreement for certain lab equipment in the amount of $239,595. Under the terms of the lease agreement, the Company is required to make 60 equal monthly payments of $4,513 plus applicable sales taxes. Under the Lease Agreement, the Company has the right to acquire all of the leased equipment for $1.00. As a result, the lease agreement is being accounted for as a finance lease obligation. The annual interest rate charged in connection with the lease is 4.5%. The leased equipment is being depreciated over their estimated useful lives of 15 years.

Depreciation expense totaled $12,665 and $8,725 for the three months ended April 30, 2021 and 2020, respectively. Depreciation expense totaled $24,856 and $15,159 for the six months ended April 30, 2021 and 2020, respectively.

NOTE 6 – LEASE OBLIGATIONS

Finance Lease Obligations:

During March 2019, the Company entered into a lease agreement for certain lab equipment in the amount of $239,595. Under the terms of the lease agreement, the Company is required to make 60 equal monthly payments of $4,513 plus applicable sales taxes. Under the Lease Agreement, the Company has the right to acquire all of the leased equipment for $1.00. As a result, the lease agreement is being accounted for as a finance lease obligation. The annual interest rate charged in connection with the lease is 4.5%. The leased equipment are being depreciated over their estimated useful lives of 15 years.

Operating Lease Obligations:

Administrative Office

The Company’s corporate administrative offices are leased from MariLuna, LLC, a Florida limited liability company which is owned by Dr. Mitrani. During July 2020, the Company entered into an extension of the operating lease agreement. The lease term is for an additional 36 months beginning July 1, 2020 and expiring June 30, 2023, with a monthly rental rate of $3,500. On July 1, 2020, in connection with the adoption of ASC 842, the Company recorded a ROU asset and corresponding operating lease obligation of $117,659 (present value of the associated leased payments based on an assumed borrowing rate of 4.5%).

Lease expense for the three months ended April 30, 2021 and 2020 was $9,350 and $8,571, respectively. Lease expense for the six months ended April 30, 2021 and 2020 was $18,700 and $17,046, respectively.

Beginning October 1, 2020, the Company entered into a second lease agreement with Mariluna LLC for office space located in Aspen, CO. The lease expires on September 30, 2021 and does not provide for any renewal terms. Under the terms of the lease, the Company is required to make monthly rental payments of $6,500 and was required to provide a security deposit of $11,000 upon execution of the lease agreement.

Laboratory Facilities:

In connection with the Company’s decision to again operate a placental tissue bank processing laboratory in Miami, Florida, during February 2019, the Company entered into a renewable month to month lease agreement (“Miami Lab Lease”) for an approximately 450 square foot laboratory and a 100 square foot administrative office facility. Monthly lease payments are approximately $5,200 plus administrative fees and taxes. In connection with the Miami Lab Lease, the Company was required to post a security deposit of $6,332. From November 2020 through April 30, 2021, the Company entered into an additional month to month lease agreement in the same facility as the Miami Lab Lease for an additional 390 square foot laboratory. Monthly lease payments were approximately $4,400 plus administrative fees and taxes.

During March 2021, the Company entered into a lease agreement for an approximately 2,452 square foot commercial space located in Basalt, Colorado (the “Basalt Lab Lease”). The Company intends to build additional laboratory processing, product distribution and administrative office capacity from this location. The term of the Basalt Lab Lease is for three years and may be renewed for an additional (3) three-year term provided the Company is not in default. Rental expense is $6,600 per month and provides for annual increases of 3% or the Denver Aurora Metropolitan CPI index, whichever is greater. In connection with the Basalt Lab Lease, the Company was required to post a security deposit of $13,600. The Company is currently constructing the laboratory and office build-out at an estimated cost of $240,000. The Company expects the construction to be completed during the fiscal year ended October 31, 2021. The Company has recorded a ROU asset and corresponding operating lease obligation of $235,313 (present value of the associated leased payments based on an assumed borrowing rate of 4.5%).

NOTE 7 – RELATED PARTY TRANSACTIONS

On February 26, 2020, April 25, 2020 and June 29, 2020, Mr. Mitrani’s, Dr. Mitrani’s and Mr. Bothwell’s employment agreements were amended. See Note 12 for a more detailed description of the executive employment agreements and the respective amendments referred to above.

During April 2020, June 2020, August 2020, September 2020, February 2021 and April 2021, each of the current executives of the Company, Albert Mitrani, Dr. Mari Mitrani, Ian Bothwell and Dr. George Shapiro (“Current Executives”) were granted rights under the Management and Consultant Performance Plan (“MCPP”) to receive common stock of the Company based on the achievement of certain defined milestones. In addition, during June 2020, each of the current non-executive members of the Board were granted rights under the MCPP to receive common stock of the Company based on the achievement of certain defined milestones (see Note 10).

The Company’s corporate administrative offices are leased from MariLuna, LLC, a Florida limited liability company which is owned by Dr. Mitrani. During July 2020, the term of the lease was been extended through June 2023. Beginning July 2020, the monthly rent increased from $2,900 to $3,500. The Company paid a security deposit of $5,000. Total rent expense for the three months and six months ended April 30, 2021 was $10,500 and $21,000, respectively.

Beginning October 1, 2020, the Company entered into a second lease agreement with Mariluna LLC for office space located in Aspen, CO. The lease expires on September 30, 2021 and does not provide for any renewal terms. Under the terms of the lease. The Company is required to make monthly rental payments of $6,500 and was required to provide a security deposit of $11,000 upon execution of the lease agreement. Total rent expense for the three months and six months ended April 30, 2021 was $19,500 and $39,000, respectively.

In connection with Mr. Bothwell’s executive employment agreements, the Company agreed to reimburse Rover Advanced Technologies, LLC, a company owned and controlled by Mr. Bothwell for office rent and other direct expenses (phone, internet, copier and direct administrative fees, etc.) totaling $7,454 and $15,724 for the three months and six months ended April 30, 2021.

For the three months and six months ended April 30, 2021, the Company sold a total of $158,000 and $491,760, respectively, of product to a management services organization (MSO) that provides administrative services and contracts for medical supplies for several medical practices, including $19,070 and $73,050 for the three months and six months ended April 30, 2021, respectively, of products purchased from the Company that were attributable to the medical practice owned by one of our board of director members.  The board of director member also has an indirect economic interest in the parent company that owns the MSO.  For the three months and six months ended April 30, 2020, the total amount of sales of products to customers related to our board of director members and/or employees of the Company totaled $35,870 and $46,270, respectively.

On February 26, 2020, the Company agreed to enter into a consulting agreement with Dr. George Shapiro, the Company’s Chief Medical Officer (“CMO”) to provide ongoing services to the Company. The CMO will receive compensation of $82,250 annually, commencing March 1, 2020. The term of the consulting agreement is one year, with automatic renewals for annual periods thereafter unless prior written notice is provided by either party of the desire to terminate. During February 2021, the consulting arrangement was amended whereby the CMO’s accrued and unpaid consulting fees of $82,250 through February 2021 were fully satisfied though the issuance of 500,000 shares of newly issued common stock of the Company. Furthermore, until the CMO becomes a full-time employee of the Company and provided the CMO continues to serve in his current position, the CMO shall receive compensation equal to $27,000 per quarter beginning May 1, 2021, payable in cash or in stock (based on the average monthly trading price of the common stock during the applicable quarter) at the option of the Company.

At April 30, 2021, salary amounts owed to Albert Mitrani, Dr. Mari Mitrani and Ian Bothwell were $282,846, $272,455 and $715,741, respectively.

Effective December 21, 2020, the Company granted a bonus of $50,000 and 15,000,000 shares of common stock of the Company each to Mr. Mitrani, Dr. Mitrani and Mr. Bothwell and 1,000,000 shares of common stock of the Company each to Mr. Carbonara and Dr. Allen Meglin (see Note 10).

On February 22, 2021, the Company sold 1,818,181 shares of common stock to Republic Asset Holdings LLC., a Company controlled by Michael Carbonara, a director of the Company, at $0.055 per share for an aggregate purchase price of $100,000 (see Note 10).

NOTE 8 - NOTES PAYABLE

On June 20, 2018, the Company issued a total of $150,000 of convertible 6% debentures (“150,000 Debentures”) to an accredited investor. The principal amount of the $150,000 Debentures, plus accrued and unpaid interest through June 30, 2019 were payable on the 10th business day subsequent to June 30, 2019, unless the payment of the $150,000 Debentures were prepaid at the sole option of the Company, were converted as provided for under the terms of the $150,000 Debentures, and/or accelerated due to an event of default in accordance with the terms of the $150,000 Debentures. Interest on the $150,000 Debentures for each calendar quarter ended beginning with the quarter ended June 30, 2018 is payable on the 10th business day following the immediately prior calendar quarter. At April 30, 2021, the principal balance of the $150,000 Debentures outstanding was $144,000 and accrued and unpaid interest was $2,880.

During October 2018, the Company issued a total of $70,000 of convertible 6% debentures (“70,000 Debentures”) to two accredited investors. The principal amount of the $70,000 Debentures, plus accrued and unpaid interest through September 30, 2019 were payable on the 10th business day subsequent to September 30, 2019. The $70,000 Debentures were not paid on the required maturity dates. On June 25, 2020, the Company entered into a settlement and general release agreement with the holder of the $50,000 Debenture (one of the two holders that participated in the $70,000 Debentures described above), whereby the Company was required to repay the balance of the $50,000 Debenture in eight monthly installments of $6,250 plus outstanding accrued interest beginning June 30, 2020 and ending on January 31, 2021. During February 2021, the $50,000 Debenture was repaid in full. During October 2020, the Company and the holder of the $20,000 debenture (one of the two holders that participated in the $70,000 Debentures described above), agreed to convert the principal amount of the $20,000 debenture plus interest accrued and unpaid through the date of the conversion totaling approximately $20,300 into 160,000 shares of common stock of the Company (approximately $0.125 per share).

Credit Facility

On September 19, 2019, the Company’s wholly owned subsidiary, General Surgical Florida, received $100,000 in connection with an unsecured line of credit (“Credit Facility”). The Credit Facility was fully repaid on November 2, 2020. Under the terms of the Credit Facility, the Company was required to make weekly payments averaging approximately $2,541 (payments totaling $132,160). The effective annual interest rate was approximately 45.67%. Proceeds received from the Credit Facility were used for working capital purposes. Mr. Iglesias, who at the time was the Company’s Chief Executive Officer, provided a personal guaranty in connection with amounts required to paid under the Credit Facility.

NOTE 9 — IRS PENALTIES

The Company’s income tax returns for the periods since inception through the tax year ended October 31, 2015 were not filed with the Internal Revenue Service (“IRS”) until August 2017 (“Delinquent Filed Returns”). The Company’s income tax returns for the tax year ended October 31, 2016 were filed with the IRS during December 2017. In connection with the Delinquent Filed Returns, during the period September 2017 through October 2017, the Company received notices that it was being assessed approximately $90,000 of penalties, plus interest (“IRS Penalties”), in connection with the late filing certain information returns that were included as part of the Delinquent Filed Returns. In connection with the notices, the IRS indicated its intent to levy property of the Company if the IRS penalties were not paid as required. During January 2018, the Company requested from the IRS an abatement of the IRS penalties based on reasonable cause. During April 2018, the IRS notified the Company that the IRS penalties for the tax year ended 2011 of $20,000, plus interest, were abated and the request for abatement for the IRS penalties for the tax years ended 2012 – 2015 were denied. The Company is currently appealing the initial determination by the IRS to exclude the IRS penalties for the tax years 2012-2015 in its consideration of abatement. During the period that the appeal is being reviewed and a determination is made by the IRS, the IRS has agreed to put a hold on taking any levy action against the Company for the remaining amounts of the IRS Penalties that are still outstanding. In connection with the notices, the Company has accrued $70,000 of accrued tax penalties on the balance sheet as of April 30, 2021 and October 31, 2020.

NOTE 10 – CAPITAL STOCK

Preferred Stock

The Company is authorized to issue 10,000,000 shares of $0.001 par value preferred stock in one or more designated series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. The Company’s board of directors is authorized, without stockholders’ approval, within any limitations prescribed by law and the Company’s Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock.

Issued Shares

As of April 30, 2021, there were no designations of Preferred Stock authorized or outstanding.

Common Stock

On December 21, 2020 and January 4, 2021, pursuant to the Nevada Revised Statutes and the Bylaws of the Company, the Board of Directors of the Company and the stockholders having the voting equivalency of 53.55% of the outstanding capital stock, respectively, approved the filing of an amendment to the Articles of Incorporation of the Company to increase the authorized amount of common stock from 1,500,000,000 to 2,500,000,000, without changing the par value of the common stock or authorized number and par value of “blank check” Preferred Stock. On January 19, 2021, the Company filed a Definitive 14C with the SEC regarding the corporate action. On February 10, 2021, the Company filed a Certificate of Amendment to the Company’s Articles of Incorporation with the Secretary of State of Nevada to effectuate the corporate action on February 9, 2021.

Issuances of Common Stock - Sales:

During November 2020, the Company sold 800,000 shares of common stock to an “accredited investor”, at $0.05 per share, for an aggregate purchase price of $40,000. The proceeds were used for working capital.

During February 2021, the Company sold an aggregate of 12,340,910 shares of common stock to five “accredited investors”, at prices ranging from $0.05 per share to $0.06 per share for an aggregate purchase price of $665,000. The proceeds were used for working capital.

On February 22, 2021, the Company sold 1,818,181 shares of common stock to Republic Asset Holdings LLC., a Company controlled by Michael Carbonara, a director of the Company, at $0.055 per share for an aggregate purchase price of $100,000. The proceeds were used for working capital. The sales price was at a discount to the trading price of $0.086 as of the effective date of the transaction, resulting in additional stock-based compensation expense of $56,364, which has been recorded during the quarter ended April 30, 2021.

During April 2021, the Company sold an aggregate of 13,677,821 shares of common stock to seven “accredited investors” at prices ranging from $0.03 per share to $0.25 per share for an aggregate purchase price of $535,000. The proceeds were used for working capital.

During May 2021, the Company sold an aggregate of 2,087,822 shares of common stock to eight “accredited investors” at $0.13 per share for an aggregate purchase price of $286,250. The proceeds were used for working capital.

Issuances of Common Stock – Stock Compensation:

During November 2020, the Company entered into an additional consulting agreement with a third party to provide consulting services in connection with the development of international research and development, sales and distribution and financing opportunities for a period of six months. As consideration for agreeing to provide the consulting services to the Company, the Company issued the consultant 2,000,000 shares of fully vested unregistered common stock valued at $0.145 per share, the closing price of the common stock of the Company on the effective date of the agreement. The Company recorded $290,000 of stock-based compensation expense during the six months ended April 30, 2021.

During November 2020, in consideration for agreeing to provide medical consulting and advisory services to the Company, the Board approved the issuance to one individual an aggregate of 250,000 shares of unregistered common stock valued at $0.145 per share, the closing price of the common stock of the Company on the respective grant dates. The Company recorded $36,225 of stock-based compensation expense based on the grant date fair value of these shares during the six months ended April 30, 2021.

During December 2020, the Board approved the bonus of 47,675,000 shares of newly issued common stock to executive management (consisting of Mr. Mitrani, Dr. Mitrani and Mr. Bothwell) totaling 45,000,000 shares; non-executive Board members (consisting of Mr. Carbonara and Dr. Meglin) totaling 2,000,000 shares; administrative staff totaling 550,000; and to several medical advisors totaling 125,000 shares. The Company recorded a total of $5,721,000 of stock-based compensation expense based on the grant date fair value of these shares during the six months ended April 30, 2021.

During April 2021, the Board approved the bonus of 500,000 shares of newly issued common stock to an employee. The Company recorded a total of $27,450 of stock-based compensation expense based on the grant date fair value of these shares during the six months ended April 30, 2021.

During December 2020, January 2021 and February 2021, the Company issued 25,000, 240,000 and 50,000 shares of unregistered common stock, respectively, valued at prices ranging from $0.35 to $0.17 per share, the closing price of the common stock of the Company on the respective grant dates. The Company recorded $14,480 of stock-based compensation expense during the quarter ended January 31, 2021 and $7,875 of stock-based compensation expense during the quarter ended April 30, 2021 based on the grant date fair value of these shares.

During February 2021, the consulting arrangement was amended whereby the CMO’s accrued and unpaid consulting fees of $82,250 were fully satisfied though the issuance of 500,000 shares of newly issued common stock of the Company. Furthermore, until the CMO becomes a full-time employee of the Company and provided the CMO continues to serve in his current position, the CMO shall receive compensation equal to $27,000 per quarter beginning May 1, 2021, payable in cash or in stock (based on the average monthly trading price of the common stock during the applicable quarter) at the option of the Company.

During February 2021, the Company entered into a consulting agreement with a third party to provide consulting services for a one-year period. As consideration for agreeing to provide consulting services to the Company, the Company agreed to issue the consultant 500,000 shares of unregistered common stock upon completion of the three-month anniversary of the agreement. In addition, the Company has agreed to provide an additional 250,000 shares of newly issued common stock for each celebrity and/or athlete which the consultant arranges to provide marketing services to the Company and that is responsible for bringing a minimum of $75,000 of monthly revenues in connection with sales of the Company’s products, up to a maximum of 1,500,000 shares. The shares issued were valued at $0.095 per share, the closing price of the common stock of the Company on the effective date of the agreement, totaling $47,500. The Company will amortize the costs associated with the issuance over the term of the agreement. The Company amortized $11,875 of stock-based compensation expense during the quarter ended April 30, 2021.

As described in Note 12, in connection with the execution of the Amendment, the Company issued to the Consultants 20,000,000 shares of unregistered common stock (“Shares”) valued at $0.0614 per share, the closing price of the common stock of the Company on the grant date. The Company will amortize the costs associated with the issuance of $1,228,000 over the remaining term of the agreement. The shares issued vest 50% as of the date of the Amendment and the remaining 50% will vest on December 31, 2021 or upon the date that the Company obtains approval for certain IND’s submitted, whichever is sooner. The Company recorded a total of $51,167 of stock-based compensation expense during the six months ended April 30, 2021.

During April 2021, the Company entered into a consulting agreement with a third party to provide investor relation services. The term of the agreement is month to month and may be terminated with or without cause. As consideration for agreeing to provide the consulting services to the Company, the Company has agreed to pay the consultants a minimum of $15,000 per month and to issue 500,000 shares of restricted common stock (valued at $0.057 per share, the closing price of the common stock of the Company on the grant date), provided that notice of termination was not provided before May 21, 2021. Neither party has yet to provide a notice of termination and the Company will record $28,500 of stock-based compensation expense during the quarter ended July 31, 2021.

During March 2021, April 2021 and May 2021, the Company granted a total of 750,000 of common stock to various consultants valued at prices ranging from $0.49 per share to $0.40 per share, the closing price of the common stock of the Company on the respective grant dates. The Company recorded $74,344 of stock-based compensation expense based on the grant date fair value of these shares during the six months ended April 30, 2021.

On June 4, 2021, the Company and an employee agreed to amendment of the employee’s employment agreement. Under the terms of the amendment, the employee agreed to extend the term of the agreement through December 31, 2022 and the Company agreed to grant the employee 1,000,000 shares of common stock of the Company to vest upon execution of the amendment (valued at $0.136 per share, the closing price of the common stock of the Company on the grant date). In addition, the employee is eligible to receive up to an aggregate of 3,000,000 additional shares of common stock based on achievement of certain milestones. The total value of the stock granted in connection with the amendment of $136,000 will be amortized beginning June 4, 2021 over the remaining term of the agreement.

Issuances of Common Stock –Exchange of balances due on accounts payable for stock:

During May 2021, the Company and two employees agreed to exchange $30,973 of commission payables due to the employees for 176,989 shares of newly issued common stock valued at $0.175 per share, the closing price of the common stock of the Company on the date of the exchange.

Management and Consultants Performance Stock Plan

On April 25, 2020, the Company approved the adoption of the Management and Consultants Performance Stock Plan (“MCPP”) providing for the grant to current senior executive members of management and third-party consultants of an aggregate of approximately 205,000,000 shares of common stock of the Company (“Shares”) based on the achievement of certain defined operational performance milestones (“Milestones”).

On June 29, 2020, the Board amended the MCPP, providing for the additional grant of common stock of the Company to the current senior executive members of management and the current non-executive members of the Board based on the Company completing any transaction occurring while employed and/or serving as a member of the Board, respectively, that results in a change in control of the Company or any sale of substantially all the assets of the Company (“Transaction”) which upon after giving effect to such issuance of shares below, corresponds to a minimum pre-Transaction fully diluted price per share of the Company’s common stock in the amounts indicated below.

Pre-Transaction Price Per Share Valuation (a)	Executive Bonus Shares Issued (b)	Non-executive Board Bonus Shares Issued (c)
$0.22	40,000,000	2,000,000
$0.34	60,000,000	3,000,000
$0.45	80,000,000	4,000,000
$0.54	100,000,000	5,000,000

(a)	proforma for issuance of all shares to be issued pursuant to the MCPP and other in the money contingent share issuances

(b)	per each executive consisting of Albert Mitrani, Dr. Mari Mitrani, Ian Bothwell, and Dr. George Shapiro

(c)	per each non-executive Board member consisting of Dr. Allen Meglin and Michael Carbonara

On August 14, 2020, the Board amended the MCPP, providing for the additional grant of common stock of the Company to each Dr. Maria I. Mitrani and Ian Bothwell based on the Company obtaining aggregate gross fundings (grants for research and development and clinical trials, purchase contracts for Company products, debt and/or equity financings) or other financial awards during the term of employment with the Company based on the amounts indicated below:

Aggregate Funding Amount		Shares
From	To
$2,500,000	$5,000,000	5,000,000
$5,000,001	$10,000,000	10,000,000
$10,000,001	$30,000,000	30,000,000

On September 23, 2020, the Board amended the MCPP, providing for the grant of common stock of the Company of 15.0 million, 7.5 million and 15.0 million shares of common stock of the Company, respectively, to each Albert Mitrani, Dr. Maria I. Mitrani and Ian Bothwell upon such time that the Company’s common stock trades above $0.25 per share, $0.50 per share and $0.75 per share, respectively, for 30 consecutive trading days subsequent to March 31, 2021 and provided such milestone occurs during the term of employment with the Company.

In addition, each of the current executives were entitled to receive an additional 7 million shares, which when combined with all previous IND and/or eIND’s Milestones previously issued under the MCPP of 43 million shares, represents the total of all incentive shares to be issued to each executive in connection with the combined thirteen IND’s and/or eIND’s Milestones achieved through September 23, 2020. In the future, each of the current executives shall be entitled to receive 5 million shares as a performance incentive for each IND and/or “Expanded Access” approval (and excluding all eIND’s) received by the Company that involve more than 15 patients and provided such milestone occurs during the term of employment with the Company.

On February 10, 2021, the Board amended the MCPP, providing for the grant of common stock of the Company of 5 million shares for each Phase II clinical trial completed, 5 million shares for each Phase III clinical trial approved and initiated (deemed to be upon the time the first patient is enrolled) and 10.0 million shares for each Phase III clinical trial fully enrolled. In addition, the CMO’s portion of a designated grant for an achievement of any applicable Milestone subsequent to September 23, 2020 was reduced to 30% until the time that the CMO becomes a full-time employee of the Company.

Pursuant to the MCPP, a total of 342,500,000 shares have been issued and as described above, additional shares are authorized to be issued under the MCPP subject to the achievement of the defined contingent performance based milestones described above and provided the milestones are achieved while the individual is employed and/or serving as a member of the Board:

MCPP
Shares
Name	Awarded
Albert Mitrani	80,000,000
Ian Bothwell	80,000,000
Dr. Maria I. Mitrani	80,000,000
Dr. George Shapiro	69,500,000
Consultants	33,000,000
Total	342,500,000

The Company will record stock-based compensation expense in connection with any MCPP Shares that are actually awarded based on the fair value as of the initial grant date that the respective milestone for the MCPP Shares were approved. For the MCPP Shares approved on April 25, 2020, June 29, 2020, August 14, 2020, September 23, 2020, and February 10, 2021, the closing price of the common stock of the Company was $0.027, $0.056, $0.128, $0.28 and 0.108, respectively.

In connection with the MCPP Shares that have been awarded to date, all such shares were issued in connection with the MCPP Shares approved on April 25, 2020 and accordingly were valued $0.027 per share, the closing price of the common stock of the Company on the date that those respective MCPP Shares were approved.

During the three months and six months ended April 30, 2021, a total of 33,000,000 and 49,500,000 shares, respectively, were issued in connection with certain Milestones achieved. The Company recorded a total of $891,000 and $1,336,500 of stock-based compensation expense during the three months and six months ended April 30, 2021, respectively, based on the fair value of the actual MCPP Shares awarded during each of those respective periods.

NOTE 11 – WARRANTS

A summary of warrant activity for the six months ended April 30, 2021 and 2020 are presented below.

	Number of Shares	Weighted-average Exercise Price	Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at October 31, 2020	9,500,000	$0.03	7.90	$1,268,000
Granted	–	$–	–	$–
Exercised	–	$–	–	$–
Expired/Forfeited	–	$–	–	$–
Outstanding and exercisable at April 30, 2021	9,500,000	$0.03	7.40	$3,479,600

	Number of Shares	Weighted-average Exercise Price	Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at October 31, 2019	4,529,371	$0.20	0.30	$–
Granted	7,500,000	$0.03	10.00	$–
Exercised	-	$-	-	$–
Expired/Forfeited	(4,529,371)	$0.20	-	$–
Outstanding and exercisable at April 30, 2020	7,500,000	$0.03	9.83	$36,750

NOTE 12 – COMMITMENTS AND CONTINGENCIES

The description of Mr. Mitrani’s, Dr. Mitrani’s and Mr. Bothwell’s executive employment agreements executed in April 2018 (collectively referred to as the April 2018 Executive Employment Agreements) are summarized below:

April 2018 Executive Employment Agreements

General

Pursuant to Albert Mitrani’s April 2018 Executive Employment Agreement, Mr. Mitrani serves as the Company’s President and Chief Operating Officer. Mr. Mitrani’s base annual salary is $162,500, which shall accrue commencing on the Effective Date and shall be payable in equal semi-monthly installments, commencing May 1, 2018, in arrears. The base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term. Mr. Mitrani is also entitled to a commission on all sales attributable to him (i.e., excluding existing customers of the Company at the time of the Reorganization) at the rate of five percent (5%) of the "Net Sales" as defined in the agreement and an expense allowance of $5,000 per month.

Pursuant to Ian Bothwell’s April 2018 Executive Employment Agreement, Mr. Bothwell continues to serve as the Company’s Chief Financial Officer. Mr. Bothwell’s base annual salary is $162,500, which shall accrue commencing on the Effective Date and shall be payable in equal semi-monthly installments, commencing May 1, 2018, in arrears. The base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term. Mr. Bothwell has not been paid salary since July 2018.

Pursuant to Dr. Maria I. Mitrani’s April 2018 Executive Employment Agreement, Dr. Mitrani continues to serve as the Company’s Chief Science Officer. Dr. Mitrani’s base annual salary is $162,500, which shall accrue commencing on the Effective Date and shall be payable in equal semi-monthly installments, commencing May 1, 2018, in arrears. The base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term.

Term

The term of each of the April 2018 Executive Employment Agreements commences as of the Effective Date and continues until December 31, 2020 (Mr. Bothwell) or December 31, 2023 (Mr. Mitrani and Dr. Mitrani) (“Initial Term”), unless terminated earlier pursuant to the terms of the April 2018 Executive Employment Agreement; provided that on such expiration of the Initial Term, and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the April 2018 Executive Employment Agreement at least 90 days’ prior to the applicable renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

Unpaid Advances

The Company was required to repay the unpaid advances subsequent to December 31, 2017, and the unreimbursed expenses incurred subsequent to December 31, 2017, on May 15, 2018.  Such payments were not made as required.

Fringe Benefits and Perquisites

During the Employment Term, each Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

Termination

The Company may terminate the April 2018 Executive Employment Agreement at any time for good cause, as defined in the April 2018 Executive Employment Agreement, including, the Executive’s death, disability, Executive’s willful and intentional failure or refusal to follow reasonable instructions of the Company’s Board of Directors, reasonable and material policies, standards and regulations of the Company’s Board of Directors or management.

Amendments To The April 2018 Executive Employment Agreements

February 26, 2020 Amendment

1.	On February 26, 2020, the Company agreed to modify the employment agreement of Mr. Ian T. Bothwell, the Company’s Chief Financial Officer to provide Mr. Bothwell with:

a)	an extension to his employment agreement dated April 13, 2018 from December 2020 to December 2023 consistent with other executives of the Company; and

b)	and a one-time bonus in the form of a fully vested cashless warrant to purchase 7,500,000 shares of common stock of the Company, exercisable for ten years at an exercise price of $0.28 per share, the closing price of the common stock on the date of the grant.

2.	On February 26, 2020, pursuant to the respective employment agreements with each of the Company’s executive officers, the Board granted each of Mr. Albert Mitrani, Dr. Maria Mitrani and Mr. Ian Bothwell a cash bonus of $37,500 for the calendar year ended December 31, 2019.

April 25, 2020 Amendment

On April 25, 2020, the Company agreed to amend and revise the each of Albert Mitrani, Ian Bothwell and Dr. Maria I. Mitrani, (individually each of A. Mitrani, Bothwell and Dr. Mitrani are referred to as an “Executive” and collectively the “Executives”) April 2018 Executive Employment Agreements. The primary amended terms associated with the agreements for each Executive were substantially similar and consisted of the following:

Term:	An extension to the term of the employment agreements dated April 13, 2018 from December 31, 2023 to December 31, 2025.

Base Salary:	An increase in base annual salary from $162,500 to $300,000. The amended salary amount of $300,000 shall be retroactively adjusted to commence as of January 1, 2019. The increased annual salary of $137,500 (“Incremental Salary”) over the prior annual salary amount of $162,500 (“Original Base Salary”) shall only be paid only upon there being sufficient available cash. Beginning July 1, 2020, at the sole option of the Executive, any portion of unpaid Original Base Salary for periods after January 1, 2020, including unpaid bonus salary, may be converted by Executive into common stock at a conversion rate equal to the average trading price during the month in which the accrued salary pertains. For any unpaid Original Base Salary that existed prior to January 1, 2020, including unpaid bonus salary, the amounts may be converted at a conversion price using the closing trading price of the stock on the last trading day in December 2019.

Beginning December 1, 2020, at the sole option of the Executive, all unpaid Incremental Salary for periods after January 1, 2020 may be converted by the Executive into common stock at a conversion rate equal to the average trading price during the month in which the accrued salary pertains. For any unpaid Incremental Salary that existed prior to January 1, 2020, the amounts may be converted at a conversion price using the closing trading price of the stock on the last trading day in December 2019.

Until such time as the Executive elects to convert, the accrued and unpaid salary, including Original Base Salary and Incremental Salary shall remain an obligation of the Company.

Severance Provisions:

1.	Company termination without cause, Executive for good reason:

a)	All existing accrued obligations existing at time of termination shall be paid to Executive.

b)	Any unvested equity grants in favor of Executive shall immediately become fully vested and any pending grants pursuant to the MCPP eligible to be issued to Executive shall be granted to Executive, regardless of whether the associated milestone were achieved prior to termination,

c)	Executive shall be entitled to a cash payment equal to his unpaid base salary for the remaining term in effect at time of the time of the termination or an amount equal to four times (4x's) the base salary in effect at the time of termination, whichever is greater,

d)	Executive shall be entitled to a cash payment equal to his 200% of the prior year’s cash or stock bonus (excluding any stock grants received pursuant to the MCPP).

2.	Change In Control: In the event of a Change in Control and the Executive’s employment agreement is not extended for period of five years from the date of the Change in Control with all other terms and conditions of the agreement remaining the same, then the Executive may terminate the agreement for good reason and all respective severance terms as provided for a termination by Executive for good reason described in clause 1 above shall be provided to Executive.

3.	Executive termination due to disability, death, or non-renewal by Company:

a)	All existing accrued obligations existing at time of termination shall be paid to Executive.

b)	Any unvested equity grants in favor of Executive shall immediately become fully vested and any pending grants pursuant to the MCPP eligible to be issued to Executive shall be granted to Executive, regardless of whether the associated milestone were achieved prior to termination.

c)	Executive shall be entitled to a cash payment equal to 299% of Executive’s base salary in effect at the time of termination, plus a gross up amount to cover Executive’s tax liability associated with such payment.

d)	200% of the prior year’s cash or stock bonus (excluding MCPP performance stock grants).

June 29, 2020 Amendment

On June 29, 2020, the board of directors of the Company (“Board”) agreed to further amend and revise the April 2018 Executive Employment Agreements for each of Executives. The primary amended terms associated with the agreements for each Executive were substantially similar and consisted of the following:

Base Salary:	An increase in the Executives annual base annual salary upon such time that the Company achieves monthly revenues in the amounts provided below, provided such monthly revenue increase occurs for four consecutive months. Upon the achievement of the defined salary milestone, the salary adjustment will be retroactive to the first month in which the salary threshold was met. Any adjustment pursuant to this provision shall not be reduced for any future reduction in revenues that may occur.

Monthly Revenues (in millions)	Base Salary Increase

$1.00	$130,000
$1.50	$200,000
$2.00	$275,000
$3.50	$630,000
$5.00	$900,000

Sales Executives

On January 6, 2020, the Company entered into employment agreements with two individuals (“Sales Executives”), each to serve as a Vice President – Global Sales and Marketing. The terms of each Sales Executive employment agreement are identical (“VP Agreements”). The initial term of the VP agreements are for three years and provide for automatic annual renewals thereafter, unless either party provides 90-day written notice prior to expiration of the then current term. The VP Agreements may also be terminated by the Company beginning June 30, 2020 in the event the Sales Executive fails to meet certain defined minimum revenue growth milestones. The Sales Executives will receive compensation in the form of monthly salary of $18,000 and a quarterly override during the calendar year 2020 based on revenues earned by the Company during each quarterly period that exceed $600,000 (“Override Threshold”) beginning for the quarter ended June 30, 2020. The VP Agreements also require the Sales Executives and the Company to mutually agree on the Override Threshold for calendar years 2021 and 2022, which has yet to be agreed to.

The VP Agreements also provide the Sales Executives with the right for each to receive an additional 750,000 shares of common stock at the end of each quarterly anniversary of the VP Agreements throughout the Initial Term (maximum 9,000,000 shares) (“Performance Shares”), provided that the VP Agreements remain in effect during the applicable quarterly period. The vesting of the Performance Shares may also be accelerated based on achievement of certain revenue milestones. During the three months ended April 30, 2021, a total of 2,700,000 of Performance shares vested in connection with the VP Agreements resulting in stock-based compensation expense of $94,500. During the six months ended April 30, 2021, a total of 5,400,000 of Performance shares vested in connection with the VP Agreements resulting in stock-based compensation expense of $189,500.

Consultant Agreements

Effective March 30, 2020 (the “Effective Date”), the Company entered into a consulting agreement (“Agreement”) with Assure Immune L.L.C. (the “Consultant”) for an initial term of one year (the “Initial Term”) with automatic renewals for two (2) additional annual periods (each a “Renewal Term,” and together with the “Initial Term,” the “Term”), unless written notice is provided by either party at least 45 days prior to the applicable termination date. Neither party provided written notice within the specified deadlines to terminate upon expiration of the Initial Term and as a result the Term has been extended to March 30, 2022. Under the Agreement, the Consultant will provide the Company during the Term with expertise, experience, advice and direction associated with the critical functional executive level roles of the Company as it relates to the oversight and management of the Company’s regulatory, research and development and laboratory operations, consistent with the Company’s corporate mission and strategies and subject to the resource limitations of the Company. In connection with the Agreement, the Consultants will receive monthly fees of $30,000 during the Initial Term and monthly consulting fees of $35,000 during the first Renewal Term and $40,000 during the second Renewal Terms, if any. In addition. the Company agreed to issue to the Consultant or its designees 12,000,000 shares of common stock of the Company (“Shares”), 50% of which Shares vest as of the Effective Date and balance of which Shares vest upon the six-month anniversary of the Effective Date. The Agreement also provides that upon the commencement of each Renewal Term, if any, the Consultant will receive up to 6,000,000 additional Shares, 50% of which Shares will vest on the commencement date of the Renewal Term and the balance of which additional Shares will vest on the six (6) month anniversary of such date. In connection with the Agreement, the Consultant (and its principals) are obligated to comply with customary confidentiality, non-compete and non-solicitation covenants and have agreed that all intellectual property developed during the term of the Agreement shall remain the property of the Company. In addition to the Shares to be issued above, the Consultant or its designees will be entitled to participate in the Company’s Management and Consultants Performance Stock Plan (the “MCPP”), more fully described in Note 10.

Effective March 29, 2021, the Company and the Consultant entered into an amendment to the Agreement (“Amendment”). Under the terms of the Amendment, the initial term of the Agreement was extended for an additional 2 years and the terms for eligibility of the Consultants to receive future grants of stock above those stock issuances granted as of the date of the Amendment based on achievement of certain future milestones previously provided for in the Agreement were eliminated. In addition, the Amendment provided additional terms in connection with termination of the Agreement. Under the terms of the Amendment, the Consultant received an additional 20,000,000 shares of common stock that vest 50% upon execution of the Amendment and 50% on the sooner of (1) December 31, 2021 or (2) upon the approval of both of the Company’s IND’s to be submitted for Osteoarthritis and COVID 19 “Long Hauler”. The shares issued in connection with the Amendment were valued at $0.0614 per share, the closing price of the common stock of the Company on the grant date, totaling $1,228,000. The Company will amortize the costs associated with the issuance over the remaining life of the Amendment (twenty-four months).

During October 2020, the Company entered into a consulting agreement with a third party to provide consulting services in connection with the development of international research and development, sales and distribution and investment opportunities. As consideration for agreeing to provide the consulting services to the Company, the Company has agreed to pay the consultants a minimum of $12,500 per month for the first three months of the agreement and to issue up to 5,000,000 shares of restricted common stock (valued at $0.175 per share, the closing price of the common stock of the Company on the grant date), based on successful performance of defined milestones. The agreement could be terminated on the third month anniversary of the agreement or later with or without cause. The Company notified the consultant prior to the third month anniversary that it was going to terminate the agreement on third month anniversary unless mutually agreed upon amendments to the agreement were completed. The parties never formally reached any arrangement regarding the future amendments.

Preparation of IRB, Pre-IND, IND Protocols for Clinical Applications and Clinical Trial Initiation and Monitoring:

In connection with the Company’s ongoing research and development efforts and the Company’s efforts to meet compliance with current and anticipated United States Food and Drug Administration (“FDA”) regulations expected to be enforced beginning in May 2021 pertaining to marketing traditional biologics and human cells, tissues and cellular and tissue based products that fall under Section 351 of the Public Health Services Act (“HCT/Ps”), the Company has applied for and received Investigation New Drug (“IND”) approval from the FDA to commence clinical trials in connection with the use of the Company’s products and related treatment protocols for specific indications. The ability to successfully complete the above efforts will be dependent on the actual outcomes in connection with the use of the Company’s products and related treatment protocols for each clinical trial, the Company’s ability to timely enrol patients and fund the required payments and complete the applicable clinical trials, which is subject to available working capital generated from operations, financing arrangements with the third-party vendors involved in the studies and/or from additional debt and/or equity financings as well as the ultimate approval from the FDA.

During November 2020, the Company entered into an agreement with a third-party contract research organization (“CRO”) to provide ongoing clinical research services, clinical research professionals and contract clinical, technical and other related services in connection with a planned future clinical trial. In connection with the CRO agreement, the Company was obligated to make payments of approximately $777,714 plus pass through costs and other third-party direct costs during the term of clinical trial expected to run until September 2021. In connection with the agreement, the Company is obligated to pay in accordance with defined completed milestones, beginning with approximately $195,524 upon work order execution.

During January 2021, the Company entered into an additional agreement with the CRO to provide ongoing clinical research services, clinical research professionals and contract clinical, technical and other related services in connection with a planned future clinical trial. In connection with the CRO agreement, the Company is obligated to payments of approximately $476,943 plus pass through costs and other third-party direct costs during the term of clinical trial expected to run until August 2021. In connection with the agreement, the Company is obligated to pay in accordance with defined completed milestones, beginning with approximately $147,363 upon work order execution.

During February 2021, the Company provided notice to the CRO that it was terminating the engagement of the CRO in connection with the two above-described projects as a result of the significant increases in projected trial costs over the originally contracted amounts. The parties are currently negotiating a possible reassignment of the aforementioned agreements towards other clinical trials that the Company is planning to undertake. For the six months ended April 30, 2021, the Company has recorded approximately $535,000 of expenses in connection with invoices submitted by the CRO up through the date the projects were terminated of which $245,000 was outstanding to the CRO at April 30, 2021.

Contingent Convertible Obligations Into Equity Securities

Obligations Due Under Executive Employment Agreements

Beginning July 1, 2020, at the sole option of the Executive, any portion of unpaid Original Base Salary for periods after January 1, 2020, including unpaid bonus salary, may be converted by Executive into common stock at a conversion rate equal to the average trading price during the month in which the accrued salary pertains. For any unpaid Original Base Salary that existed prior to January 1, 2020, including unpaid bonus salary, the amounts may be converted at a conversion price using the closing trading price of the stock on the last trading day in December 2019.

Beginning December 1, 2020, at the sole option of the Executive, all unpaid Incremental Salary for periods after January 1, 2020 may be converted by the Executive into common stock at a conversion rate equal to the average trading price during the month in which the accrued salary pertains. For any unpaid Incremental Salary that existed prior to January 1, 2020, the amounts may be converted at a conversion price using the closing trading price of the stock on the last trading day in December 2019.

None of the Executives have yet to elect to convert any portion of their unpaid Original Base Salary.

As of April 30, 2021, there was approximately $721,415 of unpaid Original Base Salary and Incremental Salary related to the period prior to December 31, 2019 and $472,017 of unpaid Original Base Salary and Incremental Salary related to the period January 1, 2020 through April 30, 2021, that could be converted in the future into approximately 32,717,033 shares of common stock.

NOTE 13 - SEGMENT INFORMATION

The Company has only one operating segment.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fees		$1200.50
Transfer Agent Fees	$	*
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Miscellaneous Fees and Expenses	$	*
Total	$	*

*	To be filed by amendment.

All amounts are estimates other than the SEC’s registration fee.  We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation and bylaws provide for indemnification of our officers and directors to the fullest extent permitted by Nevada law. We are also party to indemnification agreements with each of our non-employee directors.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act:

1	On August 10, 2018, the Company issued a total of $100,000 of convertible 6% debentures (“100,000 Debentures”) to two accredited investors. The principal amount of the $100,000 Debentures, plus accrued and unpaid interest through July 31, 2019 are payable on the 10th business day subsequent to July 31, 2019, unless the payment of the $100,000 Debentures are prepaid at the sole option of the Company, are converted as provided for under the terms of the $100,000 Debentures, and/or accelerated due to an event of default in accordance with the terms of the $100,000 Debentures.

2	During May 2019, the Company and holders of the $100,000 Debentures agreed to convert the principal amount of the $100,0000 Debentures plus interest accrued and unpaid through the date of the conversion totaling $100,622 into 3,773,584 shares of common stock of the Company (approximately $0.0267 per share representing a discount to the trading price of $0.0285 as of the effective date of the transaction).

3	During October 2018, the Company issued a total of $70,000 of convertible 6% debentures (“70,000 Debentures”) to two accredited investors. The principal amount of the $70,000 Debentures, plus accrued and unpaid interest through September 30, 2019 are payable on the 10th business day subsequent to September 30, 2019, unless the payment of the $70,000 Debentures are prepaid at the sole option of the Company, are converted as provided for under the terms of the $70,000 Debentures, and/or accelerated due to an event of default in accordance with the terms of the $70,000 Debentures.

4	On February 5, 2019, the Company entered into an unsecured loan agreement with a third party with a principal balance of $25,000. The third party agreed to accept payment in kind consisting of certain products of the Company in lieu of cash interest. The outstanding principal was due March 8, 2019. The loan was not repaid on the maturity date as required.

5	On March 7, 2019, the Company sold an aggregate of 7,500,000 shares of common stock and granted warrants to purchase an aggregate 2,000,000 common shares to three “accredited investors” investors. The warrants have exercise prices of $0.08 and have a one -year term. The aggregate grant date fair value of the warrants issued in connection with these issuances were $6,600. The proceeds were used for working capital.

6	During March 2019, the Company issued a $30,000 of convertible 6% debentures (“30,000 Debenture”) to one accredited investor. The principal amount of the $30,000 Debenture, plus accrued and unpaid interest through June 30, 2020 are payable on the 10th business day subsequent to June 30, 2019, unless the payment of the $30,000 Debenture is prepaid at the sole option of the Company, is converted as provided for under the terms of the $30,000 Debenture, and/or accelerated due to an event of default in accordance with the terms of the $30,000 Debenture.

7	During April 2019, the Company sold 5,102,000 shares of common stock to seven “accredited investors” at $0.03 per share for an aggregate purchase price of $154,500. The proceeds were used for working capital.

8	On May 1, 2019, the Company, Mint Organics and the holder of a promissory note issued by Mint Organics agreed to a settlement of the outstanding loan whereby the Company agreed to issue the holder of the note 2,735,000_shares of newly issued common stock of the Company. At the time of the settlement, the outstanding obligation under the note, including late fees and penalties was approximately $72,568. The common stock issued was priced at $0.0265 per share representing a discount to the trading price of $0.049 as of the effective date of the transaction).

9	During June 2019, the Company and the holder of the $30,000 Debenture agreed to convert the principal amount of the $30,000 Debentures plus interest accrued and unpaid through the date of the conversion totaling $30,478 into 1,111,111 shares of common stock of the Company (approximately $0.0274 per share representing a premium to the trading price of $0.0253 as of the effective date of the transaction).

10	During July 2019, the Company sold 2,500,000 shares of common stock to one “accredited investors” at $0.02 per share for an aggregate purchase price of $50,000. The proceeds were used for working capital.

11	During August 2019 through September 2019, the Company sold 5,250,000 shares of common stock to four “accredited investors” at $0.02 per share for an aggregate purchase price of $105,000. The proceeds were used for working capital.

12.	On October 10, 2019, the Company and an investor (the “Noteholder”) agreed to a funding facility arrangement (the “Funding Facility”) whereby the Noteholder was required to fund the Company an initial tranche of $100,000 on October 15, 2019 (the “Initial Funding Date”) and had the option to fund the Company up to an aggregate of $500,000 (the “Funding Facility Limit”) in minimum $100,000 monthly tranches by no later than February 15, 2020 (the “Funding Expiration Date”). The Funding Facility had a scheduled maturity of February 15, 2021 (the “Maturity Date”) and accrued interest at 6.0% per annum. The Funding Facility, plus all accrued interest, automatically converts into 40,000,000 shares of newly issued common stock of the Company if the Noteholder funded the full $500,000 by the Funding Expiration Date. The Noteholder fully funded the Funding Facility provided on February 12, 2020 and the Company converted the Funding Facility into 40,000,000 shares of common stock of the Company that were issued to the Noteholders designated entity, Republic Asset Holdings LLC. a Company controlled by Michael Carbonara, who currently is a director of Organicell.

13.	During November 2019 through January 2020, the Company sold 3,250,000 shares of common stock to three “accredited investors” at $0.02 per share for an aggregate purchase price of $65,000. The proceeds were used for working capital.

14.	During February 2020 through April 2020, the Company sold 11,050,000 shares of common stock to five “accredited investors” at $0.02 per share for an aggregate purchase price of $221,000. The proceeds were used for working capital.

15

During April 2020 through May 2020, the Company sold 11,000,000 shares of common stock to Dr. Allen Meglin, currently a director of the Company at $0.02 per share for an aggregate purchase price of $220,000. During July, August and October 2020, the Company sold an additional 1,166,666 shares, 422,514 shares, and 625,000 shares of common stock to Dr. Meglin at $0.03 per share, $0.10 per share and $0.08 per share, respectively, for an aggregate purchase price of $127,251. The proceeds from all of the above sales were used for working capital.

16.

On April 27, 2020, the Company sold 5,000,000 shares of common stock to Republic Asset Holdings LLC., a Company controlled by Michael Carbonara, a director of the Company, at $0.02 per share for an aggregate purchase price of $100,000. The proceeds were used for working capital.

17.	During May 2020, the Company sold 3,000,000 shares of common stock to two “accredited investors” at $0.02 per share for an aggregate purchase price of $60,000. The proceeds were used for working capital.

18.	During July and August 2020, the Company completed a private placement to 19 “accredited investors” of 13,499,992 shares of Common stock of the Company at a selling price of $0.03 per share for an aggregate amount of $405,000 (the “Sale”). The proceeds were and are being used to fund the Company’s public company financial reporting requirements.

19.	During July 2020, the Company sold 1,000,000 shares of common stock to two “accredited investors” at $0.02 per share and $0.03 per share, respectively for an aggregate purchase price of $25,000. The proceeds were used for working capital.

20.	During August 2020, the Company sold 8,606,665 shares of common stock to nine “accredited investors” at prices ranging from $0.03 per share and $0.06 per share, for an aggregate purchase price of $392,100. The proceeds were used for working capital.

21.	During September 2020, the Company sold 4,800,000 shares of common stock to five “accredited investors” at prices ranging from $0.06 per share and $0.10 per share, for an aggregate purchase price of $410,000. The proceeds were used for working capital.

22.	During October 2020, the Company sold 2,033,333 shares of common stock to five “accredited investors” at prices ranging from $0.06 per share and $0.10 per share, for an aggregate purchase price of $170,000. The proceeds were used for working capital.

23.	During October 2020, the Company and the holder of a $20,000 debenture due September 30, 2019, agreed to convert the principal amount of the $20,000 debenture plus interest accrued and unpaid through the date of the conversion totaling approximately $20,300 into 160,000 shares of common stock of the Company.

24.	During November 2020, the Company sold 800,000 shares of common stock to an “accredited investor” at $0.05 per share, for an aggregate purchase price of $40,000. The proceeds were used for working capital.

25.	During February 2021, the Company sold an aggregate of 12,340,910 shares of common stock to five “accredited investors” at prices ranging from $0.05 per share to $0.06 per share for an aggregate purchase price of $665,000. The proceeds were used for working capital.

26.	On February 22, 2021, the Company sold 1,818,181 shares of common stock to Republic Asset Holdings LLC., a Company controlled by Michael Carbonara, a director of the Company, at $0.055 per share for an aggregate purchase price of $100,000. The proceeds were used for working capital.

27.

During April 2021, the Company sold an aggregate of 13,677,821 shares of common stock to seven “accredited investors” at prices ranging from $0.03 per share to $0.25 per share for an aggregate purchase price of $535,000. The proceeds were used for working capital.

28.	During May 2021, the Company sold an aggregate of 741,667 shares of common stock to two “accredited investors” at $0.15 per share for an aggregate purchase price of $111,250. The proceeds were used for working capital

The Company issued the foregoing securities pursuant to the exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

ITEM 16.	EXHIBITS

Exhibit Number	Description of Exhibit
2.1	Plan and Agreement of Reorganization, dated April 23, 2018, between Management and Business Associates, LLC and Biotech Products Services and Research, Inc. (Filed as an exhibit to the Registrant’s Form 8-K filed on April 26, 2018 and incorporated by reference herein)
3.1	Articles of Incorporation, as amended (Filed as an exhibit to Registration Statement on Form S-1 filed on September 4, 2012 (File No: 333-183710) and incorporated by reference herein)
3.2	Certificate of Amendment to the Articles of Incorporation (Filed as an exhibit to Form 8-K filed on November 3, 2015 and incorporated by reference herein)
3.3	Amendment to the Certificate of Incorporation of Biotech Products Services and Research, Inc., filed with the Secretary of State of Nevada on July 22, 2017, effective July 10, 2017 (Filed as an exhibit to Form 10-K for the fiscal year ended October 31, 2017 filed on July 7, 2018 and incorporated by reference herein)
3.4	Series A Non-Convertible Preferred Stock Certificate of Designation, effective November 1, 2016 (Filed as an exhibit to the Registrant’s Form 8-K filed on November 3, 2016 and incorporated by reference herein)
3.5	Amendment to Certificate of Designation of Series A Non-Convertible Preferred Stock of Biotech Products Services and Research, Inc. (Filed as an exhibit to the Registrant’s Form 8-K filed on March 15, 2017 and incorporated by reference herein)
3.6	Series B Convertible Preferred Stock Certificate of Designation, effective November 1, 2016 (Filed as an exhibit to the Registrant’s Form 8-K filed on November 3, 2016 and incorporated by reference herein)
3.7	Amendment to the Certificate of Incorporation of Biotech Products Services and Research, Inc., filed with the Secretary of State of Nevada on May 21, 2018, effective June 20, 2018 (Filed as an exhibit to the Registrant’s Form 10-K filed on November 1, 2018 and incorporated by reference herein)
3.8	Certificate of Correction filed with the Secretary of State of Nevada on June 18, 2018 (Filed as an exhibit to the Registrant’s Form 10-K filed on November 1, 2018 and incorporated by reference herein)
3.9	Certificate of Withdrawal filed with the Secretary of State of Nevada on June 14, 2018 (Filed as an exhibit to the Registrant’s Form 10-K filed on November 1, 2018 and incorporated by reference herein)
3.10	Amended and Restated By-laws of Biotech Products Services and Research, Inc. (Filed as an exhibit to the Registrant’s Form 8-K filed on March 15, 2017 and incorporated by reference herein)
3.11	Second Amended and Restated By-laws of Biotech Products Services and Research, Inc. (Filed as an exhibit to the Registrant’s Form 8-K filed on December 18, 2017 and incorporated by reference herein)
3.12	Certificate of Amendment to the Articles of Incorporation filed with the Secretary of State of Nevada on June 24, 2020, effective June 24, 2020. (Filed as an exhibit to Form 8-K filed on July 14, 2020 and incorporated by reference herein)

Exhibit Number	Description of Exhibit
5.1	Opinion of Gutiérrez Bergman Boulris, PLLC (to be filed by amendment)
10.1	Stock Purchase Agreement dated October 30, 2015 between Biotech Products Services and Research, Inc. and John Goodhew (Filed as an exhibit to Form 8-K filed on November 3, 2015 and incorporated by reference herein)
10.2	Series A Non-Convertible Preferred Stock Share Exchange Agreement, dated November 1, 2016, between Biotech Products Services and Research, Inc. and Albert Mitrani (Filed as an exhibit to the Registrant’s Form 8-K filed on November 3, 2016 and incorporated by reference herein)
10.3	Series B Convertible Preferred Stock Share Exchange Agreement, dated November 1, 2016, between Biotech Products Services and Research, Inc. and Albert Mitrani (Filed as an exhibit to the Registrant’s Form 8-K filed on November 3, 2016 and incorporated by reference herein)
10.4+	Employment Agreement, dated November 4, 2016, between Biotech Products Services and Research, Inc. and Albert Mitrani (Filed as an exhibit to the Registrant’s Form 8-K filed on November 14, 2016 and incorporated by reference herein)
10.5+	Employment Agreement, dated November 4, 2016, between Biotech Products Services and Research, Inc. and Dr. Bruce Werber (Filed as an exhibit to the Registrant’s Form 8-K filed on November 14, 2016 and incorporated by reference herein)
10.6+

Amendment No.1, dated March 8, 2017, to Employment Agreement, dated November 4, 2016, between Biotech Products Services and Research, Inc. and Dr. Bruce Werber (Filed as an exhibit to the Registrant’s Form 8-K filed on March 15, 2017 and incorporated by reference herein)

10.7+	Employment Agreement, dated November 4, 2016, between Biotech Products Services and Research, Inc. and Ian T. Bothwell (Filed as an exhibit to the Registrant’s Form 8-K filed on November 14, 2016 and incorporated by reference herein)
10.8+

Amendment No.1, dated March 8, 2017, to Employment Agreement, dated November 4, 2016, between Biotech Products Services and Research, Inc. and Ian T. Bothwell (Filed as an exhibit to the Registrant’s Form 8-K filed on March 15, 2017 and incorporated by reference herein)

10.9+	Employment Agreement, dated November 4, 2016, between Biotech Products Services and Research, Inc. and Dr. Maria Ines Mitrani (Filed as an exhibit to the Registrant’s Form 8-K filed on November 14, 2016 and incorporated by reference herein)
10.10+

Amendment No.1, dated March 8, 2017, to Employment Agreement, dated November 4, 2016, between Biotech Products Services and Research, Inc. and Dr. Maria Ines Mitrani (Filed as an exhibit to the Registrant’s Form 8-K filed on March 15, 2017 and incorporated by reference herein)

10.11+	Employment Agreement, dated March 8, 2017, between Biotech Products Services and Research, Inc. and Terrell Suddarth (Filed as an exhibit to the Registrant’s Form 8-K filed on March 15, 2017 and incorporated by reference herein)
10.12+	Warrant, dated November 4, 2016, issued to Dr. Bruce Werber (Filed as an exhibit to the Registrant’s Form 8-K filed on November 14, 2016 and incorporated by reference herein)
10.13+	Warrant, dated November 4, 2016, issued to Ian T. Bothwell (Filed as an exhibit to the Registrant’s Form 8-K filed on November 14, 2016 and incorporated by reference herein)
10.14+	Warrant, dated November 4, 2016, issued to Dr. Maria Ines Mitrani (Filed as an exhibit to the Registrant’s Form 8-K filed on November 14, 2016 and incorporated by reference herein)

Exhibit Number	Description of Exhibit
10.15+

Warrant, dated March 8, 2017, from Biotech Products Services and Research, Inc. to Dr. Bruce Werber (Filed as an exhibit to the Registrant’s Form 8-K filed on March 15, 2017 and incorporated by reference herein)

10.16+	Warrant, dated March 8, 2017, from Biotech Products Services and Research, Inc. to Ian T. Bothwell (Filed as an exhibit to the Registrant’s Form 8-K filed on March 15, 2017 and incorporated by reference herein)
10.17+	Warrant, dated March 8, 2017, from Biotech Products Services and Research, Inc. to Dr. Maria Ines Mitrani (Filed as an exhibit to the Registrant’s Form 8-K filed on March 15, 2017 and incorporated by reference herein)
10.18+	Warrant, dated March 8, 2017, from Biotech Products Services and Research, Inc. to Terrell Suddarth (Filed as an exhibit to the Registrant’s Form 8-K filed on March 15, 2017 and incorporated by reference herein)
10.19	Form of the Securities Purchase Agreement, dated March 29, 2017, by and among Biotech Products Services and Research, Inc., each of its Subsidiaries, the Agent, LLC, Dr. Bruce Werber and Ian T. Bothwell (Filed as an exhibit to the Registrant’s Form 8-K filed on April 3, 2017 and incorporated by reference herein)
10.20	Form of the 10% Original Issue Discount Convertible Secured Promissory Note and Guarantee, dated March 29, 2017, of Biotech Products Services and Research, Inc. (Filed as an exhibit to the Registrant’s Form 8-K filed on April 3, 2017 and incorporated by reference herein)
10.21	Form of the Security Agreement, dated March 29, 2017, by and among Biotech Products Services and Research, Inc., each of its Subsidiaries, and the Agent (Filed as an exhibit to the Registrant’s Form 8-K filed on April 3, 2017 and incorporated by reference herein)
10.22	Form of the Intellectual Property Security Agreement, dated March 29, 2017, by and among Biotech Products Services and Research, Inc., and each of its, Subsidiaries, and the Agent (Filed as an exhibit to the Registrant’s Form 8-K filed on April 3, 2017 and incorporated by reference herein)
10.23	Form of the Subsidiary Guarantee, dated March 29, 2017, by and among Biotech Products Services and Research, Inc. and each of its Subsidiaries (Filed as an exhibit to the Registrant’s Form 8-K filed on April 3, 2017 and incorporated by reference herein)
10.24+	Employment Agreement, dated as of May 1, 2017, by and between Peter Taddeo and Mint Organics Inc. (Filed as an exhibit to the Registrant’s Form 8-K filed on May 24, 2017 and incorporated by reference herein)
10.25	Lease Agreement, dated May 23, 2017, by and between Sunwest Office Park, LLC and Anu Life Sciences, Inc. (Filed as an exhibit to the Registrant’s Form 8-K filed on May 24, 2017 and incorporated by reference herein)
10.26	Asset Purchase Agreement, dated February 5, 2018, by and among Vera Acquisition, LLC, Anu Life Sciences, Inc., Biotech Products Services and Research, Inc. and Controlling Stockholders, and General Surgical Florida, Inc. (Filed as an exhibit to the Registrant’s Form 8-K filed on February 9, 2018 and incorporated by reference herein)
10.27	Distribution Agreement, dated February 5, 2018, by and between Vera Acquisition, LLC, and Biotech Products Services and Research, Inc. (Filed as an exhibit to the Registrant’s Form 8-K filed on February 9, 2018 and incorporated by reference herein)

Exhibit Number	Description of Exhibit
10.28	Separation and General Release Agreement, dated April 6, 2018, by and between Peter Taddeo, and Mint Organics, Inc., Mint Organics Florida, Inc., Biotech Products Services and Research, Inc. and Ian T. Bothwell (Filed as an exhibit to the Registrant’s Form 8-K filed on April 12, 2018 and incorporated by reference herein)
10.29	Share Purchase and General Release Agreement, dated April 6, 2018, by and between Peter Taddeo and Biotech Products Services and Research, Inc. and Mint Organics, Inc. (Filed as an exhibit to the Registrant’s Form 8-K filed on April 12, 2018 and incorporated by reference herein)
10.30+	Amendment No. 2, dated April 6, 2018, to Employment Agreement between Biotech Products Services and Research, Inc. and Ian T. Bothwell (Filed as an exhibit to the Registrant’s Form 8-K filed on April 12, 2018 and incorporated by reference herein)
10.31+	Amendment No. 2, dated April 6, 2018, to Employment Agreement between Biotech Products Services and Research, Inc. and Maria I. Mitrani (Filed as an exhibit to the Registrant’s Form 8-K filed on April 12, 2018 and incorporated by reference herein)
10.32	Form of Employment Agreement (Filed as an exhibit to the Registrant’s Form 8-K filed on April 26, 2018 and incorporated by reference herein)
10.33	Form of 2018 6% Convertible Debenture Issued by Biotech Products Services And Research, Inc., a Nevada corporation (Filed as an exhibit to the Registrant’s Form 10-K filed on November 1, 2018 and incorporated by reference herein)
10.34	Consulting Services Agreement effective as of March 30, 2020 between Assure Immune L.L.C and the Company (Filed as an exhibit to the Registrant’s Form 8-K filed on April 30, 2020 and incorporated by reference herein)
10.35+	Amended and Restated Employment Agreement between Organicell Regenerative Medicine Inc. and Albert Mitrani dated June 29, 2020 (Filed as an exhibit to the Registrant’s Form 10-K filed on October 16, 2020 and incorporated by reference herein)
10.36+	Amended and Restated Employment Agreement between Organicell Regenerative Medicine Inc. and Dr. Maria Mitrani dated June 29, 2020 (Filed as an exhibit to the Registrant’s Form 10-K filed on October 16, 2020 and incorporated by reference herein)
10.37+	Amended and Restated Employment Agreement between Organicell Regenerative Medicine Inc. and Ian T. Bothwell dated June 29, 2020 (Filed as an exhibit to the Registrant’s Form 10-K filed on October 16, 2020 and incorporated by reference herein)
10.38+	Warrant for the purchase of shares of common stock of Organicell Regenerative Medicine inc. issued to Ian Bothwell dated February 26, 2020 (Filed as an exhibit to the Registrant’s Form 10-K filed on October 16, 2020 and incorporated by reference herein)
10.39	Warrant for the purchase of shares of common stock of Organicell Regenerative Medicine inc. issued to Raymond Zoeller dated May 15, 2020 (Filed as an exhibit to the Registrant’s Form 10-K filed on October 16, 2020 and incorporated by reference herein)
21.1	Subsidiaries of the Registrant (Filed as an exhibit to Registrant’s Form 10-K filed on February 8, 2021 and incorporated by reference herein)
23.1*	Consent of Marcum LLP
23.2	Consent of Gutiérrez Bergman Boulris, PLLC (included in Exhibit 5.1 to be filed by amendment)
24*	Power of Attorney (included in the Signature Page hereto)
101.INS **	XBRL Instance Document
101.SCH**	XBRL Taxonomy Extension Schema Document
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB**	XBRL Taxonomy Extension Labels Linkbase Document
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

+	Management compensation plan or arrangement.
*	Filed herewith.
**	Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934 and otherwise are not subject to liability under those sections.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement;

(a) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B of the Securities Act or other than prospectuses filed in reliance on Rule 430A of the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized to this registration statement to be signed on its behalf by the undersigned, in Miami Beach, Florida, on July 14, 2021.

ORGANICELL REGENERATIVE MEDICINE, INC.

By:	/s/ Albert Mitrani
Albert Mitrani
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Ian T. Bothwell
Ian T. Bothwell
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Albert Mitrani and Ian T. Bothwell, and each of them, as a true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for each of them and in each name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.  In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following person in the capacities and on the dates stated.

Signature	Title	Date

/s/ Albert Mitrani	Chief Executive Officer, President, Chief Operating Officer and	July 14, 2021
Albert Mitrani	Secretary, Director (Principal Executive Officer)

/s/ Ian T. Bothwell	Chief Financial Officer, Director	July 14, 2021
Ian T. Bothwell	(Principal Financial and Accounting Officer)

/s/ Maria Ines Mitrani	Chief Science Officer, Director	July 14, 2021
Maria Ines Mitrani

/s/ George Shapiro	Chief Medical Officer, Director	July 14, 2021
George Shapiro

/s/ Allen Meglin	Director	July 14, 2021
Allen Meglin

/s/ Michael Carbonara	Director	July 14, 2021
Michael Carbonara